Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232952

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)
6.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share	$402,500,000	$52,244.50

(1)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated August 1, 2019)

14,000,000 Shares

New Residential Investment Corp.
6.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

We are offering 14,000,000 shares of our 6.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, with a liquidation preference of $25.00 per share (the “Series C Preferred Stock”) by this prospectus supplement and the accompanying prospectus. Holders of the Series C Preferred Stock will be entitled to receive cumulative cash dividends (i) from and including the original issue date to, but excluding, February 15, 2025 at a fixed rate equal to 6.375% per annum of the $25.00 per share liquidation preference (equivalent to $1.59375 per annum per share) and (ii) from and including February 15, 2025, at a floating rate per annum equal to three-month LIBOR plus a spread of 4.969% per annum. Dividends will be payable quarterly in arrears on or about the 15th day of February, May, August and November of each year, when and as declared, beginning on May 15, 2020 (long first Dividend Period (as defined herein)). Dividends will accumulate and be cumulative from, and including, the original issue date of the Series C Preferred Stock.

The Series C Preferred Stock is not redeemable by us prior to February 15, 2025, except under circumstances where it is necessary to preserve our qualification as a real estate investment trust (“REIT”), for U.S. federal income tax purposes and except as described below upon the occurrence of a Change of Control (as defined herein). On or after February 15, 2025, we may, at our option, subject to certain procedural requirements, redeem any or all of the shares of the Series C Preferred Stock for cash at a redemption price of $25.00 per share of the Series C Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. In addition, upon the occurrence of a Change of Control, we may, at our option, subject to certain procedural requirements, redeem any or all of the shares of the Series C Preferred Stock within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into shares of our common stock, par value $0.01 per share (our “common stock”), in connection with a Change of Control by the holders of the Series C Preferred Stock.

Upon the occurrence of a Change of Control, each holder of the Series C Preferred Stock will have the right (subject to our election to redeem the Series C Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the shares of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series C Preferred Stock equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series C Preferred Stock plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price (as defined herein); and
•	2.89352 (the “Share Cap”), subject to certain adjustments as explained herein;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

No current market exists for the Series C Preferred Stock. We intend to apply to list the shares of the Series C Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “NRZ PR C.” If the application is approved, trading of the Series C Preferred Stock on the NYSE is expected to commence within 30 days after the original issue date of the Series C Preferred Stock. Our common stock is traded on the NYSE under the symbol “NRZ.”

There are restrictions on ownership of the Series C Preferred Stock intended to preserve our qualification as a REIT. Please see the sections entitled “Description of the Series C Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement and “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus. In addition, except under limited circumstances as described in this prospectus supplement, holders of the Series C Preferred Stock generally do not have any voting rights.

Investing in the Series C Preferred Stock involves a number of risks. Before making a decision to invest in the Series C Preferred Stock, you should read the discussion of material risks of investing in the Series C Preferred Stock in “Risk Factors” beginning on page S-15 of this prospectus supplement and in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$25.00	$350,000,000
Underwriting discount	$0.7875	$11,025,000
Proceeds to us (before expenses)	$24.2125	$338,975,000
(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.

We have granted the underwriters an option to purchase up to 2,100,000 additional shares of the Series C Preferred Stock solely to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.

The underwriters are offering the shares of the Series C Preferred Stock subject to certain conditions. The underwriters expect that the shares of the Series C Preferred Stock will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 14, 2020.

Joint Book-Running Managers
BofA Securities	J.P. Morgan	Morgan Stanley	RBC Capital Markets	UBS Investment Bank
Keefe, Bruyette & Woods A Stifel Company			Citigroup
Co-Managers
B. Riley FBR	BTIG	Credit Suisse	Raymond James	Wedbush Securities

The date of this prospectus supplement is February 11, 2020.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, shares of the Series C Preferred Stock only in jurisdictions where the offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference, as the case may be, regardless of the time of delivery of this prospectus supplement or of any sale of shares of the Series C Preferred Stock.

All references to “we,” “our,” “us,” “the Company” and “New Residential” in this prospectus supplement and the accompanying prospectus mean New Residential Investment Corp. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company.

Prospectus Supplement

Prospectus

S-i

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC prior to the completion of this offering. This permits us to disclose important information to you by referring to these filed documents. Any information referenced in this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any such information filed by us with the SEC subsequent to the date of this prospectus supplement (but prior to the completion of this offering) will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have already filed with the SEC, except that any information which is furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01) and not filed shall not be deemed incorporated by reference herein:

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 19, 2019;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 2, 2019, August 1, 2019 and October 29, 2019, respectively;
•	Current Reports on Form 8-K, filed with the SEC on February 22, 2019, March 15, 2019, April 15, 2019, May 24, 2019, June 18 2019, June 26, 2019, July 2, 2019, July 26, 2019, August 2, 2019, August 9, 2019, August 15, 2019, August 16, 2019, August 21, 2019, September 6, 2019, September 13, 2019, September 20, 2019, October 2, 2019, October 18, 2019 and November 6, 2019;
•	The portions of our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed on April 11, 2019, which are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018;
•	The description of our common stock set forth in our Registration Statement on Form 10, as amended, filed on April 29, 2013, including any amendment or report filed for the purpose of updating such description;
•	The description of our Series A Preferred Stock included in our Registration Statement on Form 8-A, filed on July 2, 2019, including any amendment or report filed for the purpose of updating such description; and
•	The description of our Series B Preferred Stock included in our Registration Statement on Form 8-A, filed on August 15, 2019, including any amendment or report filed for the purpose of updating such description.

Whenever after the date of this prospectus supplement (but prior to the completion of this offering) we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be a part of this prospectus supplement and the accompanying prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Requests should be directed to New Residential Investment Corp., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations (telephone number (212) 479-3150 and email address ir@newresicom). Our SEC filings are also available free of charge at our website (www.newresi.com). The information on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, our financing needs and the size and attractiveness of market opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations, cash flows or financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. As set forth more fully under the heading “Risk Factors” contained in Part I, Item IA in our Annual Report on Form 10-K for the year ended December 31, 2018, under the heading “Risk Factors” contained in Part II, Item 1A. in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference herein, and under the heading “Risk Factors” beginning on page S-15 of this prospectus supplement, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	reductions in the value of, or cash flows received from, our investments;
•	the quality and size of the investment pipeline and our ability to take advantage of investment opportunities at attractive risk-adjusted prices;
•	the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested;
•	our ability to deploy capital accretively and the timing of such deployment;
•	our counterparty concentration and default risks in Nationstar Mortgage LLC (d/b/a Mr. Cooper, “Mr. Cooper”), LoanCare, LLC (“LoanCare”), OneMain Holdings, Inc. (“OneMain”), PHH Mortgage Corporation (“PHH”) and other third parties;
•	events, conditions or actions that might occur at Mr. Cooper, LoanCare, OneMain, PHH and other third parties, as well as the continued effect of prior events;
•	a lack of liquidity surrounding our investments, which could impede our ability to vary our portfolio in an appropriate manner;
•	the impact that risks associated with subprime mortgage loans and consumer loans, as well as deficiencies in servicing and foreclosure practices, may have on the value of our mortgage servicing rights (“MSRs”), excess mortgage servicing rights (“Excess MSRs”), servicer advance investments, residential mortgage-backed securities (“RMBS”), residential mortgage loans and consumer loan portfolios;
•	the risks related to our acquisitions of Shellpoint Partners LLC (“Shellpoint”) and certain assets from the bankruptcy estate of Ditech Holding Company and Ditech Financial LLC (“Ditech”), as well as ownership of entities that perform origination and servicing affiliated services;
•	the risks that default and recovery rates on our MSRs, Excess MSRs, servicer advance investments, servicer advance receivables, RMBS, residential mortgage loans and consumer loans deteriorate compared to our underwriting estimates;
•	changes in prepayment rates on the loans underlying certain of our assets, including, but not limited to, our MSRs or Excess MSRs;
•	the risk that projected recapture rates on the loan pools underlying our MSRs or Excess MSRs are not achieved;

•	servicer advances may not be recoverable or may take longer to recover than we expect, which could cause us to fail to achieve our targeted return on our servicer advance investments or MSRs;
•	impairments in the value of the collateral underlying our investments and the relation of any such impairments to our judgments as to whether changes in the market value of our securities or loans are temporary or not and whether circumstances bearing on the value of such assets warrant changes in carrying values;
•	the relative spreads between the yield on the assets in which we invest and the cost of financing;
•	adverse changes in the financing markets we access affecting our ability to finance our investments on attractive terms, or at all;
•	changing risk assessments by lenders that potentially lead to increased margin calls, not extending our repurchase agreements or other financings in accordance with their current terms or not entering into new financings with us;
•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;
•	the availability and terms of capital for future investments;
•	changes in economic conditions generally and the real estate and bond markets specifically;
•	competition within the finance and real estate industries;
•	the legislative/regulatory environment, including, but not limited to, the impact of the Dodd-Frank Act, U.S. government programs intended to grow the economy, future changes to tax laws, the federal conservatorship of Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) and legislation that permits modification of the terms of residential mortgage loans;
•	the risk that Fannie Mae or Freddie Mac and collectively with Fannie Mae, the government-sponsored enterprises (“GSEs”) or other regulatory initiatives or actions may adversely affect returns from investments in MSRs and Excess MSRs;
•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes and the potentially onerous consequences that any failure to maintain such qualification would have on our business;
•	our ability to maintain our exclusion from registration under the Investment Company Act of 1940 (the “1940 Act”) and the fact that maintaining such exclusion imposes limits on our operations;
•	the impact of current or future legal proceedings and regulatory investigations and inquiries;
•	the impact of any material transactions with FIG LLC (our “Manager”) or one of its affiliates, including the impact of any actual, potential or perceived conflicts of interest; and
•	effects of the completed merger of Fortress Investment Group LLC (“Fortress”) with affiliates of SoftBank Group Corp.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus supplement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entireties. In evaluating forward-looking statements, you should consider the discussion regarding risks and uncertainties under “Risk Factors” in this prospectus supplement and in our reports filed with the SEC. We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before making a decision to invest in the Series C Preferred Stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully before making an investment decision, especially the risks of investing in the Series C Preferred Stock discussed under “Risk Factors” herein and therein and our consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

NEW RESIDENTIAL INVESTMENT CORP.

General

New Residential is a publicly traded REIT and a leading provider of capital and services to the mortgage and financial services industry. The NYSE lists our common stock under the trading symbol “NRZ,” our Series A Preferred Stock (as defined below) under the trading symbol “NRZ PR A” and our Series B Preferred Stock (as defined below) under the trading symbol “NRZ PR B.”

During the fourth quarter of 2019, due to the acquisition of select assets and liabilities from Ditech that are core to the forward origination and servicing businesses of our origination and servicing subsidiary NewRez LLC (“NewRez”), we reevaluated the composition of our reportable segments based on the significance of certain business activities to our operations and performance evaluation, which drive resource allocation. Since the fourth quarter of 2019, we have been managing and reviewing our consolidated operations through the following six reportable segments: (i) origination, (ii) servicing, (iii) MSR related investments, (iv) residential securities and loans, (v) consumer loans, and (vi) corporate, instead of the following reportable segments prior to that time: (i) servicing and originations, (ii) residential securities and loans, (iii) consumer loans and (iv) corporate. Reporting of the new segmentation will be included in our Annual Report on Form 10-K for the year ended December 31, 2019, with historical financial segment information restated to conform to the new segment presentation.

We seek to generate long-term value for our investors by using our investment expertise to identify, manage and invest in mortgage related assets, including operating companies, that offer attractive risk-adjusted returns. Our investment strategy also involves opportunistically pursuing acquisitions and seeking to establish strategic partnerships that we believe enable us to maximize the value of the mortgage loans we originate and/or service by offering products and services to customers, servicers, and other parties through the lifecycle of transactions that affect each mortgage loan and underlying residential property.

We are externally managed by our Manager, an affiliate of Fortress. We are able to draw upon the long-standing expertise and resources of Fortress, a global investment management firm. Pursuant to the terms of our management agreement with our Manager, our Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. For its services, our Manager is entitled to an annual management fee and is eligible to receive incentive compensation, depending upon our performance. An affiliate of our Manager will also receive options relating to shares of our common stock in connection with this offering.

Recent Developments

As part of a previously announced earnings release, we disclosed the following preliminary results of operations for our fourth quarter and full year ended December 31, 2019.

Preliminary Unaudited Financial Results for the Fourth Quarter and Full Year Ended December 31, 2019

	4Q 2019	3Q 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
Summary Operating Results:
GAAP Net Income per Diluted Common Share(1)	$0.51	$0.54	$1.34	$2.81
GAAP Net Income	$211.8 million	$224.6 million	$550.0 million	$964.0 million

	4Q 2019	3Q 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
Non-GAAP Results:
Core Earnings per Diluted Common Share(1)	$0.61	$0.50	$2.17	$2.38
Core Earnings(2)	$255.4 million	$207.3 million	$886.8 million	$815.2 million

NRZ Common Dividend:
Common Dividend per Share(1)	$0.50	$0.50	$2.00	$2.00
Common Dividend	$207.8 million	$207.8 million	$831.0 million	$692.7 million
(1)	Per common share calculations of GAAP Net Income and Core Earnings are based on 408,990,107 average diluted shares during the full year ended December 31, 2019; 343,137,361 average diluted shares during the full year ended December 31, 2018; 415,673,185 weighted average diluted shares during the quarter ended December 31, 2019; and 415,588,238 weighted average diluted shares during the quarter ended September 30, 2019. Per share calculations of Common Dividend are based on 415,520,780 basic shares outstanding as of December 31, 2019 and September 30, 2019; 415,520,780 basic shares outstanding as of June 30, 2019; 415,429,677 basic shares outstanding as of March 31, 2019; 369,104,429 basic shares outstanding as of December 31, 2018; 340,354,429 basic shares outstanding as of September 30, 2018; 339,862,769 basic shares outstanding as of June 30, 2018; and 336,135,391 basic shares outstanding as of March 31, 2018.
(2)	Core Earnings is a non-GAAP measure. For a reconciliation of Core Earnings to GAAP Net Income, as well as an explanation of this measure, please refer to “Non-GAAP Measures and Reconciliation to GAAP Net Income” below.

Our preliminary financial results described above may change as a result of the completion of our closing procedures for the quarter and year ended December 31, 2019 and, as a result, our final results upon completion of the closing procedures may vary from the preliminary estimates. These results, which are the responsibility of our management, were prepared by our management in connection with the preparation of our financial statements and are based upon a number of assumptions. Additional items that may require adjustments to the preliminary operating results may be identified and could result in material changes to our estimated preliminary operating results. The preliminary operating results are inherently uncertain and we undertake no obligation to update this information. Ernst & Young LLP, the Company’s independent registered public accounting firm, has not audited, reviewed or performed any procedures with respect to this preliminary financial information. Accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance with respect thereto. See “Risk Factors—Risks Related to Our Business—Our preliminary financial results for the fourth quarter and year ended December 31, 2019 are prepared by our management. Our auditors have not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our financial results upon completion of the closing procedures may vary from the preliminary estimates.”

Non-GAAP Measures and Reconciliation to GAAP Net Income

	Three Months Ended		Year Ended December 31,
	December 31, 2019	September 30, 2019	2019	2018
Net income attributable to common stockholders	$211,780	$224,584	$550,015	$963,967
Adjustments for Non-Core Earnings:
Impairment	5,360	(5,123)	35,344	90,641
Change in fair value of investments in mortgage servicing rights	(100,344)	45,541	171,915	(244,624)
Change in fair value of servicer advance investments	5,644	(6,641)	(10,288)	89,332
Change in fair value of investments in residential mortgage loans	145,308	7,290	43,009	(74,162)
Change in fair value of derivative instruments	31,113	(41,910)	49,699	113,558
(Gain) loss on settlement of investments, net	(112,584)	(114,325)	(158,640)	(96,319)
Other (income) loss	(44,487)	35,271	(27,985)	11,425
Other Income and Impairment attributable to non-controlling interests	(4,495)	(994)	(13,548)	(22,247)
Non-capitalized transaction-related expenses	31,984	8,155	56,289	21,946
Incentive compensation to affiliate	42,627	36,307	91,892	94,900

	Three Months Ended		Year Ended December 31,
	December 31, 2019	September 30, 2019	2019	2018
Preferred stock management fee to affiliate	1,588	1,055	2,642	—
Deferred taxes	20,127	(6,652)	38,207	(80,054)
Interest income on residential mortgage loans, held-for sale	15,648	18,852	60,689	13,374
Limit on RMBS discount accretion related to called deals	—	(34)	(19,590)	(58,581)
Adjust consumer loans to level yield	355	1,922	5,239	(21,181)
Core earnings of equity method investees:
Excess mortgage servicing rights	5,803	3,987	11,905	13,183
Core Earnings	$255,427	$207,286	$886,794	$815,158

Net Income Per Diluted Share	$0.51	$0.54	$1.34	$2.81
Core Earnings Per Diluted Share	$0.61	$0.50	$2.17	$2.38
Weighted Average Number of Shares of Common Stock Outstanding, Diluted	415,673,185	415,588,238	408,990,107	343,137,361

The reconciliation of estimated preliminary Net Income to Core Earnings results was calculated based on our preliminary estimates of the expected base case differences between Net Income and Core Earnings. Similar to the estimated preliminary operating results noted above, our final reconciliation upon completion of our closing procedures may vary from the preliminary estimates.

We have five primary variables that impact our operating performance: (i) the current yield earned on our investments, (ii) the interest expense under the debt incurred to finance our investments, (iii) our operating expenses and taxes, (iv) our realized and unrealized gains or losses, including any impairment, on our investments, and (v) income from our origination and servicing businesses. “Core earnings” is a non-GAAP measure of our operating performance, excluding the fourth variable above and adjusts the earnings from the consumer loan investment to a level yield basis. Core earnings is used by management to evaluate our performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of our recurring operations, are subject to significant variability and are generally limited to a potential indicator of future economic performance; (ii) incentive compensation paid to our manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

Our definition of core earnings includes accretion on held-for-sale loans as if they continued to be held-for-investment. Although we intend to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe.

During the period prior to sale, we continue to receive cash flows from such loans and believe that it is appropriate to record a yield thereon. In addition, our definition of core earnings excludes all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because we believe deferred taxes are not representative of current operations. Our definition of core earnings also limits accreted interest income on RMBS where we receive par upon the exercise of associated call rights based on the estimated value of the underlying collateral, net of related costs including advances. We created this limit in order to be able to accrete to the lower of par or the net value of the underlying collateral, in instances where the net value of the underlying collateral is lower than par. We believe this amount represents the amount of accretion we would have expected to earn on such bonds had the call rights not been exercised.

Our investments in consumer loans are accounted for under Accounting Standards Codification (“ASC”) No. 310-20 and ASC No. 310-30, including certain non-performing consumer loans with revolving privileges that are explicitly excluded from being accounted for under ASC No. 310-30. Under ASC No. 310-20, the recognition of expected losses on these non-performing consumer loans is delayed in comparison to the level yield methodology under ASC No. 310-30, which recognizes income based on an expected cash flow model reflecting an investment’s lifetime expected losses. The purpose of the core earnings adjustment to adjust consumer loans to a level yield is to present income recognition across the consumer loan portfolio in the manner in which it is economically earned, avoid potential delays in loss recognition, and align it with our overall portfolio of mortgage-related assets which generally record income on a level yield basis. With respect to consumer loans classified as held-for-sale, the level yield is computed through the expected sale date. With respect to the gains recorded under GAAP in 2014 and 2016 as a result of a refinancing of the debt related to our investments in consumer loans, and the consolidation of entities that own our investments in consumer loans, respectively, we continue to record a level yield on those assets based on their original purchase price.

While incentive compensation paid to our manager may be a material operating expense, we exclude it from core earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from core earnings, and (ii) it is impractical to determine the portion of the expense related to core earnings and non-core earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to core earnings, we note that, as an example, in a given period, we may have core earnings in excess of the incentive compensation threshold but incur losses (which are excluded from core earnings) that reduce total earnings below the incentive compensation threshold. In such case, we would either need to (a) allocate zero incentive compensation expense to core earnings, even though core earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to core earnings, even though no incentive compensation was actually incurred. We believe that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to our non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-core earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of our core operations, as they are considered by management to be similar to realized losses incurred at acquisition. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when we acquire certain investments, as well as costs associated with the acquisition and integration of acquired businesses.

Since the third quarter of 2018, as a result of our acquisition of Shellpoint, we, through our wholly owned subsidiary, NewRez (formerly New Penn Financial), originate conventional, government-insured and nonconforming residential mortgage loans for sale and securitization. In connection with the transfer of loans to the GSEs or mortgage investors, we report realized gains or losses on the sale of originated residential mortgage loans and retention of mortgage servicing rights, which we believe is an indicator of performance for the Servicing and Origination segments and therefore included in core earnings. Realized gains or losses on the sale of originated residential mortgage loans had no impact on core earnings in any prior period, but may impact core earnings in future periods.

Beginning with the third quarter of 2019, as a result of the continued evaluation of how Shellpoint operates its business and its impact on our operating performance, core earnings includes Shellpoint’s GAAP net income with the exception of the unrealized gains or losses due to changes in valuation inputs and assumptions on MSRs owned by NewRez, and non-capitalized transaction-related expenses. This change was not material to core earnings for the quarter ended September 30, 2019.

Management believes that the adjustments to compute “core earnings” specified above allow investors and analysts to readily identify and track the operating performance of the assets that form the core of our activity, assist in comparing the core operating results between periods, and enable investors to evaluate our current core performance using the same measure that management uses to operate the business. Management also utilizes core earnings as a measure in its decision-making process relating to improvements to the underlying fundamental operations of our investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions. Core earnings excludes certain recurring items, such as gains and losses (including impairment as well as derivative activities) and non-capitalized transaction-related expenses, because they are not considered by management to be part of our core operations for the reasons described herein. As such, core earnings is not intended to reflect all of our activity and should be considered as only one of the factors used by management in assessing our performance, along with GAAP net income which is inclusive of all of our activities.

The primary differences between core earnings and the measure we use to calculate incentive compensation relate to (i) realized gains and losses (including impairments), (ii) non-capitalized transaction-related expenses and

(iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from core earnings and included in our incentive compensation measure (either immediately or through amortization). In addition, our incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike core earnings, our incentive compensation measure is intended to reflect all realized results of operations. The gain on remeasurement of consumer loans investment was treated as an unrealized gain for the purposes of calculating incentive compensation and was therefore excluded from such calculation.

Core earnings does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flows from operating activities, each as determined in accordance with U.S. GAAP, and our calculation of this measure may not be comparable to similarly entitled measures reported by other companies.

Our Corporate Information

Our principal executive offices are located at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. Our telephone number is (212) 479-3150. Our web address is www.newresi.com. The information on or otherwise accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement, accompanying prospectus or any other report or document we file with or furnish to the SEC.

THE OFFERING

This summary of the offering provides a brief overview of the key aspects of the Series C Preferred Stock. You should read carefully this prospectus supplement and the accompanying prospectus to understand fully the terms of the Series C Preferred Stock, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Series C Preferred Stock. You should pay special attention to the “Risk Factors” section beginning on page S-15 of this prospectus supplement to determine whether an investment in the Series C Preferred Stock is appropriate for you.

Issuer
New Residential Investment Corp.
Securities Offered
We are offering 14,000,000 shares of the Series C Preferred Stock ($350,000,000 aggregate liquidation preference), with each share of the Series C Preferred Stock having a par value of $0.01 and a liquidation preference of $25.00, plus up to 2,100,000 additional shares upon the exercise of the underwriters’ over-allotment option.

We may elect from time to time to issue additional shares of the Series C Preferred Stock without notice to, or consent from, the existing holders of the Series C Preferred Stock, and all such additional Series C Preferred Stock would be deemed to form a single series with the shares offered by this prospectus supplement and the accompanying prospectus.

Dividends
Holders of the Series C Preferred Stock will be entitled to receive cumulative cash dividends (i) from and including the original issue date to, but excluding, February 15, 2025 (the “Fixed Rate Period”) at a fixed rate equal to 6.375% per annum of the $25.00 per share liquidation preference (equivalent to $1.59375 per annum per share of the Series C Preferred Stock) and (ii) from and including February 15, 2025 (the “Floating Rate Period”), at a floating rate per annum equal to three-month LIBOR plus a spread of 4.969% per annum.

Dividends will be payable quarterly in arrears on or about the 15th day of February, May, August and November of each year (each, a “dividend payment date”), when and as declared, provided that if any dividend payment date is not a business day, as defined in the certificate of designations (as defined herein), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends payable for any Dividend Period during the Fixed Rate Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any Dividend Period during the Floating Rate Period will be calculated on the basis of a 360-day year and the number of days actually elapsed in such Dividend Period. Dividends will accumulate and be cumulative from, and including, the original issue date, which is expected to be February 14, 2020. The first dividend, payable on or about May 15, 2020 (long first Dividend Period) in the amount of $0.4028646 per share of the Series C Preferred Stock, will be paid to the persons who are the holders of record of the Series C Preferred Stock at the close of business on the corresponding dividend record date, which will be on or about April 15, 2020.

Optional Redemption
The Series C Preferred Stock is perpetual and has no maturity date. Generally, the Series C Preferred Stock is not redeemable by us prior to February 15, 2025, except under circumstances where it is necessary to preserve our qualification as a REIT for U.S. federal income tax purposes and except as described below under “Description of the Series C Preferred Stock—Redemption—Special Optional Redemption.” On and after February 15, 2025, we may, at our option, subject to certain procedural requirements, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share of the Series C Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. See “Description of the Series C Preferred Stock—Redemption—Optional Redemption.” The holders of the Series C Preferred Stock will not have the right to require redemption.
Special Optional Redemption
Upon the occurrence of a Change of Control, we may, at our option, subject to certain procedural requirements, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share of the Series C Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series C Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of the Series C Preferred Stock will not have any right to convert the Series C Preferred Stock as described below under “Description of the Series C Preferred Stock—Conversion Rights” with respect to the shares of the Series C Preferred Stock called for redemption. Please see the section entitled “Description of the Series C Preferred Stock—Redemption—Special Optional Redemption” in this prospectus supplement.

A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all our capital stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of the Series C Preferred Stock will have the right, subject to our election to redeem the Series C Preferred Stock in whole or in part prior to the Change of Control Conversion Date, to convert some or all of the Series C Preferred Stock on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series C Preferred Stock equal to the lesser of:
•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series C Preferred Stock plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price; and
•	2.89352, subject to adjustments to this Share Cap for any splits, subdivisions or combinations of our common stock;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and

“Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of the Series C Preferred Stock in the event of a Change of Control, and for other important information, please see the section entitled “Description of the Series C Preferred Stock—Conversion Rights.”

Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series C Preferred Stock will have the right to receive $25.00 per share of the Series C Preferred Stock, plus any accumulated and unpaid dividends to, but excluding, the date of payment, before any payment is made to the holders of our common stock Please see the section entitled “Description of the Series C Preferred Stock—Liquidation Preference.”
Voting Rights
Holders of the Series C Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series C Preferred Stock for six or more quarterly Dividend Periods (whether or not consecutive), the holders of the Series C Preferred Stock (voting together as class with the holders of our 7.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the holders of our 7.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and the holders of all other classes or series of our preferred stock we have issued or may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election referred to below), will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends that we owe on the Series C Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series C Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock is required for us to authorize or issue any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our amended and restated certificate of incorporation (as defined herein) so as to materially and adversely affect any rights of the Series C Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series C Preferred Stock—Voting Rights.”
Ranking
The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us that expressly indicate are subordinated to the Series C

Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (2) on a parity with all equity securities issued by us, including our currently outstanding Series A Preferred Stock and Series B Preferred Stock, other than the equity securities referred to in clauses (1) and (3); (3) junior to all equity securities issued by us and approved by at least two-thirds of the outstanding shares of Series C Preferred Stock with terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and other liabilities and to all liabilities and preferred equity of our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series C Preferred Stock— Ranking.”

At September 30, 2019, we and our subsidiaries had approximately $32.3 billion of indebtedness and other liabilities ranking senior to the Series C Preferred Stock. Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series C Preferred Stock.

Preemptive Rights
No holders of the Series C Preferred Stock will have any preemptive rights to purchase or subscribe for our common stock or any other security.
Listing
We intend to apply to list the Series C Preferred Stock on the NYSE under the symbol “NRZ PR C.” If approved, trading of the Series C Preferred Stock on the NYSE is expected to commence within 30 days after the original issue date of the shares. While the underwriters have advised us that they intend to make a market in the Series C Preferred Stock prior to commencement of any trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series C Preferred Stock will develop prior to commencement of trading or, if developed, will be maintained or be liquid.
Use of Proceeds
We estimate that the net proceeds from our sale of the Series C Preferred Stock in this offering will be approximately $338,695,000 (or $389,541,250 if the underwriters exercise their over-allotment option to purchase additional shares of the Series C Preferred Stock in full) after deducting the expenses of this offering and the underwriting discount. We intend to use the net proceeds from our sale of the Series C Preferred Stock in this offering for investments and general corporate purposes. See “Use of Proceeds.”
Manager Options
Options relating to 1,400,000 shares of our common stock (or 1,610,000 shares if the underwriters exercise their option to purchase additional shares of the Series C

Preferred Stock in full) at an exercise price per share of the Series C Preferred Stock equal to $17.41, which is the closing price of our common stock on the date of this prospectus supplement, representing 10% of the number of shares of the Series C Preferred Stock being offered by us hereby, have been approved by the compensation committee of our board of directors to be granted pursuant to and in accordance with the terms of our Nonqualified Stock Option and Incentive Award Plan, as amended (the “Plan”), to our Manager or an affiliate of our Manger in connection with this offering, and subject to adjustment if the underwriters exercise their option to purchase additional shares of the Series C Preferred Stock. The options are fully vested as of the date of grant, become exercisable as to 1/30 of the shares to which it is subject on the first day of each of the 30 calendar months following the first month after the date of the grant and expire on the tenth anniversary of the date of grant.

These options will be settled in an amount of cash equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price, unless advance approval is made to settle the option in shares.

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC.
Book-Entry and Form
The Series C Preferred Stock will be represented by one or more global certificates in definitive fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.
U.S. Federal Income Tax Considerations
For a discussion of the material U.S. federal income tax considerations of owning and disposing of the Series C Preferred Stock and any common stock received upon conversion of the Series C Preferred Stock, please see the sections entitled “Supplement to U.S. Federal Income Tax Considerations” in this prospectus supplement and “U.S. Federal Income Tax Considerations” in the accompanying prospectus. See “Description of the Series C Preferred Stock—Restrictions on Ownership and Transfers of Stock.”
Risk Factors
Investing in the Series C Preferred Stock involves risks that are described under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference herein.

RISK FACTORS

In evaluating an investment in the Series C Preferred Stock, you should consider carefully the following risk factors and the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference in this prospectus supplement and in the accompanying prospectus, in addition to the other risks and uncertainties described in this prospectus supplement, any other documents incorporated by reference herein and, if applicable, in any free writing prospectus we may provide you in connection with this offering.

Risks Related to Our Business

Our preliminary financial results for the fourth quarter and year ended December 31, 2019 were prepared by our management. Our auditors have not audited, reviewed or performed any procedures with respect to this preliminary financial information. Our final results upon completion of the closing procedures may vary from the preliminary estimates.

The preliminary financial results included under “Prospectus Supplement Summary—Recent Developments” were prepared by our management in connection with the preparation of our financial statements and are based upon a number of assumptions. We are still in the process of preparing our full financial statements for the fourth quarter and year ended December 31, 2019. Additional items that may require adjustments to the preliminary operating results may be identified and could result in material changes to our estimated preliminary operating results. Ernst & Young LLP has not audited, reviewed or performed any procedures with respect to this preliminary financial information. As a result, our final results upon completion of the closing procedures may vary from the preliminary estimates.

We may not be able to successfully operate our business strategy or generate sufficient revenue to make or sustain distributions to our stockholders.

We cannot assure you that we will be able to successfully operate our business or implement our operating policies and strategies. There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders, or any distributions at all. Our results of operations and our ability to make or sustain distributions to our stockholders depend on several factors, including the availability of opportunities to acquire attractive assets, the level and volatility of interest rates, the availability of adequate short- and long-term financing, and conditions in the real estate market, the financial markets and economic conditions.

The value of our investments is based on various assumptions that could prove to be incorrect and could have a negative impact on our financial results.

When we make investments, we base the price we pay and, in some cases, the rate of amortization of those investments on, among other things, our projection of the cash flows from the related pool of loans. We generally record such investments on our balance sheet at fair value, and we measure their fair value on a recurring basis. Our projections of the cash flow from our investments, and the determination of the fair value thereof, are based on assumptions about various factors, including, but not limited to:

•	rates of prepayment and repayment of the underlying loans;
•	potential fluctuations in prevailing interest rates and credit spreads;
•	rates of delinquencies and defaults, and related loss severities;
•	costs of engaging a subservicer to service MSRs;
•	market discount rates;
•	in the case of MSRs and Excess MSRs, recapture rates; and
•	in the case of servicer advance investments and servicer advances receivable, the amount and timing of servicer advances and recoveries.

Our assumptions could differ materially from actual results. The use of different estimates or assumptions in connection with the valuation of these investments could produce materially different fair values for such investments, which could have a material adverse effect on our consolidated financial position and results of operations. The ultimate realization of the value of our investments may be materially different than the fair values of such investments.

We refer to our MSRs, mortgage servicing rights financing receivables, Excess MSRs, and the base fee portion of the related MSRs included in our servicer advance investments, collectively, as our interests in MSRs.

With respect to our investments in interests in MSRs, residential mortgage loans and consumer loans, and a portion of our RMBS, when the related loans are prepaid as a result of a refinancing or otherwise, the related cash flows payable to us will either, in the case of interest-only RMBS, and/or interests in MSRs, cease (unless, in the case of our interests in MSRs, the loans are recaptured upon a refinancing), or we will cease to receive interest income on such investments, as applicable. Borrowers under residential mortgage loans and consumer loans are generally permitted to prepay their loans at any time without penalty. Our expectation of prepayment rates is a significant assumption underlying our cash flow projections. Prepayment rate is the measurement of how quickly borrowers pay down the unpaid principal balance (“UPB”) of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. A significant increase in prepayment rates could materially reduce the ultimate cash flows and/or interest income, as applicable, we receive from our investments, and we could ultimately receive substantially less than what we paid for such assets, decreasing the fair value of our investments. If the fair value of our investment portfolio decreases, we would generally be required to record a non-cash charge, which would have a negative impact on our financial results. Consequently, the price we pay to acquire our investments may prove to be too high if there is a significant increase in prepayment rates.

The values of our investments are highly sensitive to changes in interest rates. Historically, the value of MSRs, which underpin the value of our investments, including interests in MSRs, has increased when interest rates rise and decreased when interest rates decline due to the effect of changes in interest rates on prepayment rates. Prepayment rates could increase as a result of a general economic recovery or other factors, which would reduce the value of our interests in MSRs.

Moreover, delinquency rates have a significant impact on the value of our investments. When the UPB of mortgage loans cease to be a part of the aggregate UPB of the serviced loan pool (for example, when delinquent loans are foreclosed on or repurchased, or otherwise sold, from a securitized pool), the related cash flows payable to us, as the holder of an interest in the related MSR, cease. An increase in delinquencies will generally result in lower revenue because typically we will only collect on our interests in MSRs from the Government National Mortgage Association (“Ginnie Mae” and, collectively with the GSEs, the “Agencies” (with each of Fannie Mae, Freddie Mac and Ginnie Mae an “Agency”)) and other Agencies or mortgage owners for performing loans. An increase in delinquencies with respect to the loans underlying our servicer advances could also result in a higher advance balance and the need to obtain additional financing, which we may not be able to do on favorable terms or at all. Additionally, in the case of residential mortgage loans, consumer loans and RMBS that we own, an increase in foreclosures could result in an acceleration of repayments, resulting in a decrease in interest income. Alternatively, increases in delinquencies and defaults could also adversely affect our investments in RMBS, residential mortgage loans and/or consumer loans if and to the extent that losses are suffered on residential mortgage loans, consumer loans or, in the case of RMBS, the residential mortgage loans underlying such RMBS. Accordingly, if delinquencies are significantly greater than expected, the estimated fair value of these investments could be diminished. As a result, we could suffer a loss, which would have a negative impact on our financial results.

We are party to several “recapture agreements” whereby our MSR or Excess MSR is retained if the applicable New Residential Mortgage LLC (“NRM” or “Servicing Partner” when contextually applicable) originates a new loan the proceeds of which are used to repay a loan underlying an MSR or Excess MSR in our portfolio. We believe that such agreements will mitigate the impact on our returns in the event of a rise in voluntary prepayment rates, with respect to investments where we have such agreements. There are no assurances, however, that counterparties will enter into such arrangements with us in connection with any future investment in MSRs or Excess MSRs. We are not party to any such arrangements with respect to any of our investments other than MSRs and Excess MSRs.

If the applicable Servicing Partner does not meet anticipated recapture targets, the servicing cash flow on a given pool could be significantly lower than projected, which could have a material adverse effect on the value of our MSRs or Excess MSRs and consequently on our business, financial condition, results of operations and cash flows.

Servicer advances may not be recoverable or may take longer to recover than we expect, which could cause us to fail to achieve our targeted return on our servicer advance investments or MSRs.

We are generally required to make servicer advances related to the pools of loans for which we are the named servicer. In addition, we have agreed (in the case of Mr. Cooper, together with certain third-party investors) to purchase from certain of the servicers and subservicers that we engage, which we refer to as our “Servicing Partners,” all servicer advances related to certain loan pools, as a result of which we are entitled to amounts representing repayment for such advances. During any period in which a borrower is not making payments, a servicer is generally required under the applicable servicing agreement to advance its own funds to cover the principal and interest remittances due to investors in the loans, pay property taxes and insurance premiums to third parties, and to make payments for legal expenses and other protective advances. The servicer also advances funds to maintain, repair and market real estate properties on behalf of investors in the loans.

Repayment of servicer advances and payment of deferred servicing fees are generally made from late payments and other collections and recoveries on the related residential mortgage loan (including liquidation, insurance and condemnation proceeds) or, if the related servicing agreement provides for a “general collections backstop,” from collections on other residential mortgage loans to which such servicing agreement relates. The rate and timing of payments on servicer advances and deferred servicing fees are unpredictable for several reasons, including the following:

•	payments on the servicer advances and the deferred servicing fees depend on the source of repayment, and whether and when the related servicer receives such payment. Certain servicer advances are reimbursable only out of late payments and other collections and recoveries on the related residential mortgage loan, while others are also reimbursable out of principal and interest collections with respect to all residential mortgage loans serviced under the related servicing agreement, and as a consequence, the timing of such reimbursement is highly uncertain;
•	the length of time necessary to obtain liquidation proceeds may be affected by conditions in the real estate market or the financial markets generally, the availability of financing for the acquisition of the real estate and other factors, including, but not limited to, government intervention;
•	the length of time necessary to effect a foreclosure may be affected by variations in the laws of the particular jurisdiction in which the related mortgaged property is located, including whether or not foreclosure requires judicial action;
•	the requirements for judicial actions for foreclosure (which can result in substantial delays in reimbursement of servicer advances and payment of deferred servicing fees), which vary from time to time as a result of changes in applicable state law; and
•	the ability of the related servicer to sell delinquent residential mortgage loans to third parties prior to a sale of the underlying real estate, resulting in the early reimbursement of outstanding unreimbursed servicer advances in respect of such residential mortgage loans.

As home values change, the servicer may have to reconsider certain of the assumptions underlying its decisions to make advances. In certain situations, its contractual obligations may require the servicer to make certain advances for which it may not be reimbursed. In addition, when a residential mortgage loan defaults or becomes delinquent, the repayment of the advance may be delayed until the residential mortgage loan is repaid or refinanced, or a liquidation occurs. To the extent that one of our Servicing Partners fails to recover the servicer advances in which we have invested, or takes longer than we expect to recover such advances, the value of our investment could be adversely affected and we could fail to achieve our expected return and suffer losses.

Servicing agreements related to residential mortgage securitization transactions generally require a residential mortgage servicer to make servicer advances in respect of serviced residential mortgage loans unless the servicer determines in good faith that the servicer advance would not be ultimately recoverable from the proceeds of the related residential mortgage loan, mortgaged property or mortgagor. In many cases, if the servicer determines that a servicer advance previously made would not be recoverable from these sources, the servicer is entitled to withdraw funds from the related custodial account in respect of payments on the related pool of serviced mortgages to reimburse the related servicer advance. This is what is often referred to as a “general collections backstop.” The timing of when a servicer may utilize a general collections backstop can vary (some contracts require actual liquidation of the related loan first, while others do not), and contracts vary in terms of the types of servicer advances for which reimbursement from a general collections backstop is available. Accordingly, a servicer may not ultimately be reimbursed if both (i) the payments from related loan, property or mortgagor payments are insufficient for reimbursement, and (ii) a general collections backstop is not available or is insufficient. Also, if a servicer improperly makes a servicer advance, it would not be entitled to reimbursement. While we do not expect recovery rates to vary materially during the term of our investments, there can be no assurance regarding future recovery rates related to our portfolio.

We rely heavily on our Servicing Partners to achieve our investment objective and have no direct ability to influence their performance.

The value of substantially all of our investments is dependent on the satisfactory performance of servicing obligations by the related mortgage servicer or subservicer, as applicable. The duties and obligations of mortgage servicers are defined through contractual agreements, generally referred to as Servicing Guides in the case of GSEs, the MBS Guide in the case of Ginnie Mae or pooling agreements, securitization servicing agreements, pooling and servicing agreements or other similar agreements (collectively, “PSAs”) in the case of RMBS issued by either public trusts or private label securitization (“Non-Agency”) RMBS (collectively, the “Servicing Guidelines”). The duties of the subservicers we engage to service the loans underlying our MSRs are contained in subservicing agreements with our subservicers. The duties of a subservicer under a subservicing agreement may not be identical to the obligations of the servicer under Servicing Guidelines. Our interests in MSRs are subject to all of the terms and conditions of the applicable Servicing Guidelines. Servicing Guidelines generally provide for the possibility of termination of the contractual rights of the servicer in the absolute discretion of the owner of the mortgages being serviced (or the required bondholders in the case of Non-Agency RMBS). Under the Agency Servicing Guidelines, the servicer may be terminated by the applicable Agency for any reason, “with” or “without” cause, for all or any portion of the loans being serviced for such Agency. In the event mortgage owners (or bondholders) terminate the servicer (regardless of whether such servicer is a subsidiary of New Residential or one of its subservicers), the related interests in MSRs would under most circumstances lose all value on a going forward basis. If the servicer is terminated as servicer for any Agency pools, the servicer’s right to service the related mortgage loans will be extinguished and our interests in related MSRs will likely lose all of their value. Any recovery in such circumstances, in the case of Non-Agency RMBS, will be highly conditioned and may require, among other things, a new servicer willing to pay for the right to service the applicable residential mortgage loans while assuming responsibility for the origination and prior servicing of the residential mortgage loans. In addition, in the case of Agency MSRs, any payment received from a successor servicer will be applied first to pay the applicable Agency for all of its claims and costs, including claims and costs against the servicer that do not relate to the residential mortgage loans for which we own interests in the MSRs. A termination could also result in an event of default under our related financings. It is expected that any termination of a servicer by mortgage owners (or bondholders) would take effect across all mortgages of such mortgage owners (or bondholders) and would not be limited to a particular vintage or other subset of mortgages. Therefore, it is possible that all investments with a given servicer would lose all their value in the event mortgage owners (or bondholders) terminate such servicer. See “—We have significant counterparty concentration risk in certain of our Servicing Partners, and are subject to other counterparty concentration and default risks.” As a result, we could be materially and adversely affected if one of our Servicing Partners is unable to adequately carry out its duties as a result of:

•	its failure to comply with applicable laws and regulations;
•	its failure to comply with contractual and financing obligations and covenants;
•	a downgrade in, or failure to maintain, any of its servicer ratings;
•	its failure to maintain sufficient liquidity or access to sources of liquidity;
•	its failure to perform its loss mitigation obligations;
•	its failure to perform adequately in its external audits;
•	a failure in or poor performance of its operational systems or infrastructure;
•	regulatory or legal scrutiny or regulatory actions regarding any aspect of a servicer’s operations, including, but not limited to, servicing practices and foreclosure processes lengthening foreclosure timelines;
•	an Agency’s or a whole-loan owner’s transfer of servicing to another party; or
•	any other reason.

In the ordinary course of business, our Servicing Partners are subject to numerous legal proceedings, federal, state or local governmental examinations, investigations or enforcement actions which could adversely affect their reputation and their liquidity, financial position and results of operations. Mortgage servicers, including certain of our Servicing Partners, have experienced heightened regulatory scrutiny and enforcement actions, and our Servicing Partners could be adversely affected by the market’s perception that they could experience, or continue to experience, regulatory issues. See “—Certain of our Servicing Partners have been and are subject to federal and state regulatory matters and other litigation, which may adversely impact us.”

Loss mitigation techniques are intended to reduce the probability that borrowers will default on their loans and to minimize losses when defaults occur, and they may include the modification of mortgage loan rates, principal balances and maturities. If any of our Servicing Partners fail to adequately perform their loss mitigation obligations, we could be required to make or purchase, as applicable, servicer advances in excess of those that we might otherwise have had to make or purchase, and the time period for collecting servicer advances may extend. Any increase in servicer advances or material increase in the time to resolution of a defaulted loan could result in increased capital requirements and financing costs for us and our co-investors and could adversely affect our liquidity and net income. In the event that one of our servicers from which we are obligated to purchase servicer advances is required by the applicable Servicing Guidelines to make advances in excess of amounts that we or, in the case of Mr. Cooper, the co-investors, are willing or able to fund, such servicer may not be able to fund these advance requests, which could result in a termination event under the applicable Servicing Guidelines, an event of default under our advance facilities and a breach of our purchase agreement with such servicer. As a result, we could experience a partial or total loss of the value of our servicer advance investments.

MSRs and servicer advances are subject to numerous federal, state and local laws and regulations and may be subject to various judicial and administrative decisions. If the Servicing Partner actually or allegedly failed to comply with applicable laws, rules or regulations, it could be terminated as the servicer, and could lead to civil and criminal liability, loss of licensing, damage to our reputation and litigation, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, servicer advances that are improperly made may not be eligible for financing under our facilities and may not be reimbursable by the related securitization trust or other owner of the residential mortgage loan, which could cause us to suffer losses.

Favorable servicer ratings from third-party rating agencies, such as S&P Global Ratings (“S&P”), Moody’s Investors Service (“Moody’s”) and Fitch Ratings (“Fitch”), are important to the conduct of a mortgage servicer’s loan servicing business, and a downgrade in a Servicing Partner’s servicer ratings could have an adverse effect on the value of our interests in MSRs and result in an event of default under our financings. Downgrades in a Servicing Partner’s servicer ratings could adversely affect our ability to finance our assets and maintain their status as an approved servicer by Fannie Mae and Freddie Mac. Downgrades in servicer ratings could also lead to the early termination of existing advance facilities and affect the terms and availability of financing that a Servicing Partner or we may seek in the future. A Servicing Partner’s failure to maintain favorable or specified ratings may cause their termination as a servicer and may impair their ability to consummate future servicing transactions, which could result in an event of default under our financing for servicer advances and have an adverse effect on the value of our investments because we will rely heavily on Servicing Partners to achieve our investment objectives and have no direct ability to influence their performance.

For additional information about the ways in which we may be affected by mortgage servicers, see “—The value of our interests in MSRs, servicer advances, residential mortgage loans and RMBS may be adversely affected by deficiencies in servicing and foreclosure practices, as well as related delays in the foreclosure process.”

A number of lawsuits, including class-actions, have been filed against mortgage servicers alleging improper servicing in connection with residential non-agency mortgage securitizations. Investors in, and counterparties to, such securitizations may commence legal action against us and responding to such claims, and any related losses, could negatively impact our business.

A number of lawsuits, including class actions, have been filed against mortgage servicers alleging improper servicing in connection with residential non-agency mortgage securitizations. Investors in, and counterparties to, such securitizations may commence legal action against us and responding to such claims, and any related losses, could negatively impact our business. The number of counterparties on behalf of which we service loans significantly increases as the size of our non-agency MSR portfolio increases and we may become subject to claims and legal proceedings, including purported class-actions, in the ordinary course of our business, challenging whether our loan servicing practices and other aspects of our business comply with applicable laws, agreements and regulatory requirements. We are unable to predict whether any such claims will be made, the ultimate outcome of any such claims, the possible loss, if any, associated with the resolution of such claims or the potential impact any such claims may have on us or our business and operations. Regardless of the merit of any such claims or lawsuits, defending any claims or lawsuits may be time consuming and costly and we may be required to expend significant internal resources and incur material expenses, and management time may be diverted from other aspects of our business, in connection therewith. Further, if our efforts to defend any such claims or lawsuits are not successful, our business could be materially and adversely affected. As a result of investor and other counterparty claims, we could also suffer reputational damage and trustees, lenders and other counterparties could cease wanting to do business with us.

Certain of our Servicing Partners have been and are subject to federal and state regulatory matters and other litigation, which may adversely impact us.

Regulatory actions or legal proceedings against certain of our Servicing Partners could increase our financing costs or operating expenses, reduce our revenues or otherwise materially adversely affect our business, financial condition, results of operations and liquidity. Such Servicing Partners may be subject to additional federal and state regulatory matters in the future that could materially and adversely affect the value of our investments to the extent we rely on them to achieve our investment objectives because we have no direct ability to influence their performance. Certain of our Servicing Partners have disclosed certain matters in their periodic reports filed with the SEC, and there can be no assurance that such events will not have a material adverse effect on them. We are currently evaluating the impact of such events and cannot assure you what impact these events may have or what actions we may take under our agreements with the servicer. In addition, any of our Servicing Partners could be removed as servicer by the related loan owner or certain other transaction counterparties, which could have a material adverse effect on our interests in the loans and MSRs serviced by such Servicing Partner.

In addition, certain of our Servicing Partners have been and continue to be subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations and threatened legal actions and proceedings. In connection with formal and informal inquiries, such Servicing Partners may receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their activities, including whether certain of their residential loan servicing and originations practices, bankruptcy practices and other aspects of their business comply with applicable laws and regulatory requirements. Such Servicing Partners cannot provide any assurance as to the outcome of any of the aforementioned actions, proceedings or inquiries, or that such outcomes will not have a material adverse effect on their reputation, business, prospects, results of operations, liquidity or financial condition.

Completion of certain pending transactions related to MSRs (the “MSR Transactions”) is subject to various closing conditions, involves significant costs, and we cannot assure you if, when or the terms on which such transactions will close. Failure to complete the pending MSR Transactions could adversely affect our future business and results of operations.

We have entered into an agreement for Ocwen to transfer its remaining interests in $110.0 billion of UPB of non-Agency MSRs (the “Ocwen Subject MSRs”) to our subsidiaries, NRM and NewRez. We currently hold certain interests in the Ocwen Subject MSRs (including all servicer advances) pursuant to existing agreements with Ocwen. The transfer of Ocwen’s interests in the Ocwen Subject MSRs is subject to numerous consents of third parties and certain actions by rating agencies. While certain of the Ocwen Subject MSRs have previously transferred to our subsidiaries, there is no assurance that we will be able to obtain such consents in order to transfer Ocwen’s interests in the Ocwen Subject MSRs to our subsidiaries. We have spent considerable time and resources, and incurred substantial costs, in connection with the negotiation of such transaction and we will incur such costs even if the Ocwen Subject MSRs cannot be transferred to our subsidiaries. As of December 31, 2019, MSRs representing approximately $66.7 billion UPB of underlying loans have been transferred pursuant to the Ocwen Transaction. Economics related to the remaining MSRs subject to the Ocwen Transaction were transferred pursuant to the New Ocwen Agreements.

We may be unable to become the named servicer in respect of certain non-agency MSRs. If we are unable to become the named servicer in respect of any of the Ocwen Subject MSRs in accordance with the Ocwen Transaction, Ocwen has the right, in certain circumstances, to purchase from us our interests in the related MSRs. In such a situation, we will be required to sell Ocwen those assets (and will cease to receive income on those investments) and/or may be required to refinance certain indebtedness on terms that are not favorable to us.

Our ability to acquire MSRs may be subject to the approval of various third parties and such approvals may not be provided on a timely basis or at all, or may be subject to conditions, representations and warranties and indemnities.

Our ability to acquire MSRs may be subject to the approval of various third parties and such approvals may not be provided on a timely basis or at all, or may be conditioned upon our satisfaction of significant conditions which could require material expenditures and the provision of significant representations, warranties and indemnities. Such third parties may include the Agencies and the Federal Housing Finance Agency (“FHFA”) with respect to agency MSRs, and securitization trustees, master servicers, depositors, rating agencies and insurers, among others, with respect to non-agency MSRs. The process of obtaining any such approvals required for a servicing transfer, especially with respect to non-agency MSRs, may be time consuming and costly and we may be required to expend significant internal resources and incur material expenses in connection with such transactions. Further, the parties from whom approval is necessary may require that we provide significant representations and warranties and broad indemnities as a condition to their consent, which such representations and warranties and indemnities, if given, may expose us to material risks in addition to those arising under the related servicing agreements. Consenting parties may also charge a material consent fee and may require that we reimburse them for the legal expenses they incur in connection with their approval of the servicing transfer, which such expenses may include costs relating to substantial contract due diligence and may be significant. No assurance can be given that we will be able to successfully obtain the consents required to acquire the MSRs that we have agreed to purchase.

We have significant counterparty concentration risk in certain of our Servicing Partners and are subject to other counterparty concentration and default risks.

We are not restricted from dealing with any particular counterparty or from concentrating any or all of our transactions with a few counterparties. Any loss suffered by us as a result of a counterparty defaulting, refusing to conduct business with us or imposing more onerous terms on us would also negatively affect our business, results of operations, cash flows and financial condition.

Our interests in MSRs relate to loans serviced or subserviced, as applicable, by our Servicing Partners. Certain of our Servicing Partners service and/or subservice a substantial portion of our interests in MSRs. If any of these Servicing Partners is the named servicer of the related MSR and is terminated, its servicing performance deteriorates, or in the event that any of them files for bankruptcy, our expected returns on these investments could be severely impacted. In addition, a large portion of the loans underlying our Non-Agency RMBS are serviced by certain of our Servicing Partners. We closely monitor our Servicing Partners’ mortgage servicing performance and overall operating performance, financial condition and liquidity, as well as their compliance with applicable regulations and Servicing Guidelines. We have various information, access and inspection rights in our agreements with these Servicing Partners that enable us to monitor aspects of their financial and operating performance and credit quality, which we periodically evaluate and discuss with their management. However, we have no direct ability to influence our Servicing Partners’ performance, and our diligence cannot prevent, and may not even help us anticipate, the termination of any such Servicing Partners’ servicing agreement or a severe deterioration of any of our Servicing Partners’ servicing performance on our portfolio of interests in MSRs.

Furthermore, certain of our Servicing Partners are subject to numerous legal proceedings, federal, state or local governmental examinations, investigations or enforcement actions, which could adversely affect their operations, reputation and liquidity, financial position and results of operations. See “—Certain of our Servicing Partners have been and are subject to federal and state regulatory matters and other litigation, which may adversely impact us” for more information.

None of our Servicing Partners has an obligation to offer us any future co-investment opportunity on the same terms as prior transactions, or at all, and we may not be able to find suitable counterparties from which to acquire interests in MSRs, which could impact our business strategy. See “—We rely heavily on our Servicing Partners to achieve our investment objective and have no direct ability to influence their performance.”

Repayment of the outstanding amount of servicer advances (including payment with respect to deferred servicing fees) may be subject to delay, reduction or set-off in the event that the related Servicing Partner breaches any of its obligations under the Servicing Guidelines, including, without limitation, any failure of such Servicing Partner to perform its servicing and advancing functions in accordance with the terms of such Servicing Guidelines. If any applicable Servicing Partner is terminated or resigns as servicer and the applicable successor servicer does not purchase all outstanding servicer advances at the time of transfer, collection of the servicer advances will be dependent on the performance of such successor servicer and, if applicable, reliance on such successor servicer’s compliance with the “first-in, first-out” or “FIFO” provisions of the Servicing Guidelines. In addition, such successor servicers may not agree to purchase the outstanding advances on the same terms as our current purchase arrangements and may require, as a condition of their purchase, modification to such FIFO provisions, which could further delay our repayment and adversely affect the returns from our investment.

We are subject to substantial other operational risks associated with our Servicing Partners in connection with the financing of servicer advances. In our current financing facilities for servicer advances, the failure of our Servicing Partner to satisfy various covenants and tests can result in an amortization event and/or an event of default. We have no direct ability to control our Servicing Partners’ compliance with those covenants and tests. Failure of our Servicing Partners to satisfy any such covenants or tests could result in a partial or total loss on our investment.

In addition, our Servicing Partners are party to our servicer advance financing agreements, with respect to those advances where they service or subservice the loans underlying the related MSRs. Our ability to obtain financing for these assets is dependent on our Servicing Partners’ agreement to be a party to the related financing agreements. If our Servicing Partners do not agree to be a party to these financing agreements for any reason, we may not be able to obtain financing on favorable terms or at all. Our ability to obtain financing on such assets is dependent on our Servicing Partners’ ability to satisfy various tests under such financing arrangements. Breaches and other events with respect to our Servicing Partners (which may include, without limitation, failure of a Servicing Partner to satisfy certain financial tests) could cause certain or all of the relevant servicer advance financing to become due and payable prior to maturity.

We are dependent on our Servicing Partners as the servicer or subservicer of the residential mortgage loans with respect to which we hold interests in MSRs, and their servicing practices may impact the value of certain of our assets. We may be adversely impacted:

•	By regulatory actions taken against our Servicing Partners;
•	By a default by one of our Servicing Partners under their debt agreements;
•	By downgrades in our Servicing Partners’ servicer ratings;
•	If our Servicing Partners fail to ensure their servicer advances comply with the terms of their Pooling and Servicing Agreements (“PSAs”);
•	If our Servicing Partners were terminated as servicer under certain PSAs;
•	If our Servicing Partners become subject to a bankruptcy proceeding; or
•	If our Servicing Partners fail to meet their obligations or are deemed to be in default under the indenture governing notes issued under any servicer advance facility with respect to which such Servicing Partner is the servicer.

Our interests in MSRs relate to loans serviced or subserviced, as applicable, by our Servicing Partners. Certain of our Servicing Partners service and/or subservice a substantial portion of our interests in MSRs. In addition, Mr. Cooper is currently the servicer for a significant portion of our loans, and the loans underlying our RMBS. If the servicing performance of one of our subservicers deteriorates, if one of our subservicers files for bankruptcy or if one of our subservicers is otherwise unwilling or unable to continue to subservice MSRs for us, our expected returns on these investments would be severely impacted. In addition, if a subservicer becomes subject to a regulatory consent order or similar enforcement proceeding, that regulatory action could adversely affect us in several ways. For example, the regulatory action could result in delays of transferring servicing from an interim subservicer to our designated successor subservicer or cause the subservicer’s performance to degrade. Any such development would negatively affect our expected returns on these investments, and such effect could be materially adverse to our business and results of operations. We closely monitor each subservicer’s mortgage servicing performance and overall operating performance, financial condition and liquidity, as well as its compliance with applicable regulations and GSE servicing guidelines. We have various information, access and inspection rights in our respective agreements with our subservicers that enable us to monitor their financial and operating performance and credit quality, which we periodically evaluate and discuss with each subservicer’s respective management. However, we have no direct ability to influence each subservicer’s performance, and our diligence cannot prevent, and may not even help us anticipate, a severe deterioration of each subservicer’s respective servicing performance on our MSR portfolio.

In addition, a material portion of the consumer loans in which we have invested are serviced by OneMain. If OneMain is terminated as the servicer of some or all of these portfolios, or in the event that it files for bankruptcy or is otherwise unable to continue to service such loans, our expected returns on these investments could be severely impacted.

Moreover, we are party to repurchase agreements with a limited number of counterparties. If any of our counterparties elected not to renew our repurchase agreements, we may not be able to find a replacement counterparty, which would have a material adverse effect on our financial condition.

Our risk-management processes may not accurately anticipate the impact of market stress or counterparty financial condition, and as a result, we may not take sufficient action to reduce our risks effectively. Although we will monitor our credit exposures, default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

In the event of a counterparty default, particularly a default by a major investment bank or Servicing Partner, we could incur material losses rapidly, and the resulting market impact of a major counterparty default could seriously harm our business, results of operations, cash flows and financial condition. In the event that one of our counterparties becomes insolvent or files for bankruptcy, our ability to eventually recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable legal regime governing the bankruptcy proceeding.

A bankruptcy of any of our Servicing Partners could materially and adversely affect us.

If any of our Servicing Partners becomes subject to a bankruptcy proceeding, we could be materially and adversely affected, and you could suffer losses, as discussed below.

A sale of MSRs or interests in MSRs and servicer advances or other assets, including loans, could be re-characterized as a pledge of such assets in a bankruptcy proceeding.

We believe that a mortgage servicer’s transfer to us of MSRs or interests in MSRs and servicer advances or any other asset transferred pursuant to a related purchase agreement, including loans, constitutes a sale of such assets, in which case such assets would not be part of such servicer’s bankruptcy estate. The servicer (as debtor-in-possession in the bankruptcy proceeding), a bankruptcy trustee appointed in such servicer’s bankruptcy proceeding, or any other party in interest, however, might assert in a bankruptcy proceeding MSRs or interests in MSRs and servicer advances or any other assets transferred to us pursuant to the related purchase agreement were not sold to us but were instead pledged to us as security for such servicer’s obligation to repay amounts paid by us to the servicer pursuant to the related purchase agreement. We generally create and perfect security interests with respect to the MSRs that we acquire, though we do not do so in all instances. If such assertion were successful, all or part of the MSRs or interests in MSRs and servicer advances or any other asset transferred to us pursuant to the related purchase agreement would constitute property of the bankruptcy estate of such servicer, and our rights against the servicer could be those of a secured creditor with a lien on such present and future assets. Under such circumstances, cash proceeds generated from our collateral would constitute “cash collateral” under the provisions of the U.S. bankruptcy laws. Under U.S. bankruptcy laws, the servicer could not use our cash collateral without either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under the U.S. bankruptcy laws. In addition, under such circumstances, an issue could arise as to whether certain of these assets generated after the commencement of the bankruptcy proceeding would constitute after-acquired property excluded from our entitlement pursuant to the U.S. bankruptcy laws.

If such a recharacterization occurs, the validity or priority of our security interest in the MSRs or interests in MSRs and servicer advances or other assets could be challenged in a bankruptcy proceeding of such servicer.

If the purchases pursuant to the related purchase agreement are recharacterized as secured financings as set forth above, we nevertheless created and perfected security interests with respect to the MSRs or interests in MSRs and servicer advances and other assets that we may have purchased from such servicer by including a pledge of collateral in the related purchase agreement and filing financing statements in appropriate jurisdictions. Nonetheless, to the extent we have created and perfected a security interest, our security interests may be challenged and ruled unenforceable, ineffective or subordinated by a bankruptcy court, and the amount of our claims may be disputed so as not to include all MSRs or interests in MSRs and servicer advances to be collected. If this were to occur, or if we have not created a security interest, then the servicer’s obligations to us with respect to purchased MSRs or interests in MSRs and servicer advances or other assets would be deemed unsecured obligations, payable from unencumbered assets to be shared among all of such servicer’s unsecured creditors. In addition, even if the security interests are found to be valid and enforceable, if a bankruptcy court determines that the value of the collateral is less than such servicer’s underlying obligations to us, the difference between such value and the total amount of such obligations will be deemed an unsecured “deficiency” claim and the same result will occur with respect to such unsecured claim. In addition, even if the security interest is found to be valid and enforceable, such servicer would have the right to use the proceeds of our collateral subject to either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under U.S. bankruptcy laws. Such servicer also would have the ability to confirm a chapter 11 plan over our objections if the plan complied with the “cramdown” requirements under U.S. bankruptcy laws.

Payments made by a servicer to us could be voided by a court under federal or state preference laws.

If one of our Servicing Partners were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, and our security interest (if any) is declared unenforceable, ineffective or subordinated, payments previously made by a servicer to us pursuant to the related purchase agreement may be recoverable on behalf of the bankruptcy estate as preferential transfers. Among other reasons, a payment could constitute a preferential transfer if a court were to find that the payment was a transfer of an interest of property of such servicer that:

•	Was made to or for the benefit of a creditor;
•	Was for or on account of an antecedent debt owed by such servicer before that transfer was made;
•	Was made while such servicer was insolvent (a company is presumed to have been insolvent on and during the 90 days preceding the date the company’s bankruptcy petition was filed);
•	Was made on or within 90 days (or if we are determined to be a statutory insider, on or within one year) before such servicer’s bankruptcy filing;
•	Permitted us to receive more than we would have received in a Chapter 7 liquidation case of such servicer under U.S. bankruptcy laws; and
•	Was a payment as to which none of the statutory defenses to a preference action apply.

If the court were to determine that any payments were avoidable as preferential transfers, we would be required to return such payments to such servicer’s bankruptcy estate and would have an unsecured claim against such servicer with respect to such returned amounts.

Payments made to us by such servicer, or obligations incurred by it, could be voided by a court under federal or state fraudulent conveyance laws.

The mortgage servicer (as debtor-in-possession in the bankruptcy proceeding), a bankruptcy trustee appointed in such servicer’s bankruptcy proceeding, or another party in interest could also claim that such servicer’s transfer to us of MSRs or interests in MSRs and servicer advances or other assets or such servicer’s agreement to incur obligations to us under the related purchase agreement was a fraudulent conveyance. Under U.S. bankruptcy laws and similar state insolvency laws, transfers made or obligations incurred could be voided if, among other reasons, such servicer, at the time it made such transfers or incurred such obligations: (a) received less than reasonably equivalent value or fair consideration for such transfer or incurrence and (b) either (i) was insolvent at the time of, or was rendered insolvent by reason of, such transfer or incurrence; (ii) was engaged in, or was about to engage in, a business or transaction for which the assets remaining with such servicer were an unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature. If any transfer or incurrence is determined to be a fraudulent conveyance, our Servicing Partner, as applicable (as debtor-in-possession in the bankruptcy proceeding), or a bankruptcy trustee on such Servicing Partner’s behalf would be entitled to recover such transfer or to avoid the obligation previously incurred.

Any purchase agreement pursuant to which we purchase interests in MSRs, servicer advances or other assets, including loans, or any subservicing agreement between us and a subservicer on our behalf could be rejected in a bankruptcy proceeding of one of our Servicing Partners or counterparties.

A mortgage servicer (as debtor-in-possession in the bankruptcy proceeding) or a bankruptcy trustee appointed in such servicer’s or counterparty’s bankruptcy proceeding could seek to reject the related purchase agreement or subservicing agreement with a counterparty and thereby terminate such servicer’s or counterparty’s obligation to service the MSRs or interests in MSRs and servicer advances or any other asset transferred pursuant to such purchase agreement, and terminate our right to acquire additional assets under such purchase agreement and our right to require such servicer to use commercially reasonable efforts to transfer servicing. If the bankruptcy court approved the rejection, we would have a claim against such servicer or counterparty for any damages from the rejection, and the resulting transfer of our interests in MSRs or servicing of the MSRs relating to our Excess MSRs to another subservicer may result in significant cost and may negatively impact the value of our interests in MSRs.

A bankruptcy court could stay a transfer of servicing to another servicer.

Our ability to terminate a subservicer or to require a mortgage servicer to use commercially reasonable efforts to transfer servicing rights to a new servicer would be subject to the automatic stay in such servicer’s bankruptcy proceeding. To enforce this right, we would have to seek relief from the bankruptcy court to lift such stay, and there is no assurance that the bankruptcy court would grant this relief.

Any Subservicing Agreement could be rejected in a bankruptcy proceeding.

If one of our Servicing Partners were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, such Servicing Partner (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could reject its subservicing agreement with us and terminate such Servicing Partner’s obligation to service the MSRs, servicer advances or loans in which we have an investment. Any claim we have for damages arising from the rejection of a subservicing agreement would be treated as a general unsecured claim for purposes of distributions from such Servicing Partner’s bankruptcy estate.

Our Servicing Partners could discontinue servicing.

If one of our Servicing Partners were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code, such Servicing Partner could be terminated as servicer (with bankruptcy court approval) or could discontinue servicing, in which case there is no assurance that we would be able to continue receiving payments and transfers in respect of the interests in MSRs, servicer advances and other assets purchased under the related purchase agreement or subserviced under the related subservicing agreement. Even if we were able to obtain the servicing rights or terminate the related subservicer, we may need to engage an alternate subservicer (which may not be readily available on acceptable terms or at all) or negotiate a new subservicing agreement with such servicer, which presumably would be on less favorable terms to us. Any engagement of an alternate subservicer by us would require the approval of the related RMBS trustees or the Agencies, as applicable.

An automatic stay under the United States Bankruptcy Code may prevent the ongoing receipt of servicing fees or other amounts due.

Even if we are successful in arguing that we own the interests in MSRs, servicer advances and other assets, including loans, purchased under the related purchase agreement, we may need to seek relief in the bankruptcy court to obtain turnover and payment of amounts relating to such assets, and there may be difficulty in recovering payments in respect of such assets that may have been commingled with other funds of such servicer.

A bankruptcy of any of our Servicing Partners may default our MSR, Excess MSR and servicer advance financing facilities and negatively impact our ability to continue to purchase interests in MSRs.

If any of our Servicing Partners were to file for bankruptcy or become the subject of a bankruptcy proceeding, it could result in an event of default under certain of our financing facilities that would require the immediate paydown of such facilities. In this scenario, we may not be able to comply with our obligations to purchase interests in MSRs and servicer advances under the related purchase agreements. Notwithstanding this inability to purchase, the related seller may try to force us to continue making such purchases. If it is determined that we are in breach of our obligations under our purchase agreements, any claims that we may have against such related seller may be subject to offset against claims such seller may have against us by reason of this breach.

Certain of our subsidiaries originate and service residential mortgage loans, which subject us to various operational risks that could have a negative impact on our financial results.

As a result of our previously disclosed acquisitions of Shellpoint Partners LLC and assets from the bankruptcy estate of Ditech, among others, certain subsidiaries of New Residential perform various mortgage and real estate related services, and have origination and servicing operations, which entail borrower-facing activities and employing personnel. Prior to such acquisitions, neither we nor any of our subsidiaries have previously originated or serviced loans directly, and owning entities that perform these and other operations could expose us to risks similar to those of our Servicing Partners, as well as various other risks, including, but not limited to those pertaining to:

•	risks related to compliance with applicable laws, regulations and other requirements;
•	significant increases in delinquencies for the loans;
•	compliance with the terms of related servicing agreements;
•	financing related servicer advances and the origination business;
•	expenses related to servicing high risk loans;
•	unrecovered or delayed recovery of servicing advances;
•	a general risk in foreclosure rates, which may ultimately reduce the number of mortgages that we service (also see-“The residential mortgage loans underlying the securities we invest in and the loans we directly invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.”);
•	maintaining the size of the related servicing portfolio and the volume of the origination business;
•	compliance with the Federal Housing Administration (“FHA”) underwriting guidelines; and
•	termination of government mortgage refinancing programs.

Any of the foregoing risks, among others, could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our subsidiaries that perform mortgage lending and servicing activities are subject to extensive regulation by federal, state and local governmental and regulatory authorities, and our subsidiaries’ business results may be significantly impacted by the existing and future laws and regulations to which they are subject. If our subsidiaries performing mortgage lending and servicing activities fail to operate in compliance with both existing and future statutory, regulatory and other requirements, our business, financial condition, liquidity and/or results of operations could be materially and adversely affected.

Our subsidiaries that perform mortgage lending and servicing activities are subject to extensive regulation by federal, state and local governmental and regulatory authorities, including the Consumer Financial Protection Bureau (“CFPB”), the Federal Trade Commission, the U.S. Department of Housing and Urban Development (“HUD”), the U.S. Department of Veterans Affairs (“VA”), the SEC and various state agencies that license, audit, investigate and conduct examinations of such subsidiaries’ mortgage servicing, origination, debt collection, and other activities. In the current regulatory environment, the policies, laws, rules and regulations applicable to our subsidiaries’ mortgage origination and servicing businesses have been rapidly evolving. Federal, state or local governmental authorities may continue to enact laws, rules or regulations that will result in changes in our and our subsidiaries’ business practices and may materially increase the costs of compliance. We are unable to predict whether any such changes will adversely affect our business.

We and our subsidiaries must comply with a large number of federal, state and local consumer protection laws including, among others, the Dodd-Frank Act, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, Real Estate Settlement Procedures Act, the Truth in Lending Act, the Fair Credit Reporting Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Equal Credit Opportunity Act, as well as individual state licensing and foreclosure laws and federal and local bankruptcy rules. These statutes apply to many facets of our subsidiaries’ businesses, including loan origination, default servicing and collections, use of credit reports, safeguarding of nonpublic personally identifiable information about customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and such statutes mandate certain disclosures and notices to borrowers. These requirements can and will change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced.

In addition, the GSEs, Ginnie Mae and other business counterparties subject our subsidiaries’ mortgage origination and servicing businesses to periodic examinations, reviews and audits, and we routinely conduct our own internal examinations, reviews and audits. These various examinations, reviews and audits of our subsidiaries’ businesses and related activities may reveal deficiencies in such subsidiaries’ compliance with our policies and other requirements to which they are subject. While we strive to investigate and remediate such deficiencies, there can be no assurance that our internal investigations will reveal any deficiencies or that any remedial measures that we implement, which could involve material expense, will ensure compliance with applicable policies, laws, regulations and other requirements or be deemed sufficient by the GSEs, Ginnie Mae, federal and local governmental authorities or other interested parties.

We and our subsidiaries devote substantial resources to regulatory compliance and regulatory inquiries, and we incur, and expect to continue to incur, significant costs in connection therewith. Our business, financial condition, liquidity and/or results of operations could be materially and adversely affected by the substantial resources we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory inquiries, including any fines, penalties, restitution or similar payments we may be required to make in connection with resolving such matters.

The actual or alleged failure of our mortgage origination and servicing subsidiaries to comply with applicable federal, state and local laws and regulations and GSE, Ginnie Mae and other business counterparty requirements, or to implement and adhere to adequate remedial measures designed to address any identified compliance deficiencies, could lead to:

•	the loss or suspension of licenses and approvals necessary to operate our or our subsidiaries’ business;
•	limitations, restrictions or complete bans on our or our subsidiaries’ business or various segments of our business;
•	our or our subsidiaries’ disqualification from participation in governmental programs, including GSE, Ginnie Mae, and VA programs;
•	breaches of covenants and representations under our servicing, debt, or other agreements;
•	negative publicity and damage to our reputation;
•	governmental investigations and enforcement actions;
•	administrative fines and financial penalties;
•	litigation, including class action lawsuits;
•	civil and criminal liability;
•	termination of our servicing and subservicing agreements or other contracts;
•	demands for us to repurchase loans;
•	loss of personnel who are targeted by prosecutions, investigations, enforcement actions or litigation;
•	a significant increase in compliance costs;
•	a significant increase in the resources we and our subsidiaries devote to regulatory compliance and regulatory inquiries;
•	an inability to access new, or a default under or other loss of current, liquidity and funding sources necessary to operate our business;
•	restrictions on our or our subsidiaries’ business activities;
•	impairment of assets; and
•	an inability to execute on our business strategy.

Any of these outcomes could materially and adversely affect our reputation, business, financial condition, prospects, liquidity and/ or results of operations.

We cannot guarantee that any such scrutiny and investigations will not materially adversely affect us. Additionally, in recent years, the general trend among federal, state and local lawmakers and regulators has been toward increasing laws, regulations and investigative proceedings with regard to residential mortgage lenders and servicers. The CFPB continues to take an active role in supervising the mortgage industry, and its rule-making and regulatory agenda relating to loan servicing and originations continues to evolve. Individual states have also been increasingly active in supervising non-bank mortgage lenders and servicers such as NewRez, and certain regulators have communicated recommendations, expectations or demands with respect to areas such as corporate governance, safety and soundness, risk and compliance management, and cybersecurity, in addition to their focus on traditional licensing and examination matters.

Following the 2018 Congressional elections, a level of heightened uncertainty exists with respect to the future of regulation of mortgage lending and servicing, including the future of the Dodd-Frank Act and CFPB. We cannot predict the specific legislative or executive actions that may result or what actions federal or state regulators might take in response to potential changes to the Dodd-Frank Act or to the federal regulatory environment generally. Such actions could impact the mortgage industry generally or us specifically, could impact our relationships with other regulators, and could adversely impact our business.

The CFPB and certain state regulators have increasingly focused on the use, and adequacy, of technology in the mortgage servicing industry. For example, in 2016, the CFPB issued a special edition supervision report that stressed the need for mortgage servicers to assess and make necessary improvements to their information technology systems in order to ensure compliance with the CFPB’s mortgage servicing requirements. The New York Department of Financial Services (“NY DFS”) also issued Cybersecurity Requirements for Financial Services Companies, effective in 2017, which requires banks, insurance companies, and other financial services institutions regulated by the NY DFS to establish and maintain a cybersecurity program designed to protect consumers and ensure the safety and soundness of New York State’s financial services industry. In addition, the California Consumer Privacy Act (“CCPA”), effective as of January 2020, requires businesses that maintain personal information of California residents, including certain mortgage lenders and servicers, to notify certain consumers when collecting their data, respond to consumer requests relating to the uses of their data, verify the identities of consumers who make requests, disclose details regarding transactions involving their data, and maintain records of consumer’ requests relating to their data, among various other obligations, and to create procedures designed to comply with CCPA requirements. The impact of the CCPA and its implementing regulations on our mortgage origination and servicing businesses remains uncertain, and may result in an increase in legal and compliance costs.

New regulatory and legislative measures, or changes in enforcement practices, including those related to the technology we use, could, either individually or in the aggregate, require significant changes to our business practices, impose additional costs on us, limit our product offerings, limit our ability to efficiently pursue business opportunities, negatively impact asset values or reduce our revenues. Accordingly, any of the foregoing could materially and adversely affect our business and our financial condition, liquidity and results of operations.

A failure to maintain minimum servicer ratings could have an adverse effect on our business, financing activities, financial condition or results of operations.

S&P, Moody’s and Fitch rates NewRez as a residential loan servicer, and a downgrade, or failure to maintain, any of our servicer ratings could:

•	adversely affect NewRez’s ability to maintain our status as an approved servicer by Fannie Mae and Freddie Mac;
•	adversely affect NewRez’s and/or New Residential’s ability to finance servicing advance receivables and certain other assets;
•	lead to the early termination of existing advance facilities and affect the terms and availability of advance facilities that we may seek in the future;
•	cause NewRez’s termination as servicer in our servicing agreements that require NewRez to maintain specified servicer ratings; and
•	further impair NewRez’s ability to consummate future servicing transactions.

Any of the above could adversely affect our business, financial condition and results of operations.

GSE initiatives and other actions, including changes to the minimum servicing amount for GSE loans, could occur at any time and could impact us in significantly negative ways that we are unable to predict or protect against.

The Federal Housing Finance Agency (“FHFA”) and other industry stakeholders or regulators may implement or require changes to current mortgage servicing practices and compensation that could have a material adverse effect on the economics or performance of our investments in MSRs.

Currently, when a loan is sold into the secondary market for Fannie Mae or Freddie Mac loans, the servicer is generally required to retain a minimum servicing amount (“MSA”) of 25 basis points of the UPB for fixed rate mortgages. As has been widely publicized, in September 2011, the FHFA announced that a Joint Initiative on Mortgage Servicing Compensation was seeking public comment on two alternative mortgage servicing compensation structures detailed in a discussion paper. Changes to the MSA structure could significantly impact our business in negative ways that we cannot predict or protect against. For example, the elimination of a MSA could radically change the mortgage servicing industry and could severely limit the supply of interests in MSRs available for sale. In addition, a removal of, or reduction in, the MSA could significantly reduce the recapture rate on the affected loan portfolio, which would negatively affect the investment return on our interests in MSRs. We cannot predict whether any changes to current MSA rules will occur or what impact any changes will have on our business, results of operations, liquidity or financial condition.

Our interests in MSRs may involve complex or novel structures.

Interests in MSRs may entail new types of transactions and may involve complex or novel structures. Accordingly, the risks associated with the transactions and structures are not fully known to buyers and sellers. In the case of interests in MSRs on Agency pools, Agencies may require that we submit to costly or burdensome conditions as a prerequisite to their consent to an investment in, or our financing of, interests in MSRs on Agency pools. Agency conditions, including capital requirements, may diminish or eliminate the investment potential of interests in MSRs on Agency pools by making such investments too expensive for us or by severely limiting the potential returns available from interests in MSRs on Agency pools.

It is possible that an Agency’s views on whether any such acquisition structure is appropriate or acceptable may not be known to us when we make an investment and may change from time to time for any reason or for no reason, even with respect to a completed investment. An Agency’s evolving posture toward an acquisition or disposition structure through which we invest in or dispose of interests in MSRs on Agency pools may cause such Agency to impose new conditions on our existing interests in MSRs on Agency pools, including the owner’s ability to hold such interests in MSRs on Agency pools directly or indirectly through a grantor trust or other means. Such new conditions may be costly or burdensome and may diminish or eliminate the investment potential of the interests in MSRs on Agency pools that are already owned by us. Moreover, obtaining such consent may require us or our co-investment counterparties to agree to material structural or economic changes, as well as agree to indemnification or other terms that expose us to risks to which we have not previously been exposed and that could negatively affect our returns from our investments.

Our ability to finance the MSRs and servicer advance receivables acquired in the MSR Transactions may depend on the related Servicing Partner’s cooperation with our financing sources and compliance with certain covenants.

We have in the past and intend to continue to finance some or all of the MSRs or servicer advance receivables acquired in the MSR Transactions, and as a result, we will be subject to substantial operational risks associated with the related Servicing Partners. In our current financing facilities for interests in MSRs and servicer advance receivables, the failure of the related Servicing Partner to satisfy various covenants and tests can result in an amortization event and/or an event of default. Our financing sources may require us to include similar provisions in any financing we obtain relating to the MSRs and servicer advances acquired in the MSR Transactions. If we decide to finance such assets, we will not have the direct ability to control any party’s compliance with any such covenants and tests and the failure of any party to satisfy any such covenants or tests could result in a partial or total loss on our investment. Some financing sources may be unwilling to finance any assets acquired in the MSR Transactions.

In addition, any financing for the MSRs and servicer advances acquired in the MSR Transactions may be subject to regulatory approval and the agreement of the relevant Servicing Partner to be party to such financing agreements. If we cannot get regulatory approval or these parties do not agree to be a party to such financing agreements, we may not be able to obtain financing on favorable terms or at all.

Mortgage servicing is heavily regulated at the U.S. federal, state and local levels, and each transfer of MSRs to our subservicer of such MSRs may not be approved by the requisite regulators.

Mortgage servicers must comply with U.S. federal, state and local laws and regulations. These laws and regulations cover topics such as licensing; allowable fees and loan terms; permissible servicing and debt collection practices; limitations on forced-placed insurance; special consumer protections in connection with default and foreclosure; and protection of confidential, nonpublic consumer information. The volume of new or modified laws and regulations has increased in recent years, and states and individual cities and counties continue to enact laws that either restrict or impose additional obligations in connection with certain loan origination, acquisition and servicing activities in those cities and counties. The laws and regulations are complex and vary greatly among the states and localities, and in some cases, these laws are in conflict with each other or with U.S. federal law. In connection with the MSR Transactions, there is no assurance that each transfer of MSRs to our selected subservicer will be approved by the requisite regulators. If regulatory approval for each such transfer is not obtained, we may incur additional costs and expenses in connection with the approval of another replacement subservicer.

We do not have legal title to the MSRs underlying our Excess MSRs or certain of our servicer advance investments.

We do not have legal title to the MSRs underlying our Excess MSRs or certain of the MSRs related to the transactions contemplated by the purchase agreements pursuant to which we acquire servicer advance investments or MSR financing receivables from Ocwen, Specialized Loan Servicing LLC (“SLS”) and Mr. Cooper, and are subject to increased risks as a result of the related servicer continuing to own the mortgage servicing rights. The validity or priority of our interest in the underlying mortgage servicing could be challenged in a bankruptcy proceeding of the servicer, and the related purchase agreement could be rejected in such proceeding. Any of the foregoing events might have a material adverse effect on our business, financial condition, results of operations and liquidity. As part of the Ocwen Transaction, we and Ocwen have agreed to cooperate to obtain any third party consents required to transfer Ocwen’s remaining interest in the Ocwen Subject MSRs to us. As noted above, however, there is no assurance that we will be successful in obtaining those consents.

Many of our investments may be illiquid, and this lack of liquidity could significantly impede our ability to vary our portfolio in response to changes in economic and other conditions or to realize the value at which such investments are carried if we are required to dispose of them.

Many of our investments are illiquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale, refinancing or other disposition. Dispositions of investments may be subject to contractual and other limitations on transfer or other restrictions that would interfere with subsequent sales of such investments or adversely affect the terms that could be obtained upon any disposition thereof.

Interests in MSRs are highly illiquid and may be subject to numerous restrictions on transfers, including without limitation the receipt of third-party consents. For example, the Servicing Guidelines of a mortgage owner may require that holders of Excess MSRs obtain the mortgage owner’s prior approval of any change of direct ownership of such Excess MSRs. Such approval may be withheld for any reason or no reason in the discretion of the mortgage owner. Moreover, we have not received and do not expect to receive any assurances from any GSEs that their conditions for the sale by us of any interests in MSRs will not change. Therefore, the potential costs, issues or restrictions associated with receiving such GSEs’ consent for any such dispositions by us cannot be determined with any certainty. Additionally, interests in MSRs may entail complex transaction structures and the risks associated with the transactions and structures are not fully known to buyers or sellers. As a result of the foregoing, we may be unable to locate a buyer at the time we wish to sell interests in MSRs. There is some risk that we will be required to dispose of interests in MSRs either through an in-kind distribution or other liquidation vehicle, which will, in either case, provide little or no economic benefit to us, or a sale to a co-investor in the interests in MSRs, which may be an affiliate. Accordingly, we cannot provide any assurance that we will obtain any return or any benefit of any kind from any disposition of interests in MSRs. We may not benefit from the full term of the assets and for the aforementioned reasons may not receive any benefits from the disposition, if any, of such assets.

In addition, some of our real estate and other securities may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. There are also no established trading markets for a majority of our intended investments. Moreover, certain of our investments, including our investments in consumer loans and certain of our interests in MSRs, are made indirectly through a vehicle that owns the underlying assets. Our ability to sell our interest may be contractually limited or prohibited. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited.

Our real estate and other securities have historically been valued based primarily on third-party quotations, which are subject to significant variability based on the liquidity and price transparency created by market trading activity. A disruption in these trading markets could reduce the trading for many real estate and other securities, resulting in less transparent prices for those securities, which would make selling such assets more difficult. Moreover, a decline in market demand for the types of assets that we hold would make it more difficult to sell our assets. If we are required to liquidate all or a portion of our illiquid investments quickly, we may realize significantly less than the amount at which we have previously valued these investments.

Market conditions could negatively impact our business, results of operations, cash flows and financial condition.

The market in which we operate is affected by a number of factors that are largely beyond our control but can nonetheless have a potentially significant, negative impact on us. These factors include, among other things:

•	interest rates and credit spreads;
•	the availability of credit, including the price, terms and conditions under which it can be obtained;
•	the quality, pricing and availability of suitable investments;
•	the ability to obtain accurate market-based valuations;
•	the ability of securities dealers to make markets in relevant securities and loans;
•	loan values relative to the value of the underlying real estate assets;
•	default rates on the loans underlying our investments and the amount of the related losses, and credit losses with respect to our investments;
•	prepayment and repayment rates, delinquency rates and legislative/regulatory changes with respect to our investments, and the timing and amount of servicer advances;
•	the availability and cost of quality Servicing Partners, and advance, recovery and recapture rates;
•	competition;
•	the actual and perceived state of the real estate markets, bond markets, market for dividend-paying stocks and public capital markets generally;
•	unemployment rates; and
•	the attractiveness of other types of investments relative to investments in real estate or REITs generally.

Changes in these factors are difficult to predict, and a change in one factor can affect other factors. For example, at various points in time, increased default rates in the subprime mortgage market played a role in causing credit spreads to widen, reducing availability of credit on favorable terms, reducing liquidity and price transparency of real estate related assets, resulting in difficulty in obtaining accurate mark-to-market valuations, and causing a negative perception of the state of the real estate markets and of REITs generally. Market conditions could be volatile or could deteriorate as a result of a variety of factors beyond our control with adverse effects to our financial condition.

The geographic distribution of the loans underlying, and collateral securing, certain of our investments subjects us to geographic real estate market risks, which could adversely affect the performance of our investments, our results of operations and financial condition.

The geographic distribution of the loans underlying, and collateral securing, our investments, including our interests in MSRs, servicer advances, Non-Agency RMBS and loans, exposes us to risks associated with the real estate and commercial lending industry in general within the states and regions in which we hold significant investments. These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; increased energy costs; unemployment; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, hurricanes, earthquakes or other natural disasters; and changes in interest rates.

As of December 31, 2019, 24.9% and 21.9% of the total UPB of the residential mortgage loans underlying our Excess MSRs and MSRs, respectively, was secured by properties located in California, which are particularly susceptible to natural disasters such as fires, earthquakes and mudslides. 7.6% and 6.9% of the total UPB of the residential mortgage loans underlying our Excess MSRs and MSRs, respectively, was secured by properties located in Florida, which are particularly susceptible to natural disasters such as hurricanes and floods. As of December 31, 2019, 36.6% of the collateral securing our Non-Agency RMBS was located in the Western U.S., 24.2% was located in the Southeastern U.S., 21.9% was located in the Northeastern U.S., 10.4% was located in the Midwestern U.S. and 5.8% was located in the Southwestern U.S. We were unable to obtain geographical information for 1.1% of the collateral. As a result of this concentration, we may be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio. To the extent any of the foregoing risks arise in states and regions where we hold significant investments, the performance of our investments, our results of operations, cash flows and financial condition could suffer a material adverse effect.

The value of our interests in MSRs, servicer advances, residential mortgage loans and RMBS may be adversely affected by deficiencies in servicing and foreclosure practices, as well as related delays in the foreclosure process.

Allegations of deficiencies in servicing and foreclosure practices among several large sellers and servicers of residential mortgage loans that surfaced in 2010 raised various concerns relating to such practices, including the improper execution of the documents used in foreclosure proceedings (so-called “robo signing”), inadequate documentation of transfers and registrations of mortgages and assignments of loans, improper modifications of loans, violations of representations and warranties at the date of securitization and failure to enforce put-backs.

As a result of alleged deficiencies in foreclosure practices, a number of servicers temporarily suspended foreclosure proceedings beginning in the second half of 2010 while they evaluated their foreclosure practices. In late 2010, a group of state attorneys general and state bank and mortgage regulators representing nearly all 50 states and the District of Columbia, along with the U.S. Justice Department and HUD, began an investigation into foreclosure practices of banks and servicers. The investigations and lawsuits by several state attorneys general led to a settlement agreement in early February 2012 with five of the nation’s largest banks, pursuant to which the banks agreed to pay more than $25.0 billion to settle claims relating to improper foreclosure practices. The settlement does not prohibit the states, the federal government, individuals or investors from pursuing additional actions against the banks and servicers in the future.

Under the terms of the agreements governing our servicer advance investments and MSRs, we (in certain cases, together with third-party co-investors) are required to make or purchase from certain of our Servicing Partners, servicer advances on certain loan pools. While a residential mortgage loan is in foreclosure, servicers are generally required to continue to advance delinquent principal and interest and to also make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent it determines that such amounts are recoverable. Servicer advances are generally recovered when the delinquency is resolved.

Foreclosure moratoria or other actions that lengthen the foreclosure process increase the amount of servicer advances we or our Servicing Partners are required to make and we are required to purchase, lengthen the time it takes for us to be repaid for such advances and increase the costs incurred during the foreclosure process. In addition, servicer advance financing facilities contain provisions that modify the advance rates for, and limit the eligibility of, servicer advances to be financed based on the length of time that servicer advances are outstanding, and, as a result, an increase in foreclosure timelines could further increase the amount of servicer advances that we need to fund with our own capital. Such increases in foreclosure timelines could increase our need for capital to fund servicer advances (which do not bear interest), which would increase our interest expense, reduce the value of our investment and potentially reduce the cash that we have available to pay our operating expenses or to pay dividends.

Even in states where servicers have not suspended foreclosure proceedings or have lifted (or will soon lift) any such delayed foreclosures, servicers, including our Servicing Partners, have faced, and may continue to face, increased delays and costs in the foreclosure process. For example, the current legislative and regulatory climate could lead borrowers to contest foreclosures that they would not otherwise have contested under ordinary circumstances, and servicers may incur increased litigation costs if the validity of a foreclosure action is challenged by a borrower. In general, regulatory developments with respect to foreclosure practices could result in increases in the amount of servicer advances and the length of time to recover servicer advances, fines or increases in operating expenses, and decreases in the advance rate and availability of financing for servicer advances. This would lead to increased borrowings, reduced cash and higher interest expense which could negatively impact our liquidity and profitability. Although the terms of our servicer advance investments contain adjustment mechanisms that would reduce the amount of performance fees payable to the related Servicing Partner if servicer advances exceed pre-determined amounts, those fee reductions may not be sufficient to cover the expenses resulting from longer foreclosure timelines.

The integrity of the servicing and foreclosure processes is critical to the value of the residential mortgage loans in which we invest and of the portfolios of loans underlying our interests in MSRs and RMBS, and our financial results could be adversely affected by deficiencies in the conduct of those processes. For example, delays in the foreclosure process that have resulted from investigations into improper servicing practices may adversely affect the values of, and result in losses on, these investments. Foreclosure delays may also increase the administrative expenses of the securitization trusts for the RMBS, thereby reducing the amount of funds available for distribution to investors.

In addition, the subordinate classes of securities issued by the securitization trusts may continue to receive interest payments while the defaulted loans remain in the trusts, rather than absorbing the default losses. This may reduce the amount of credit support available for senior classes of RMBS that we may own, thus possibly adversely affecting these securities. Additionally, a substantial portion of the $25.0 billion settlement is a “credit” to the banks and servicers for principal write-downs or reductions they may make to certain mortgages underlying RMBS. There remains uncertainty as to how these principal reductions will work and what effect they will have on the value of related RMBS. As a result, there can be no assurance that any such principal reductions will not adversely affect the value of our interests in MSRs and RMBS.

While we believe that the sellers and servicers would be in violation of the applicable Servicing Guidelines to the extent that they have improperly serviced mortgage loans or improperly executed documents in foreclosure or bankruptcy proceedings, or do not comply with the terms of servicing contracts when deciding whether to apply principal reductions, it may be difficult, expensive, time consuming and, ultimately, uneconomic for us to enforce our contractual rights. While we cannot predict exactly how the servicing and foreclosure matters or the resulting litigation or settlement agreements will affect our business, there can be no assurance that these matters will not have an adverse impact on our results of operations, cash flows and financial condition.

A failure by any or all of the members of Buyer to make capital contributions for amounts required to fund servicer advances could result in an event of default under our advance facilities and a complete loss of our investment.

New Residential and third-party co-investors, through a joint venture entity (Advance Purchaser LLC, the “Buyer”) have agreed to purchase all future arising servicer advances from Mr. Cooper under certain residential mortgage servicing agreements. Buyer relies, in part, on its members to make committed capital contributions in order to pay the purchase price for future servicer advances. A failure by any or all of the members to make such capital contributions for amounts required to fund servicer advances could result in an event of default under our advance facilities and a complete loss of our investment.

The residential mortgage loans underlying the securities we invest in and the loans we directly invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers’ abilities to repay their loans, including, among other things, changes in the borrower’s employment status, changes in national, regional or local economic conditions, changes in interest rates or the availability of credit on favorable terms, changes in regional or local real estate values, changes in regional or local rental rates and changes in real estate taxes.

Our mortgage backed securities are securities backed by mortgage loans. Many of the RMBS in which we invest are backed by collateral pools of subprime residential mortgage loans. “Subprime” mortgage loans refer to mortgage loans that have been originated using underwriting standards that are less restrictive than the underwriting requirements used as standards for other first and junior lien mortgage loan purchase programs, such as the programs of Fannie Mae and Freddie Mac. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories (including outstanding judgments or prior bankruptcies), mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Subprime mortgage loans may experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. To the extent losses are realized on the loans underlying the securities in which we invest, we may not recover the amount invested in, or, in extreme cases, any of our investment in such securities.

Residential mortgage loans, including manufactured housing loans and subprime mortgage loans are secured by single-family residential property and are also subject to risks of delinquency and foreclosure, and risks of loss. A significant portion of the residential mortgage loans that we acquire are, or may become, sub-performing loans, non-performing loans or real estate owned (“REO”) assets where the borrower has failed to make timely payments of principal and/or interest. As part of the residential mortgage loan portfolios we purchase, we also may acquire performing loans that are or subsequently become sub-performing or non-performing, meaning the borrowers fail to timely pay some or all of the required payments of principal and/or interest. Under current market conditions, it is likely that some of these loans will have current loan-to-value ratios in excess of 100%, meaning the amount owed on the loan exceeds the value of the underlying real estate.

In the event of default under a residential mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued but unpaid interest of the loan. Even though we typically pay less than the amount owed on these loans to acquire them, if actual results differ from our assumptions in determining the price we paid to acquire such loans, we may incur significant losses. In addition, we may acquire REO assets directly, which involves the same risks. Any loss we incur may be significant and could materially and adversely affect us.

Our investments in real estate and other securities are subject to changes in credit spreads as well as available market liquidity, which could adversely affect our ability to realize gains on the sale of such investments.

Real estate and other securities are subject to changes in credit spreads. Credit spreads measure the yield demanded on securities by the market based on their credit relative to a specific benchmark.

Fixed rate securities are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. Floating rate securities are valued based on a market credit spread over LIBOR and are affected similarly by changes in LIBOR spreads. As of December 31, 2019, 74.9% of our Non-Agency RMBS portfolio consisted of floating rate securities and 25.1% consisted of fixed rate securities, and 100.0% of our Agency RMBS portfolio consisted of fixed rate securities, based on the amortized cost basis of all securities (including the amortized cost basis of interest-only and residual classes). Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these securities, resulting in the use of a higher, or “wider,” spread over the benchmark rate to value such securities. Under such conditions, the value of our real estate and other securities portfolios would tend to decline. Conversely, if the spread used to value such securities were to decrease, or “tighten,” the value of our real estate and other securities portfolio would tend to increase. Such changes in the market value of our real estate securities portfolios may affect our net equity, net income or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital. Widening credit spreads could cause the net unrealized gains on our securities and derivatives, recorded in accumulated other comprehensive income or retained earnings, and therefore our book value per share, to decrease and result in net losses.

Prepayment rates on our residential mortgage loans and those underlying our real estate and other securities may adversely affect our profitability.

In general, residential mortgage loans may be prepaid at any time without penalty. Prepayments result when homeowners/ mortgagors satisfy (i.e., pay off) the mortgage upon selling or refinancing their mortgaged property. When we acquire a particular loan or security, we anticipate that the loan or underlying residential mortgage loans will prepay at a projected rate which, together with expected coupon income, provides us with an expected yield on such investments. If we purchase assets at a premium to par value, and borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on our assets may reduce the expected yield on such assets because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on our assets may reduce the expected yield on such assets because we will not be able to accrete the related discount as quickly as originally anticipated.

Prepayment rates on loans are influenced by changes in mortgage and market interest rates and a variety of economic, geographic, political and other factors, all of which are beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of our loans and real estate and other securities may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates.

We may purchase assets that have a higher or lower coupon rate than the prevailing market interest rates. In exchange for a higher coupon rate, we would then pay a premium over par value to acquire these securities. In accordance with GAAP, we would amortize the premiums over the life of the related assets. If the mortgage loans securing these assets prepay at a more rapid rate than anticipated, we would have to amortize our premiums on an accelerated basis which may adversely affect our profitability. As compensation for a lower coupon rate, we would then pay a discount to par value to acquire these assets. In accordance with GAAP, we would accrete any discounts over the life of the related assets. If the mortgage loans securing these assets prepay at a slower rate than anticipated, we would have to accrete our discounts on an extended basis which may adversely affect our profitability. Defaults on the mortgage loans underlying Agency RMBS typically have the same effect as prepayments because of the underlying Agency guarantee.

Prepayments, which are the primary feature of mortgage backed securities that distinguish them from other types of bonds, are difficult to predict and can vary significantly over time. As the holder of the security, on a monthly basis, we receive a payment equal to a portion of our investment principal in a particular security as the underlying mortgages are prepaid. In general, on the date each month that principal prepayments are announced (i.e., factor day), the value of our real estate related security pledged as collateral under our repurchase agreements is reduced by the amount of the prepaid principal and, as a result, our lenders will typically initiate a margin call requiring the pledge of additional collateral or cash, in an amount equal to such prepaid principal, in order to re-establish the required ratio of borrowing to collateral value under such repurchase agreements. Accordingly, with respect to our Agency RMBS, the announcement on factor day of principal prepayments is in advance of our receipt of the related scheduled payment, thereby creating a short-term receivable for us in the amount of any such principal prepayments. However, under our repurchase agreements, we may receive a margin call relating to the related reduction in value of our Agency RMBS and, prior to receipt of this short-term receivable, be required to post additional collateral or cash in the amount of the principal prepayment on or about factor day, which would reduce our liquidity during the period in which the short-term receivable is outstanding. As a result, in order to meet any such margin calls, we could be forced to sell assets in order to maintain liquidity. Forced sales under adverse market conditions may result in lower sales prices than ordinary market sales made in the normal course of business. If our real estate and other securities were liquidated at prices below our amortized cost (i.e., the cost basis) of such assets, we would incur losses, which could adversely affect our earnings. In addition, in order to continue to earn a return on this prepaid principal, we must reinvest it in additional real estate and other securities or other assets; however, if interest rates decline, we may earn a lower return on our new investments as compared to the real estate and other securities that prepay.

Prepayments may have a negative impact on our financial results, the effects of which depend on, among other things, the timing and amount of the prepayment delay on our Agency RMBS, the amount of unamortized premium or discount on our loans and real estate and other securities, the rate at which prepayments are made on our Non-Agency RMBS, the reinvestment lag and the availability of suitable reinvestment opportunities.

Our investments in residential mortgage loans, REO and RMBS may be subject to significant impairment charges, which would adversely affect our results of operations.

We are required to periodically evaluate our investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on a variety of factors depending upon the nature of the investment and the manner in which the income related to such investment was calculated for purposes of our financial statements. If we determine that an impairment has occurred, we are required to make an adjustment to the net carrying value of the investment, which would adversely affect our results of operations in the applicable period and thereby adversely affect our ability to pay dividends to our stockholders.

The lenders under our financing agreements may elect not to extend financing to us, which could quickly and seriously impair our liquidity.

We finance a meaningful portion of our investments with repurchase agreements and other short-term financing arrangements. Under the terms of repurchase agreements, we will sell an asset to the lending counterparty for a specified price and concurrently agree to repurchase the same asset from our counterparty at a later date for a higher specified price. During the term of the repurchase agreement—which can be as short as 30 days—the counterparty will make funds available to us and hold the asset as collateral. Our counterparties can also require us to post additional margin as collateral at any time during the term of the agreement. When the term of a repurchase agreement ends, we will be required to repurchase the asset for the specified repurchase price, with the difference between the sale and repurchase prices serving as the equivalent of paying interest to the counterparty in return for extending financing to us. If we want to continue to finance the asset with a repurchase agreement, we ask the counterparty to extend—or “roll”—the repurchase agreement for another term.

Our counterparties are not required to roll our repurchase agreements or other financing agreements upon the expiration of their stated terms, which subjects us to a number of risks. Counterparties electing to roll our financing agreements may charge higher spread and impose more onerous terms upon us, including the requirement that we post additional margin as collateral. More significantly, if a financing agreement counterparty elects not to extend our financing, we would be required to pay the counterparty in full on the maturity date and find an alternate source of financing. Alternate sources of financing may be more expensive, contain more onerous terms or simply may not be available. If we were unable to pay the repurchase price for any asset financed with a repurchase agreement, the counterparty has the right to sell the asset being held as collateral and require us to compensate it for any shortfall between the value of our obligation to the counterparty and the amount for which the collateral was sold (which may be a significantly discounted price). Moreover, our financing agreement obligations are currently with a limited number of counterparties. If any of our counterparties elected not to roll our financing agreements, we may not be able to find a replacement counterparty in a timely manner. Finally, some of our financing agreements contain covenants and our failure to comply with such covenants could result in a loss of our investment.

The financing sources under our servicer advance financing facilities may elect not to extend financing to us or may have or take positions adverse to us, which could quickly and seriously impair our liquidity.

We finance a meaningful portion of our servicer advance investments and servicer advance receivables with structured financing arrangements. These arrangements are commonly of a short-term nature. These arrangements are generally accomplished by having the named servicer, if the named servicer is our subsidiary, or the purchaser of such servicer advance investments (which is our subsidiary) transfer our right to repayment for certain servicer advances that we have as servicer under the relevant Servicing Guidelines or that we have acquired from one of our Servicing Partners, as applicable, to one of our wholly owned bankruptcy remote subsidiaries (a “Depositor”). We are generally required to continue to transfer to the related Depositor all of our rights to repayment for any particular pool of servicer advances as they arise (and, if applicable, are transferred from one of our Servicing Partners) until the related financing arrangement is paid in full and is terminated. The related Depositor then transfers such rights to an “Issuer.” The Issuer then issues limited recourse notes to the financing sources backed by such rights to repayment.

The outstanding balance of servicer advance receivables securing these arrangements is not likely to be repaid on or before the maturity date of such financing arrangements. Accordingly, we rely heavily on our financing sources to extend or refinance the terms of such financing arrangements. Our financing sources are not required to extend the arrangements upon the expiration of their stated terms, which subjects us to a number of risks. Financing sources electing to extend may charge higher interest rates and impose more onerous terms upon us, including without limitation, lowering the amount of financing that can be extended against any particular pool of servicer advances.

If a financing source is unable or unwilling to extend financing, including, but not limited to, due to legal or regulatory matters applicable to us or our Servicing Partners, the related Issuer will be required to repay the outstanding balance of the financing on the related maturity date. Additionally, there may be substantial increases in the interest rates under a financing arrangement if the related notes are not repaid, extended or refinanced prior to the expected repayment dated, which may be before the related maturity date. If an Issuer is unable to pay the outstanding balance of the notes, the financing sources generally have the right to foreclose on the servicer advances pledged as collateral.

Currently, certain of the notes issued under our structured servicer advance financing arrangements accrue interest at a floating rate of interest. Servicer advance receivables are non-interest bearing assets. Accordingly, if there is an increase in prevailing interest rates and/or our financing sources increase the interest rate “margins” or “spreads.” the amount of financing that we could obtain against any particular pool of servicer advances may decrease substantially and/or we may be required to obtain interest rate hedging arrangements. There is no assurance that we will be able to obtain any such interest rate hedging arrangements.

Alternate sources of financing may be more expensive, contain more onerous terms or simply may not be available. Moreover, our structured servicer advance financing arrangements are currently with a limited number of counterparties. If any of our sources are unable to or elected not to extend or refinance such arrangements, we may not be able to find a replacement counterparty in a timely manner.

Many of our servicer advance financing arrangements are provided by financial institutions with whom we have substantial relationships. Some of our servicer advance financing arrangements entail the issuance of term notes to capital markets investors with whom we have little or no relationships or the identities of which we may not be aware and, therefore, we have no ability to control or monitor the identity of the holders of such term notes. Holders of such term notes may have or may take positions - for example, “short” positions in our stock or the stock of our servicers - that could be benefited by adverse events with respect to us or our Servicing Partners. If any holders of term notes allege or assert noncompliance by us or the related Servicing Partner under our servicer advance financing arrangements in order to realize such benefits, we or our Servicing Partners, or our ability to maintain servicer advance financing on favorable terms, could be materially and adversely affected.

We may not be able to finance our investments on attractive terms or at all, and financing for interests in MSRs or servicer advance receivables may be particularly difficult to obtain.

The ability to finance investments with securitizations or other long-term non-recourse financing not subject to margin requirements has been challenging as a result of market conditions. These conditions may result in having to use less efficient forms of financing for any new investments, or the refinancing of current investments, which will likely require a larger portion of our cash flows to be put toward making the investment and thereby reduce the amount of cash available for distribution to our stockholders and funds available for operations and investments, and which will also likely require us to assume higher levels of risk when financing our investments. In addition, there is a limited market for financing of interests in MSRs, and it is possible that one will not develop for a variety of reasons, such as the challenges with perfecting security interests in the underlying collateral.

Certain of our advance facilities may mature in the short term, and there can be no assurance that we will be able to renew these facilities on favorable terms or at all. Moreover, an increase in delinquencies with respect to the loans underlying our servicer advance receivables could result in the need for additional financing, which may not be available to us on favorable terms or at all. If we are not able to obtain adequate financing to purchase servicer advance receivables from our Servicing Partners or fund servicer advances under our MSRs in accordance with the applicable Servicing Guidelines, we or any such Servicing Partner, as applicable, could default on its obligation to fund such advances, which could result in its termination of us or any applicable Servicing Partner, as applicable, as servicer under the applicable Servicing Guidelines, and a partial or total loss of our interests in MSRs and servicer advances, as applicable.

The non-recourse long-term financing structures we use expose us to risks, which could result in losses to us.

We use structured finance and other non-recourse long-term financing for our investments to the extent available and appropriate. In such structures, our financing sources typically have only a claim against the assets included in the securitizations rather than a general claim against us as an entity. Prior to any such financing, we would seek to finance our investments with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets or securities to maximize the efficiency of a securitization. We also bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets or securities for a securitization. In addition, conditions in the capital markets may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets or securities. While we would generally intend to retain a portion of the interests issued under such securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations may increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

The final Basel FRTB Ruling, which raised capital charges for bank holders of ABS, CMBS and Non-Agency MBS beginning in 2019, could adversely impact available trading liquidity and access to financing.

In January 2006, the Basel Committee on Banking Supervision released a finalized framework for calculating minimum capital requirements for market risk, which became effective in January 2019. In the final proposal, capital requirements would overall be meaningfully higher than current requirements, but are less punitive than the previous December 2014 proposal. However, each country’s specific regulator may codify the rules differently. Under the framework, capital charges on a bond are calculated based on three components: default, market and residual risk. Implementation of the final proposal could impose meaningfully higher capital charges on dealers compared with current requirements, and could reduce liquidity in the securitized products market.

Risks associated with our investment in the consumer loan sector could have a material adverse effect on our business and financial results.

Our portfolio includes an investment in the consumer loan sector. Although many of the risks applicable to consumer loans are also applicable to residential mortgage loans, and thus the type of risks that we have experience managing, there are nevertheless substantial risks and uncertainties associated with engaging in a different category of investment.

The ability of borrowers to repay the consumer loans we invest in may be adversely affected by numerous personal factors, including unemployment, divorce, major medical expenses or personal bankruptcy. General factors, including an economic downturn, high energy costs or acts of God or terrorism, may also affect the financial stability of borrowers and impair their ability or willingness to repay the consumer loans in our investment portfolio. Furthermore, our returns on our consumer loan investments are dependent on the interest we receive exceeding any losses we may incur from defaults or delinquencies. The relatively higher interest rates paid by consumer loan borrowers could lead to increased delinquencies and defaults, or could lead to financially stronger borrowers prepaying their loans, thereby reducing the interest we receive from them, while financially weaker borrowers become delinquent or default, either of which would reduce the return on our investment or could cause losses.

In the event of any default under a loan in the consumer loan portfolio in which we have invested, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral securing the loan, if any, and the principal and accrued interest of the loan. In addition, our investments in consumer loans may entail greater risk than our investments in residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. Further, repossessing personal property securing a consumer loan can present additional challenges, including locating the collateral and taking possession of it. In addition, borrowers under consumer loans may have lower credit scores. There can be no guarantee that we will not suffer unexpected losses on our investments as a result of the factors set out above, which could have a negative impact on our financial results.

In addition, a portion of our investment in consumer loans is secured by second and third liens on real estate. When we hold the second or third lien, another creditor or creditors, as applicable, holds the first and/or second, as applicable, lien on the real estate that is the subject of the security. In these situations our second or third lien is subordinate in right of payment to the first and/or second, as applicable, holder’s right to receive payment. Moreover, as the servicer of the loans underlying our consumer loan portfolio is not able to track the default status of a senior lien loan in instances where we do not hold the related first mortgage, the value of the second or third lien loans in our portfolio may be lower than our estimates indicate.

Finally, one of our consumer loan investments is held through LoanCo, in which we hold a minority, non-controlling interest. We do not control LoanCo and, as a result, LoanCo may make decisions, or take risks, that we would otherwise not make, and LoanCo may not have access to the same management and financing expertise that we have. Failure to successfully manage these risks could have a material adverse effect on our business and financial results.

The consumer loan investment sector is subject to various initiatives on the part of advocacy groups and extensive regulation and supervision under federal, state and local laws, ordinances and regulations, which could have a negative impact on our financial results.

In recent years consumer advocacy groups and some media reports have advocated governmental action to prohibit or place severe restrictions on the types of short-term consumer loans in which we have invested. Such consumer advocacy groups and media reports generally focus on the annual percentage rate to a consumer for this type of loan, which is compared unfavorably to the interest typically charged by banks to consumers with top-tier credit histories.

The fees charged on the consumer loans in the portfolio in which we have invested may be perceived as controversial by those who do not focus on the credit risk and high transaction costs typically associated with this type of investment. If the negative characterization of these types of loans becomes increasingly accepted by consumers, demand for the consumer loan products in which we have invested could significantly decrease. Additionally, if the negative characterization of these types of loans is accepted by legislators and regulators, we could become subject to more restrictive laws and regulations in the area.

In addition, we are, or may become, subject to federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB with broad authority to regulate and examine financial institutions), which may, amongst other things, limit the amount of interest or fees allowed to be charged on the consumer loans we invest in, or the number of consumer loans that customers may receive or have outstanding. The operation of existing or future laws, ordinances and regulations could interfere with the focus of our investments which could have a negative impact on our financial results.

Certain jurisdictions require licenses to purchase, hold, enforce or sell residential mortgage loans and/or MSRs, and we may not be able to obtain and/or maintain such licenses.

Certain jurisdictions require a license to purchase, hold, enforce or sell residential mortgage loans and/or MSRs. In the event that any licensing requirement is applicable to us, and we do not hold such licenses, there can be no assurance that we will obtain such licenses or, if obtained, that we will be able to maintain them. Our failure to obtain or maintain such licenses could restrict our ability to invest in loans in these jurisdictions if such licensing requirements are applicable. With respect to mortgage loans, in lieu of obtaining such licenses, we may contribute our acquired residential mortgage loans to one or more wholly owned trusts whose trustee is a national bank, which may be exempt from state licensing requirements. We have formed one or more subsidiaries to apply for certain state licenses. If these subsidiaries obtain the required licenses, any trust holding loans in the applicable jurisdictions may transfer such loans to such subsidiaries, resulting in these loans being held by a state-licensed entity. There can be no assurance that we will be able to obtain the requisite licenses in a timely manner or at all or in all necessary jurisdictions, or that the use of the trusts will reduce the requirement for licensing. In addition, even if we obtain necessary licenses, we may not be able to maintain them. Any of these circumstances could limit our ability to invest in residential mortgage loans or MSRs in the future and have a material adverse effect on us.

Our determination of how much leverage to apply to our investments may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage certain of our assets through a variety of borrowings. Our investment guidelines do not limit the amount of leverage we may incur with respect to any specific asset or pool of assets. The return we are able to earn on our investments and cash available for distribution to our stockholders may be significantly reduced due to changes in market conditions, which may cause the cost of our financing to increase relative to the income that can be derived from our assets.

A significant portion of our investments are not match funded, which may increase the risks associated with these investments.

When available, a match funding strategy mitigates the risk of not being able to refinance an investment on favorable terms or at all. However, our Manager may elect for us to bear a level of refinancing risk on a short-term or longer-term basis, as in the case of investments financed with repurchase agreements, when, based on its analysis, our Manager determines that bearing such risk is advisable or unavoidable. In addition, we may be unable, as a result of conditions in the credit markets, to match fund our investments. For example, non-recourse term financing not subject to margin requirements has been more difficult to obtain, which impairs our ability to match fund our investments. Moreover, we may not be able to enter into interest rate swaps. A decision not to, or the inability to, match fund certain investments exposes us to additional risks.

Furthermore, we anticipate that, in most cases, for any period during which our floating rate assets are not match funded with respect to maturity, the income from such assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Because of this dynamic, interest income from such investments may rise more slowly than the related interest expense, with a consequent decrease in our net income. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us from these investments.

Accordingly, to the extent our investments are not match funded with respect to maturities and interest rates, we are exposed to the risk that we may not be able to finance or refinance our investments on economically favorable terms, or at all, or may have to liquidate assets at a loss.

Interest rate fluctuations and shifts in the yield curve may cause losses.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our primary interest rate exposures relate to our interests in MSRs, RMBS, loans, derivatives and any floating rate debt obligations that we may incur. Changes in interest rates, including changes in expected interest rates or “yield curves,” affect our business in a number of ways. Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities and hedges. Changes in the level of interest rates also can affect, among other things, our ability to acquire real estate and other securities and loans at attractive prices, the value of our real estate and other securities, loans and derivatives and our ability to realize gains from the sale of such assets. We may wish to use hedging transactions to protect certain positions from interest rate fluctuations, but we may not be able to do so as a result of market conditions, REIT rules or other reasons. In such event, interest rate fluctuations could adversely affect our financial condition, cash flows and results of operations.

Recently, the Federal Reserve has increased the benchmark interest rate and indicated that there may be further increases in the future. In the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results.

Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital. Our financing strategy is dependent on our ability to place the debt we use to finance our investments at rates that provide a positive net spread. If spreads for such liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute future financings will be severely restricted.

Interest rate changes may also impact our net book value as most of our investments are marked to market each quarter. Debt obligations are not marked to market. Generally, as interest rates increase, the value of our fixed rate securities decreases, which will decrease the book value of our equity.

Furthermore, shifts in the U.S. Treasury yield curve reflecting an increase in interest rates would also affect the yield required on our investments and therefore their value. For example, increasing interest rates would reduce the value of the fixed rate assets we hold at the time because the higher yields required by increased interest rates result in lower market prices on existing fixed rate assets in order to adjust the yield upward to meet the market, and vice versa. This would have similar effects on our real estate and other securities and loan portfolio and our financial position and operations to a change in interest rates generally.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. In particular, regulators and law enforcement agencies in the U.K. and elsewhere conducted criminal and civil investigations into whether the banks that contributed information to the British Bankers’ Association (“BBA”) in connection with the daily calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. LIBOR is calculated by reference to a market for interbank lending that continues to shrink, as it is based on increasingly fewer actual transactions. This increases the subjectivity of the LIBOR calculation process and increases the risk of manipulation. Actions by the regulators or law enforcement agencies, as well as ICE Benchmark Administration (the current administrator of LIBOR), may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021.

It is likely that, over time, U.S. Dollar LIBOR will be replaced by the Secured Overnight Financing Rate (“SOFR”) published by the Federal Reserve Bank of New York. However, the manner and timing of this shift is currently unknown. SOFR is an overnight rate instead of a term rate, making SOFR an inexact replacement for LIBOR. There is currently no perfect way to create robust, forward-looking, SOFR term rates. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, and it is possible that not all of our assets and liabilities will transition to the same alternative reference rate, in each case increasing the difficulty of hedging. Switching existing financial instruments and hedging transactions from LIBOR to SOFR requires calculations of a spread. Industry organizations are attempting to structure the spread calculation in a manner that minimizes the possibility of value transfer between counterparties, borrowers, and lenders by virtue of the transition, but there is no assurance that the calculated spread will be fair and accurate or that all asset types and all types of securitization vehicles will use the same spread. We and other market participants have less experience understanding and modeling SOFR-based assets and liabilities than LIBOR-based assets and liabilities, increasing the difficulty of investing, hedging, and risk management. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments, meaning that those instruments would continue to be subject to the weaknesses of the LIBOR calculation process. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”

Any hedging transactions that we enter into may limit our gains or result in losses.

We may use, when feasible and appropriate, derivatives to hedge a portion of our interest rate exposure, and this approach has certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. We have adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures or require that we hedge any specific amount of risk. From time to time, we may use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

There are limits to the ability of any hedging strategy to protect us completely against interest rate risks. When rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of any items that we hedge. We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, our hedging strategy may limit our flexibility by causing us to refrain from taking certain actions that would be potentially profitable but would cause adverse consequences under the terms of our hedging arrangements. The REIT provisions of the Internal Revenue Code limit our ability to hedge. In managing our hedge instruments, we consider the effect of the expected hedging income on the REIT qualification tests that limit the amount of gross income that a REIT may receive from hedging. We need to carefully monitor, and may have to limit, our hedging strategy to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts that would cause us to fail the REIT gross income and asset tests. See “—Risks Related to Our Taxation as a REIT—Complying with the REIT requirements may limit our ability to hedge effectively.”

Accounting for derivatives under GAAP is extremely complicated. Any failure by us to account for our derivatives properly in accordance with GAAP in our financial statements could adversely affect us. In addition, under applicable accounting standards, we may be required to treat some of our investments as derivatives, which could adversely affect our results of operations.

Cybersecurity incidents and technology disruptions or failures could damage our business operations and reputation, increase our costs and subject us to potential liability.

As our reliance on rapidly changing technology has increased, so have the risks that threaten the confidentiality, integrity or availability of our information systems, both internal and those provided to us by third-party service providers (including, but not limited to, our Servicing Partners). Cybersecurity incidents may involve gaining authorized or unauthorized access to our information systems for purposes of theft of certain personally identifiable information of consumers, misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Disruptions and failures of our systems or those of our third-party vendors could result from these incidents or be caused by fire, power outages, natural disasters and other similar events and may interrupt or delay our ability to provide services to our customers, expose us to remedial costs and reputational damage, and otherwise adversely affect our operations.

Despite our efforts to ensure the integrity of our systems, there can be no assurance that any such cyber incidents will not occur or, if they do occur, that they will be adequately addressed. We also may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the methods and sources of breaches change frequently or may not be immediately detected.

In addition, we are subject to various privacy and data protection laws and regulations, and any changes to laws or regulations, including new restrictions or requirements applicable to our business, could impose additional costs and liability on us and could limit our use and disclosure of such information. For example, the New York State Department of Financial Services requires certain financial services companies, such as NRM and NewRez, to establish a detailed cybersecurity program and comply with other requirements, and the CCPA creates new compliance regulations on businesses that collect information from California residents.

Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, additional regulatory scrutiny, significant litigation exposure and harm to our reputation, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We depend on counterparties and vendors to provide certain services, which subjects us to various risks.

We have a number of counterparties and vendors, who provide us with financial, technology and other services that support our businesses. If our current counterparties and vendors were to stop providing services to us on acceptable terms, we may be unable to procure alternative services from other counterparties or vendors in a timely and efficient manner and on similarly acceptable terms, or at all. With respect to vendors engaged to perform certain servicing activities, we are required to assess their compliance with various regulations and establish procedures to provide reasonable assurance that the vendor’s activities comply in all material respects with such regulations. In the event that a vendor’s activities are not in compliance, it could negatively impact our relationships with our regulators, as well as our business and operations. Accordingly, we may incur significant costs to resolve any such disruptions in service which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are subject to risks related to securitization of any loans originated and/or serviced by our subsidiaries.

The securitization of any loans that we originate and/or service subject us to various risks that may increase our compliance costs and adversely impact our financial results, including:

•	compliance with the terms of the agreements governing the securitized pools of loans, including any indemnification and repurchase provisions;
•	reliance on programs administered by the GSEs and Ginnie Mae that facilitate the issuance of mortgage-backed securities in the secondary market and the effect of any changes or modifications thereto (see “—GSE initiatives and other actions, including changes to the minimum servicing amount for GSE loans, could occur at any time and could impact us in significantly negative ways that we are unable to predict or protect against” and “—The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. government, may adversely affect our business”); and
•	federal and state legislation in securitizations, such as the risk retention requirements under the Dodd-Frank Act, could result in higher costs of certain lending operations and impose on us additional compliance requirements to meet servicing and originations criteria for securitized mortgage loans.

Maintenance of our 1940 Act exclusion imposes limits on our operations.

We intend to continue to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. We believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. However, under Section 3(a)(1)(C) of the 1940 Act, because we are a holding company that will conduct its businesses primarily through wholly owned and majority owned subsidiaries, the securities issued by our subsidiaries that are excluded from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, unless another exclusion from the definition of “investment company” is available to us. For purposes of the foregoing, we currently treat our interest in our SLS Servicer Advance Investment and our subsidiaries that hold consumer loans as investment securities because these subsidiaries presently rely on the exclusion provided by Section 3(c)(7) of the 1940 Act. The 40% test under Section 3(a)(1)(C) of the 1940 Act limits the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may originate or acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated under the 1940 Act, which may adversely affect our business.

If the value of securities issued by our subsidiaries that are excluded from the definition of “investment company” by Section 3(c) (1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds the 40% test under Section 3(a)(1) (C) of the 1940 Act (e.g., the value of our interests in the taxable REIT subsidiaries that hold servicer advance investments and are not excluded from the definition of “investment company” by Section 3(c)(5)(A), (B) or (C) of the 1940 Act increases significantly in proportion to the value of our other assets), or if one or more of such subsidiaries fail to maintain an exclusion or exception from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. As discussed above, for purposes of the foregoing, we generally treat our interests in our SLS Servicer Advance Investment and our subsidiaries that hold consumer loans as investment securities because these subsidiaries presently rely on the exclusion provided by Section 3(c) (7) of the 1940 Act. If we or any of our subsidiaries were required to register as an investment company under the 1940 Act, the registered entity would become subject to substantial regulation with respect to capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

Failure to maintain an exclusion would require us to significantly restructure our investment strategy. For example, because affiliate transactions are generally prohibited under the 1940 Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we might be required to terminate our management agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to operate our business and pay distributions. If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

For purposes of the foregoing, we treat our interests in certain of our wholly owned and majority owned subsidiaries, which constitute more than 60% of the value of our adjusted total assets on an unconsolidated basis, as non-investment securities because such subsidiaries qualify for exclusion from the definition of an investment company under the 1940 Act pursuant to Section 3(c) (5)(C) of the 1940 Act. The Section 3(c)(5)(C) exclusion is available for entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The Section 3(c)(5)(C) exclusion generally requires that at least 55% of these subsidiaries’ assets must comprise qualifying real estate assets and at least 80% of each of their portfolios must comprise qualifying real estate assets and real estate-related assets under the 1940 Act. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate-related assets. However, the SEC’s guidance was issued in accordance with factual situations that may be substantially different from the factual situations each of our subsidiaries may face, and much of the guidance was issued more than 20 years ago. No assurance can be given that the SEC staff will concur with the classification of each of our subsidiaries’ assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify some of our subsidiaries’ assets for purposes of qualifying for an exclusion from regulation under the 1940 Act. For example, the SEC and its staff have not published guidance with respect to the treatment of whole pool Non-Agency RMBS for purposes of the Section 3(c)(5)(C) exclusion. Accordingly, based on our own judgment and analysis of the guidance from the SEC and its staff identifying Agency whole pool certificates as qualifying real estate assets under Section 3(c)(5)(C), we treat whole pool Non-Agency RMBS issued with respect to an underlying pool of mortgage loans in which our subsidiary relying on Section 3(c)(5)(C) holds all of the certificates issued by the pool as qualifying real estate assets. Based on our own judgment and analysis of the guidance from the SEC and its staff with respect to analogous assets, we treat Excess MSRs for which we do not own the related servicing rights as real estate-related assets for purposes of satisfying the 80% test under the Section 3(c)(5) (C) exclusion. If we are required to re-classify any of our subsidiaries’ assets, including those subsidiaries holding whole pool Non-Agency RMBS and/or Excess MSRs, such subsidiaries may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the 1940 Act, and in turn, we may not satisfy the requirements to avoid falling within the definition of an “investment company” provided by Section 3(a)(1)(C). To the extent that the SEC staff publishes new or different guidance or disagrees with our analysis with respect to any assets of our subsidiaries we have determined to be qualifying real estate assets or real estate-related assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

In August 2011, the SEC issued a concept release soliciting public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. Therefore, there can be no assurance that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the Section 3(c)(5)(C) exclusion, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exclusion or exception from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. In addition, if we or any of our subsidiaries were required to register as an investment company under the 1940 Act, the registered entity would become subject to substantial regulation with respect to capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exclusion from the 1940 Act.

If the market value or income potential of qualifying assets for purposes of our qualification as a REIT or our exclusion from registration as an investment company under the 1940 Act declines as a result of increased interest rates, changes in prepayment rates or other factors, or the market value or income from non-qualifying assets increases, we may need to increase our investments in qualifying assets and/or liquidate our non-qualifying assets to maintain our REIT qualification or our exclusion from registration under the 1940 Act. If the change in market values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets we may own. We may have to make investment decisions that we otherwise would not make absent the intent to maintain our qualification as a REIT and exclusion from registration under the 1940 Act.

We are subject to significant competition, and we may not compete successfully.

We are subject to significant competition in seeking investments. We compete with other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our Manager. Some of our competitors have greater resources than we possess or have greater access to capital or various types of financing structures than are available to us, and we may not be able to compete successfully for investments or provide attractive investment returns relative to our competitors. These competitors may be willing to accept lower returns on their investments and, as a result, our profit margins could be adversely affected. Furthermore, competition for investments that are suitable for us, including, but not limited to, interests in MSRs, may lead to decreased availability, higher market prices and decreased returns available from such investments, which may further limit our ability to generate our desired returns. We cannot assure you that other companies will not be formed that compete with us for investments or otherwise pursue investment strategies similar to ours or that we will be able to compete successfully against any such companies.

Our business could suffer if we fail to attract and retain highly skilled personnel.

Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of the Company, in particular skilled managers, loan officers, underwriters, loan servicers, debt default specialists and other personnel specialized in finance, risk and compliance. Trained and experienced personnel are in high demand and may be in short supply in some areas. We may not be able to attract, develop and maintain an adequate skilled workforce necessary to operate our businesses and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to attract and retain such personnel, we may not be able to take advantage of acquisitions and other growth opportunities that may be presented to us and this could have a material adverse effect on our business, financial condition, liquidity and results of operations.

The valuations of our assets are subject to uncertainty because most of our assets are not traded in an active market.

There is not anticipated to be an active market for most of the assets in which we will invest. In the absence of market comparisons, we will use other pricing methodologies, including, for example, models based on assumptions regarding expected trends, historical trends following market conditions believed to be comparable to the then current market conditions and other factors believed at the time to be likely to influence the potential resale price of, or the potential cash flows derived from, an investment. Such methodologies may not prove to be accurate and any inability to accurately price assets may result in adverse consequences for us. A valuation is only an estimate of value and is not a precise measure of realizable value. Ultimate realization of the market value of a private asset depends to a great extent on economic and other conditions beyond our control. Further, valuations do not necessarily represent the price at which a private investment would sell since market prices of private investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular private investment, the realized value may be more than or less than the valuation of such asset as carried on our books.

Changes in accounting rules could occur at any time and could impact us in significantly negative ways that we are unable to predict or protect against.

As has been widely publicized, the SEC, the Financial Accounting Standards Board (the “FASB”) and other regulatory bodies that establish the accounting rules applicable to us have recently proposed or enacted a wide array of changes to accounting rules. Moreover, in the future these regulators may propose additional changes that we do not currently anticipate. Changes to accounting rules that apply to us could significantly impact our business or our reported financial performance in negative ways that we cannot predict or protect against. We cannot predict whether any changes to current accounting rules will occur or what impact any codified changes will have on our business, results of operations, liquidity or financial condition, directly or through their impact on our Servicing Partners or counterparties.

A prolonged economic slowdown, a lengthy or severe recession, or declining real estate values could harm our operations.

We believe the risks associated with our business are more severe during periods in which an economic slowdown or recession is accompanied by declining real estate values, as was the case in 2008. Declining real estate values generally reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of, or investment in, additional properties. Borrowers may also be less able to pay principal and interest on our loans or the loans underlying our securities, interests in MSRs and servicer advances, if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our investments in the event of default because the value of our collateral may be insufficient to cover our basis. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our net interest income from the assets in our portfolio, which would significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our stockholders.

Compliance with changing regulation of corporate governance and public disclosure has and will continue to result in increased compliance costs and pose challenges for our management team.

Certain aspects of the Dodd-Frank Act remain subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could have a material effect on our financial condition and results of operations.

We have engaged and may in the future engage in a number of acquisitions and we may be unable to successfully integrate the acquired assets and assumed liabilities in connection with such acquisitions.

As part of our business strategy, we regularly evaluate acquisitions of what we believe are complementary assets. Identifying and achieving the anticipated benefits of such acquisitions is subject to a number of uncertainties, including, without limitation, whether we are able to acquire the assets, within our parameters, integrate the acquired assets and manage the assumed liabilities efficiently. It is possible that the integration process could take longer than anticipated and could result in additional and unforeseen expenses, the disruption of our ongoing business, processes and systems, or inconsistencies in standards, controls, procedures, practices and policies, any of which could adversely affect our ability to achieve the anticipated benefits of such acquisitions. There may be increased risk due to integrating the assets into our financial reporting and internal control systems. Difficulties in adding the assets into our business could also result in the loss of contract counterparties or other persons with whom we conduct business and potential disputes or litigation with contract counterparties or other persons with whom we or such counterparties conduct business. We could also be adversely affected by any issues attributable to the related seller’s operations that arise or are based on events or actions that occurred prior to the closing of such acquisitions. Completion of the integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized in their entirety or at all or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect our future business, financial condition, operating results and cash flows. Due to the costs of engaging in a number of acquisitions, we may also have difficulty completing more acquisitions in the future.

There may be difficulties with integrating the loans underlying MSR acquisitions involving servicing transfers into the successor servicer’s servicing platform, which could have a material adverse effect on our results of operations, financial condition and liquidity.

In connection with certain MSR acquisitions, servicing is transferred from the seller to a subservicer appointed by us. The ability to integrate and service the assets acquired will depend in large part on the success of our subservicer’s integration of expanded servicing capabilities with its current operations. We may fail to realize some or all of the anticipated benefits of these transactions if the integration process takes longer, or is more costly, than expected. Potential difficulties we may encounter during the integration process with the assets acquired in MSR acquisitions involving servicing transfers include, but are not limited to, the following:

•	the integration of the portfolio into our applicable subservicer’s information technology platforms and servicing systems;
•	the quality of servicing during any interim servicing period after we purchase the portfolio but before our applicable subservicer assumes servicing obligations from the seller or its agents;
•	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns;
•	incomplete or inaccurate files and records;
•	the retention of existing customers;
•	the creation of uniform standards, controls, procedures, policies and information systems;
•	the occurrence of unanticipated expenses; and
•	potential unknown liabilities associated with the transactions, including legal liability related to origination and servicing prior to the acquisition.

Our failure to meet the challenges involved in successfully integrating the assets acquired in MSR acquisitions involving servicing transfers with our current business could impair our operations. For example, it is possible that the data our applicable subservicer acquires upon assuming the direct servicing obligations for the loans may not transfer from the seller’s platform to its systems properly. This may result in data being lost, key information not being locatable on our applicable subservicer’s systems, or the complete failure of the transfer. If our employees are unable to access customer information easily, or is unable to produce originals or copies of documents or accurate information about the loans, collections could be affected significantly, and our subservicer may not be able to enforce its right to collect in some cases. Similarly, collections could be affected by any changes to our applicable subservicer’s collections practices, the restructuring of any key servicing functions, transfer of files and other changes that occur as a result of the transfer of servicing obligations from the seller to our subservicer.

We could be materially and adversely affected by past events, conditions or actions with respect to Home Loan Servicing Solutions (“HLSS”) or Ocwen.

HLSS acquired assets and assumed liabilities could be adversely affected as a result of events or conditions that occurred or existed before the closing of the HLSS Acquisition. Adverse changes in the assets or liabilities we have acquired or assumed, respectively, as part of the HLSS Acquisition, could occur or arise as a result of actions by HLSS or Ocwen, legal or regulatory developments, including the emergence or unfavorable resolution of pre-acquisition loss contingencies, deteriorating general business, market, industry or economic conditions, and other factors both within and beyond the control of HLSS or Ocwen. We are subject to a variety of risks as a result of our dependence on Servicing Partners, including, without limitation, the potential loss of all of the value of our Excess MSRs in the event that the servicer of the underlying loans is terminated by the mortgage loan owner or RMBS bondholders. A significant decline in the value of HLSS assets or a significant increase in HLSS liabilities we have acquired could adversely affect our future business, financial condition, cash flows and results of operations. HLSS is subject to a number of other risks and uncertainties, including regulatory investigations and legal proceedings against HLSS, and others with whom HLSS conducted business. Moreover, any insurance proceeds received with respect to such matters may be inadequate to cover the associated losses. Adverse developments at Ocwen, including liquidity issues, ratings downgrades, defaults under debt agreements, servicer rating downgrades, failure to comply with the terms of PSAs, termination under PSAs, Ocwen bankruptcy proceedings and additional regulatory issues and settlements, including those described above, could have a material adverse effect on us. See “—We rely heavily on our Servicing Partners to achieve our investment objective and have no direct ability to influence their performance.”

Our ability to borrow may be adversely affected by the suspension or delay of the rating of the notes issued under certain of our financing facilities by the credit agency providing the ratings.

Certain of our financing facilities are rated by one rating agency and we may sponsor financing facilities in the future that are rated by credit agencies. The related agency or rating agencies may suspend rating notes backed by servicer advances, MSRs, Excess MSRs and our other investments at any time. Rating agency delays may result in our inability to obtain timely ratings on new notes, or amend or modify other financing facilities which could adversely impact the availability of borrowings or the interest rates, advance rates or other financing terms and adversely affect our results of operations and liquidity. Further, if we are unable to secure ratings from other agencies, limited investor demand for unrated notes could result in further adverse changes to our liquidity and profitability.

A downgrade of certain of the notes issued under our financing facilities could cause such notes to become due and payable prior to their expected repayment date/maturity date, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Regulatory scrutiny regarding foreclosure processes could lengthen foreclosure timelines, which could increase advances and materially and adversely affect our business, financial condition, results of operations and liquidity.

When a residential mortgage loan is in foreclosure, the servicer is generally required to continue to advance delinquent principal and interest to the securitization trust and to also make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent it determines that such amounts are recoverable. These servicer advances are generally recovered when the delinquency is resolved. Foreclosure moratoria or other actions that lengthen the foreclosure process increase the amount of servicer advances, lengthen the time it takes for reimbursement of such advances and increase the costs incurred during the foreclosure process. In addition, servicer advance financing facilities generally contain provisions that limit the eligibility of servicer advances to be financed based on the length of time that servicer advances are outstanding, and, as a result, an increase in foreclosure timelines could further increase the amount of servicer advances that need to be funded from the related servicer’s own capital. Such increases in foreclosure timelines could increase the need for capital to fund servicer advances, which would increase our interest expense, delay the collection of interest income or servicing revenue until the foreclosure has been resolved and, therefore, reduce the cash that we have available to pay our operating expenses or to pay dividends. For more information, see “—We could be materially and adversely affected by past events, conditions or actions with respect to HLSS or Ocwen” above.

Certain of our Servicing Partners have triggered termination events or events of default under some PSAs underlying the MSRs with respect to which we are entitled to the basic fee component or Excess MSRs.

In certain of these circumstances, the related Servicing Partner may be terminated without any right to compensation for its loss, other than the right to be reimbursed for any outstanding servicer advances as the related loans are brought current, modified, liquidated or charged off. So long as we are in compliance with our obligations under our servicing agreements and purchase agreements, if we or one of our Servicing Partners is terminated as servicer, we may have the right to receive an indemnification payment from the applicable Servicing Partner, even if such termination related to servicer termination events or events of default existing at the time of any transaction with such Servicing Partner. If one of our Servicing Partners is terminated as servicer under a PSA, we will lose any investment related to such Servicing Partner’s MSRs. If we or such Servicing Partner is terminated as servicer with respect to a PSA and we are unable to enforce our contractual rights against such Servicing Partner, or if such Servicing Partner is unable to make any resulting indemnification payments to us, if any such payment is due and payable, it may have a material adverse effect on our financial condition, results of operations, ability to make distributions, liquidity and financing arrangements, including our servicer advance financing facilities, and may make it more difficult for us to acquire additional interests in MSRs in the future.

Representations and warranties made by us in our collateralized borrowings and loan sale agreements may subject us to liability.

Our financing facilities require us to make certain representations and warranties regarding the assets that collateralize the borrowings. Although we perform due diligence on the assets that we acquire, certain representations and warranties that we make in respect of such assets may ultimately be determined to be inaccurate. In addition, our loan sale agreements require us to make representations and warranties to the purchaser regarding the loans that were sold. Such representations and warranties may include, but are not limited to, issues such as the validity of the lien; the absence of delinquent taxes or other liens; the loans’ compliance with all local, state and federal laws and the delivery of all documents required to perfect title to the lien.

In the event of a breach of a representation or warranty, we may be required to repurchase affected loans, make indemnification payments to certain indemnified parties or address any claims associated with such breach. Further, we may have limited or no recourse against the seller from whom we purchased the loans. Such recourse may be limited due to a variety of factors, including the absence of a representation or warranty from the seller corresponding to the representation provided by us or the contractual expiration thereof. A breach of a representation or warranty could adversely affect our results of operations and liquidity.

Our ability to exercise our cleanup call rights may be limited or delayed if a third party contests our ability to exercise our cleanup call rights, if the related securitization trustee refuses to permit the exercise of such rights, or if a related party is subject to bankruptcy proceedings.

Certain servicing contracts permit more than one party to exercise a cleanup call-meaning the right of a party to collapse a securitization trust by purchasing all of the remaining loans held by the securitization trust pursuant to the terms set forth in the applicable servicing agreement. While the servicers from which we acquired our cleanup call rights (or other servicers from which these servicers acquired MSRs) may be named as the party entitled to exercise such rights, certain third parties may also be permitted to exercise such rights. If any such third party exercises a cleanup call, we could lose our ability to exercise our cleanup call right and, as a result, lose the ability to generate positive returns with respect to the related securitization transaction. In addition, another party could impair our ability to exercise our cleanup call rights by contesting our rights (for example, by claiming that they hold the exclusive cleanup call right with respect to the applicable securitization trust). Moreover, because the ability to exercise a cleanup call right is governed by the terms of the applicable servicing agreement, any ambiguous or conflicting language regarding the exercise of such rights in the agreement may make it more difficult and costly to exercise a cleanup call right. Finally, many of our call rights are not currently exercisable and may not become exercisable for a period of years. As a result, our ability to realize the benefits from these rights will depend on a number of factors at the time they become exercisable many of which are outside our control, including interest rates, conditions in the capital markets and conditions in the residential mortgage market.

The exercise of cleanup calls could negatively impact our interests in MSRs.

The exercise of cleanup call rights results in the termination of the MSRs on the loans held within the related securitization trusts. To the extent we own interests in MSRs with respect to loans held within securitization trusts where cleanup call rights are exercised, whether they are exercised by us or a third party, the value of our interests in those MSRs will likely be reduced to zero and we could incur losses and reduced cash flows from any such interests.

New Residential’s subsidiaries, NRM and NewRez, are or may become subject to significant state and federal regulations.

Subsidiaries of New Residential, NRM and NewRez, have obtained applicable qualifications, licenses and approvals to own Non-Agency and certain Agency MSRs in the United States and certain other jurisdictions. As a result of NRM and NewRez’s current and expected approvals, NRM and NewRez are subject to extensive and comprehensive regulation under federal, state and local laws in the United States. These laws and regulations do, and may in the future, significantly affect the way that NRM and NewRez do business, and subject NRM, NewRez and New Residential to additional costs and regulatory obligations, which could impact our financial results.

NRM’s and NewRez’s business may become subject to increasing regulatory oversight and scrutiny in the future as they continues seeking and obtaining additional approvals to hold MSRs, which may lead to regulatory investigations or enforcement, including both formal and informal inquiries, from various state and federal agencies as part of those agencies’ oversight of the mortgage servicing business. An adverse result in governmental investigations or examinations or private lawsuits, including purported class action lawsuits, may adversely affect NRM, NewRez and our financial results or result in serious reputational harm. In addition, a number of participants in the mortgage servicing industry have been the subject of purported class action lawsuits and regulatory actions by state or federal regulators, and other industry participants have been the subject of actions by state Attorneys General.

Failure of New Residential’s subsidiaries, NRM and NewRez, to obtain or maintain certain licenses and approvals required for NRM or NewRez to purchase and own MSRs could prevent us from purchasing or owning MSRs, which could limit our potential business activities.

State and federal laws require a business to hold certain state licenses prior to acquiring MSRs. NRM and NewRez are currently licensed or otherwise eligible to hold MSRs in each applicable state. As licensees in such states, NRM and NewRez may become subject to administrative actions in those states for failing to satisfy ongoing license requirements or for other state law violations, the consequences of which could include fines or suspensions or revocations of NRM or NewRez licenses by applicable state regulatory authorities, which could in turn result in NRM or NewRez becoming ineligible to hold MSRs in the related jurisdictions. We could be delayed or prohibited from conducting certain business activities if we do not maintain necessary licenses in certain jurisdictions. We cannot assure you that we will be able to maintain all of the required state licenses.

Additionally, both NRM and NewRez have received approval from FHA to hold MSRs associated with FHA-insured mortgage loans, from Fannie Mae to hold MSRs associated with loans owned by Fannie Mae, and from Freddie Mac to hold MSRs associated with loans owned by Freddie Mac. As approved Fannie Mae Servicers, Freddie Mac Servicers and FHA Lenders, NRM and NewRez are required to conduct aspects of its operations in accordance with applicable policies and guidelines published by FHA, Fannie Mae and Freddie Mac in order to maintain those approvals. Should NRM or NewRez fail to maintain FHA, Fannie Mae or Freddie Mac approval, NRM or NewRez may be unable to purchase or hold MSRs associated with FHA-insured, Fannie Mae and/or Freddie Mac loans, which could limit our potential business activities.

In addition, NewRez has received approval to issue securities guaranteed by Ginnie Mae and service the mortgage loans related to such securities (“Ginnie Mae Issuer”). As an approved Ginnie Mae Issuer, NewRez is required to conduct aspects of its operations in accordance with applicable policies and guidelines published by Ginnie Mae in order to maintain its approvals. Should NewRez fail to maintain Ginnie Mae approval, we may be unable to purchase or hold MSRs associated with Ginnie Mae loans, which could limit our potential business activities.

NRM and NewRez -are currently subject to various, and may become subject to additional information reporting and other regulatory requirements, and there is no assurance that we will be able to satisfy those requirements or other ongoing requirements applicable to mortgage loan servicers under applicable state and federal laws. Any failure by NRM or NewRez to comply with such state or federal regulatory requirements may expose us to administrative or enforcement actions, license or approval suspensions or revocations or other penalties that may restrict our business and investment options, any of which could adversely impact our business and financial results and damage our reputation.

We may become subject to fines or other penalties based on the conduct of mortgage loan originators and brokers that originate residential mortgage loans related to MSRs that we acquire, and the third-party servicers we may engage to subservice the loans underlying MSRs we acquire.

We have acquired MSRs and may in the future acquire additional MSRs from third-party mortgage loan originators, brokers or other sellers, and we therefore are or will become dependent on such third parties for the related mortgage loans’ compliance with applicable law, and on third-party mortgage servicers, including our Servicing Partners, to perform the day-to-day servicing on the mortgage loans underlying any such MSRs. Mortgage loan originators and brokers are subject to strict and evolving consumer protection laws and other legal obligations with respect to the origination of residential mortgage loans. These laws and regulations include the residential mortgage servicing standards, “ability-to-repay” and “qualified mortgage” regulations promulgated by the CFPB, which became effective in 2014. In addition, there are various other federal, state, and local laws and regulations that are intended to discourage predatory lending practices by residential mortgage loan originators. These laws may be highly subjective and open to interpretation and, as a result, a regulator or court may determine that that there has been a violation where an originator or servicer of mortgage loans reasonably believed that the law or requirement had been satisfied. Failure or alleged failure by originators or servicers to comply with these laws and regulations could subject us to state or CFPB administrative proceedings, which could result in monetary penalties, license suspensions or revocations, or restrictions to our business, all of which could adversely impact our business and financial results and damage our reputation.

The final servicing rules promulgated by the CFPB to implement certain sections of the Dodd-Frank Act include provisions relating to, among other things, periodic billing statements and disclosures, responding to borrower inquiries and complaints, force-placed insurance, and adjustable rate mortgage interest rate adjustment notices. Further, the mortgage servicing rules require servicers to, among other things, make good faith early intervention efforts to notify delinquent borrowers of loss mitigation options, to implement specified loss mitigation procedures, and if feasible, exhaust all loss mitigation options before proceeding to foreclosure. Proposed updates to further refine these rules have been published and will likely lead to further changes in requirements applicable to servicing mortgage loans.

In addition to NewRez d/b/a Shellpoint Mortgage Servicing, we engage third-party servicers to subservice mortgage loans relating to any MSRs we acquire. It is therefore possible that a third-party servicer’s failure to comply with the new and evolving servicing protocols could adversely affect the value of the MSRs we acquire. Additionally, we may become subject to fines, penalties or civil liability based upon the conduct of any third-party servicer who services mortgage loans related to MSRs that we have acquired or will acquire in the future.

Investments in MSRs may expose us to additional risks.

We hold investments in MSRs. Our investments in MSRs may subject us to certain additional risks, including the following:

•	We have limited experience acquiring MSRs and operating a servicer. Although ownership of MSRs and the operation of a servicer includes many of the same risks as our other target assets and business activities, including risks related to prepayments, borrower credit, defaults, interest rates, hedging, and regulatory changes, there can be no assurance that we will be able to successfully operate a servicer subsidiary and integrate MSR investments into our business operations.
•	As of today, we rely on subservicers to subservice the mortgage loans underlying our MSRs on our behalf. We are generally responsible under the applicable Servicing Guidelines for any subservicer’s non-compliance with any such applicable Servicing Guideline. In addition, there is a risk that our current subservicers will be unwilling or unable to continue subservicing on our behalf on terms favorable to us in the future. In such a situation, we may be unable to locate a replacement subservicer on favorable terms.
•	NRM’s and NewRez’s existing approvals from government-related entities or federal agencies are subject to compliance with their respective servicing guidelines, minimum capital requirements, reporting requirements and other conditions that they may impose from time to time at their discretion. Failure to satisfy such guidelines or conditions could result in the unilateral termination of NRM’s or NewRez’s existing approvals or pending applications by one or more entities or agencies.
•	NRM and NewRez are presently licensed, approved, or otherwise eligible to hold MSRs in all states within the United States and the District of Columbia. Such state licenses may be suspended or revoked by a state regulatory authority, and we may as a result lose the ability to own MSRs under the regulatory jurisdiction of such state regulatory authority.
•	Changes in minimum servicing compensation for Agency loans could occur at any time and could negatively impact the value of the income derived from any MSRs that we hold or may acquire in the future.
•	Investments in MSRs are highly illiquid and subject to numerous restrictions on transfer and, as a result, there is risk that we would be unable to locate a willing buyer or get approval to sell any MSRs in the future should we desire to do so.

Our business, results of operations, financial condition and reputation could be adversely impacted if we are not able to successfully manage these or other risks related to investing and managing MSR investments.

Risks Related to Our Manager

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

None of our officers or other senior individuals who perform services for us (other than three part-time employees of NRM), is an employee of New Residential. Instead, these individuals are employees of our Manager. Accordingly, we are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies, to conduct our business. We are subject to the risk that our Manager will terminate the management agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost or at all. Furthermore, we are dependent on the services of certain key employees of our Manager whose compensation is partially or entirely dependent upon the amount of incentive or management compensation earned by our Manager and whose continued service is not guaranteed, and the loss of such services could adversely affect our operations.

On December 27, 2017, SoftBank Group Corp. (“SoftBank”) acquired Fortress (the “SoftBank Merger”) and Fortress now operates within SoftBank as an independent business headquartered in New York. There can be no assurance that the SoftBank Merger will not have an impact on us or our relationship with the Manager.

There are conflicts of interest in our relationship with our Manager.

Our management agreement with our Manager was not negotiated between unaffiliated parties, and its terms, including fees payable, although approved by the independent directors of New Residential as fair, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

There are conflicts of interest inherent in our relationship with our Manager insofar as our Manager and its affiliates—including investment funds, private investment funds, or businesses managed by our Manager—invest in real estate and other securities and loans, consumer loans and interests in MSRs and whose investment objectives overlap with our investment objectives. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles. Certain members of our board of directors and employees of our Manager who are our officers also serve as officers and/or directors of these other entities. Although we have the same Manager, we may compete with entities affiliated with our Manager or Fortress for certain target assets. From time to time, affiliates of Fortress focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has two funds primarily focused on investing in Excess MSRs with approximately $0.7 billion in investments in aggregate. We have broad investment guidelines, and we have co-invested and may co-invest with Fortress funds or portfolio companies of private equity funds managed by our Manager (or an affiliate thereof) in a variety of investments. We also may invest in securities that are senior or junior to securities owned by funds managed by our Manager. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund.

Our management agreement with our Manager generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other pooled investment vehicles that invest in investments that meet our investment objectives. Our Manager intends to engage in additional real estate related management and real estate and other investment opportunities in the future, which may compete with us for investments or result in a change in our current investment strategy. In addition, our certificate of incorporation provides that if Fortress or an affiliate or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates. In the event that any of our directors and officers who is also a director, officer or employee of Fortress or its affiliates acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of New Residential and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if Fortress or its affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our management agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage (subject to our investment guidelines) in material transactions with our Manager or another entity managed by our Manager or one of its affiliates, which may include, but are not limited to, certain financing arrangements, purchases of debt, co-investments in interests in MSRs, consumer loans, and other assets that present an actual, potential or perceived conflict of interest. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

The management compensation structure that we have agreed to with our Manager, as well as compensation arrangements that we may enter into with our Manager in the future (in connection with new lines of business or other activities), may incentivize our Manager to invest in high risk investments. In addition to its management fee, our Manager is currently entitled to receive incentive compensation. In evaluating investments and other management strategies, the opportunity to earn incentive compensation may lead our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative than lower-yielding investments. Moreover, because our Manager receives compensation in the form of options in connection with the completion of our common equity offerings, our Manager may be incentivized to cause us to issue additional common stock, which could be dilutive to existing stockholders. In addition, our Manager’s management fee is not tied to our performance and may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us.

It would be difficult and costly to terminate our management agreement with our Manager.

It would be difficult and costly for us to terminate our management agreement with our Manager. The management agreement may only be terminated annually upon (i) the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a simple majority of the outstanding shares of our common stock, that there has been unsatisfactory performance by our Manager that is materially detrimental to us or (ii) a determination by a simple majority of our independent directors that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of fees. Our Manager will be provided 60 days’ prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the Manager during the 12-month period preceding such termination. In addition, following any termination of the management agreement, our Manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future performance of the underlying investments) or otherwise we may continue to pay the incentive compensation to our Manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Our directors have approved broad investment guidelines for our Manager and do not approve each investment decision made by our Manager. In addition, we may change our investment strategy without a stockholder vote, which may result in our making investments that are different, riskier or less profitable than our current investments.

Our Manager is authorized to follow broad investment guidelines. Consequently, our Manager has great latitude in determining the types and categories of assets it may decide are proper investments for us, including the latitude to invest in types and categories of assets that may differ from those in which we currently invest. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review or pre-approve each proposed investment or our related financing arrangements. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors, even if the transactions contravene the terms of the management agreement. In addition, we may change our investment strategy, including our target asset classes, without a stockholder vote.

Our investment strategy may evolve in light of existing market conditions and investment opportunities, and this evolution may involve additional risks depending upon the nature of the assets in which we invest and our ability to finance such assets on a short or long-term basis. Investment opportunities that present unattractive risk-return profiles relative to other available investment opportunities under particular market conditions may become relatively attractive under changed market conditions, and changes in market conditions may therefore result in changes in the investments we target. Decisions to make investments in new asset categories present risks that may be difficult for us to adequately assess and could therefore reduce our ability to pay dividends on our common stock or have adverse effects on our liquidity, results of operations or financial condition. A change in our investment strategy may also increase our exposure to interest rate, foreign currency, real estate market or credit market fluctuations and expose us to new legal and regulatory risks. In addition, a change in our investment strategy may increase our use of non-match-funded financing, increase the guarantee obligations we agree to incur or increase the number of transactions we enter into with affiliates. Our failure to accurately assess the risks inherent in new asset categories or the financing risks associated with such assets could adversely affect our results of operations, liquidity and financial condition.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the management agreement, including with respect to the performance of our investments.

Pursuant to our management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us or any of our subsidiaries, to our board of directors, or our or any subsidiary’s stockholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our management agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our management agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our management agreement.

Our Manager’s due diligence of investment opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Our Manager intends to conduct due diligence with respect to each investment opportunity or other transaction it pursues. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In these cases, our Manager may be given limited access to information about the investment and will rely on information provided by the target of the investment. In addition, if investment opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make investment decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, investments and other transactions that initially appear to be viable may prove not to be over time, due to the limitations of the due diligence process or other factors.

The ownership by our executive officers and directors of shares of common stock, options, or other equity awards of entities either owned by Fortress funds managed by affiliates of our Manager or managed by our Manager may create, or may create the appearance of, conflicts of interest.

Some of our directors, officers and other employees of our Manager hold positions with entities either owned by Fortress funds managed by affiliates of our Manager or managed by our Manager and own such entities’ common stock, options to purchase such entities’ common stock or other equity awards. Such ownership may create, or may create the appearance of, conflicts of interest when these directors, officers and other employees are faced with decisions that could have different implications for such entities than they do for us.

Risks Related to the Financial Markets

The impact of legislative and regulatory changes on our business, as well as the market and industry in which we operate, are uncertain and may adversely affect our business.

The Dodd-Frank Act was enacted in July 2010, which affects almost every aspect of the U.S. financial services industry, including certain aspects of the markets in which we operate, and imposes new regulations on us and how we conduct our business. As we describe in more detail below, it affects our business in many ways but it is difficult at this time to know exactly how or what the cumulative impact will be.

Generally, the Dodd-Frank Act strengthens the regulatory oversight of securities and capital markets activities by the SEC and established the CFPB to enforce laws and regulations for consumer financial products and services. It requires market participants to undertake additional record-keeping activities and imposes many additional disclosure requirements for public companies.

Moreover, the Dodd-Frank Act contains a risk retention requirement for all asset-backed securities, which we issue. In October 2014, final rules were promulgated by a consortium of regulators implementing the final credit risk retention requirements of Section 941(b) of the Dodd-Frank Act. Under these “Risk Retention Rules,” sponsors of both public and private securitization transactions or one of their majority owned affiliates are required to retain at least 5% of the credit risk of the assets collateralizing such securitization transactions. These regulations generally prohibit the sponsor or its affiliate from directly or indirectly hedging or otherwise selling or transferring the retained interest for a specified period of time, depending on the type of asset that is securitized. Certain limited exemptions from these rules are available for certain types of assets, which may be of limited use under our current market practices. In any event, compliance with these new Risk Retention Rules has increased and will likely continue to increase the administrative and operational costs of asset securitization.

Further, the Dodd-Frank Act imposes mandatory clearing and exchange-trading requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. In addition, the Dodd-Frank Act is expected to increase the margin requirements for derivatives transactions that are not subject to mandatory clearing requirements, which may impact our activities. The Dodd-Frank Act also creates new categories of regulated market participants, such as “swap-dealers,” “security-based swap dealers,” “major swap participants” and “major security-based swap participants,” and subjects or may subject these regulated entities to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements that will give rise to new administrative costs.

Also, under the Dodd-Frank Act, financial regulators belonging to the Financial Stability Oversight Council are authorized to designate nonbank financial institutions and financial activities as systemically important to the economy and therefore subject to closer regulatory supervision. Such systemically important financial institutions, or (“SIFIs”) may be required to operate with greater safety margins, such as higher levels of capital, and may face further limitations on their activities. The determination of what constitutes a SIFI is evolving, and in time SIFIs may include large investment funds and even asset managers. There can be no assurance that we will not be deemed to be a SIFI or engage in activities later determined to be systemically important and thus subject to further regulation.

Even new requirements that are not directly applicable to us may still increase our costs of entering into transactions with the parties to whom the requirements are directly applicable. For instance, if the exchange-trading and trade reporting requirements lead to reductions in the liquidity of derivative transactions we may experience higher pricing or reduced availability of derivatives, or the reduction of arbitrage opportunities for us, which could adversely affect the performance of certain of our trading strategies. Importantly, many key aspects of the changes imposed by the Dodd-Frank Act will continue to be established by various regulatory bodies and other groups over the next several years.

In addition, there is significant uncertainty regarding the legislative and regulatory outlook for the Dodd-Frank Act and related statutes governing financial services, which may include Dodd-Frank Act amendments, mortgage finance and housing policy in the U.S., and the future structure and responsibilities of regulatory agencies such as the CFPB and the FHFA. For example, in March 2018, the U.S. Senate approved banking reform legislation intended to ease some of the restrictions imposed by the Dodd-Frank Act. Due to this uncertainty, it is not possible for us to predict how future legislative or regulatory proposals by Congress and the Administration will affect us or the market and industry in which we operate, and there can be no assurance that the resulting changes will not have an adverse impact on our business, results of operations, or financial condition. It is possible that such regulatory changes could, among other things, increase our costs of operating as a public company, impose restrictions on our ability to securitize assets and reduce our investment returns on securitized assets.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. government, may adversely affect our business.

The payments we receive on the Agency RMBS in which we invest depend upon a steady stream of payments by borrowers on the underlying mortgages and the fulfillment of guarantees by GSEs. Ginnie Mae is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the U.S. Fannie Mae and Freddie Mac are GSEs, but their guarantees are not backed by the full faith and credit of the U.S. Government.

In response to the deteriorating financial condition of Fannie Mae and Freddie Mac and the credit market disruption beginning in 2007, Congress and the U.S. Treasury undertook a series of actions to stabilize these GSEs and the financial markets, generally. The Housing and Economic Recovery Act of 2008 was signed into law on July 30, 2008, and established the FHFA, with enhanced regulatory authority over, among other things, the business activities of Fannie Mae and Freddie Mac and the size of their portfolio holdings. On September 7, 2008, FHFA placed Fannie Mae and Freddie Mac into federal conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in Fannie Mae’s and Freddie Mac’s debt and Agency RMBS.

As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the stockholders, the directors and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

Those efforts resulted in significant U.S. Government financial support and increased control of the GSEs.

The U.S. Federal Reserve (the “Fed”) announced in November 2008 a program of large-scale purchases of Agency RMBS in an attempt to lower longer-term interest rates and contribute to an overall easing of adverse financial conditions. Subject to specified investment guidelines, the portfolios of Agency RMBS purchased through the programs established by the U.S. Treasury and the Fed may be held to maturity and, based on mortgage market conditions, adjustments may be made to these portfolios. This flexibility may adversely affect the pricing and availability of Agency RMBS that we seek to acquire during the remaining term of these portfolios.

There can be no assurance that the U.S. Government’s intervention in Fannie Mae and Freddie Mac will be adequate for the longer-term viability of these GSEs. These uncertainties lead to questions about the availability of and trading market for, Agency RMBS. Accordingly, if these government actions are inadequate and the GSEs defaulted on their guaranteed obligations, suffered losses or ceased to exist, the value of our Agency RMBS and our business, operations and financial condition could be materially and adversely affected.

Additionally, because of the financial problems faced by Fannie Mae and Freddie Mac that led to their federal conservatorships, the Administration and Congress have been examining reform of the GSEs, including the value of a federal mortgage guarantee and the appropriate role for the U.S. government in providing liquidity for residential mortgage loans. The respective chairmen of the Congressional committees of jurisdiction, as well as the Secretary of the Treasury, has each stated that GSE reform, including a possible wind down of the GSEs, is a priority. However, the final details of any plans, policies or proposals with respect to the housing GSEs are unknown at this time. Other bills have been introduced that change the GSEs’ business charters and eliminate the entities or make other changes to the existing framework. We cannot predict whether or when such legislation may be enacted. If enacted, such legislation could materially and adversely affect the availability of, and trading market for, Agency RMBS and could, therefore, materially and adversely affect the value of our Agency RMBS and our business, operations and financial condition.

Legislation that permits modifications to the terms of outstanding loans may negatively affect our business, financial condition, liquidity and results of operations.

The U.S. government has enacted legislation that enables government agencies to modify the terms of a significant number of residential and other loans to provide relief to borrowers without the applicable investor’s consent. These modifications allow for outstanding principal to be deferred, interest rates to be reduced, the term of the loan to be extended or other terms to be changed in ways that can permanently eliminate the cash flow (principal and interest) associated with a portion of the loan. These modifications are currently reducing, or in the future may reduce, the value of a number of our current or future investments, including investments in mortgage backed securities and interests in MSRs. As a result, such loan modifications are negatively affecting our business, results of operations, liquidity and financial condition. In addition, certain market participants propose reducing the amount of paperwork required by a borrower to modify a loan, which could increase the likelihood of fraudulent modifications and materially harm the U.S. mortgage market and investors that have exposure to this market. Additional legislation intended to provide relief to borrowers may be enacted and could further harm our business, results of operations and financial condition.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored on a continuing basis. Monitoring and managing our REIT compliance has become challenging due to the increased size and complexity of the assets in our portfolio, a meaningful portion of which are not qualifying REIT assets. There can be no assurance that our Manager’s personnel responsible for doing so will be able to successfully monitor our compliance or maintain our REIT status.

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to operate in a manner intended to qualify us as a REIT for U.S. federal income tax purposes. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we do not obtain independent appraisals. See “—Risks Related to our Business—The valuations of our assets are subject to uncertainty because most of our assets are not traded in an active market,” and “—Risks Related to Our Business—Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exclusion from the 1940 Act.” Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of one or more of our investments such as to-be-announced forward contract positions (“TBAs”) may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not contend that our investments violate the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and market price for, our stock. See also “—Our failure to qualify as a REIT would cause our stock to be delisted from the NYSE.”

Unless entitled to relief under certain provisions of the Internal Revenue Code, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we initially ceased to qualify as a REIT. The rule against reelecting REIT status following a loss of such status would also apply to us if Drive Shack Inc. (formerly Newcastle Investment Corp., “Drive Shack”) failed to qualify as a REIT for any taxable year ended on or before December 31, 2014, and we were treated as a successor to Drive Shack for U.S. federal income tax purposes. Although Drive Shack (i) represented in the separation and distribution agreement that it entered into with us on April 26, 2013 (the “Separation and Distribution Agreement”) that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and (ii) covenanted in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of Drive Shack’s taxable years ended on or before December 31, 2014 (unless Drive Shack obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Drive Shack’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Drive Shack, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Drive Shack were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Drive Shack.

Our failure to qualify as a REIT would cause our stock to be delisted from the NYSE.

The NYSE requires, as a condition to the listing of our shares, that we maintain our REIT status. Consequently, if we fail to maintain our REIT status, our shares would promptly be delisted from the NYSE, which would decrease the trading activity of such shares. This could make it difficult to sell shares and would likely cause the market volume of the shares trading to decline.

If we were delisted as a result of losing our REIT status and desired to relist our shares on the NYSE, we would have to reapply to the NYSE to be listed as a domestic corporation. As the NYSE’s listing standards for REITs are less onerous than its standards for domestic corporations, it would be more difficult for us to become a listed company under these heightened standards. We might not be able to satisfy the NYSE’s listing standards for a domestic corporation. As a result, if we were delisted from the NYSE, we might not be able to relist as a domestic corporation, in which case our shares could not trade on the NYSE.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that, for purposes of the REIT asset and income tests, we should be treated as the owner of the assets that are the subject of any such sale and repurchase agreement, notwithstanding that those agreements generally transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we might fail to qualify as a REIT.

The failure of our Excess MSRs to qualify as real estate assets or the income from our Excess MSRs to qualify as mortgage interest could adversely affect our ability to qualify as a REIT.

We have received from the IRS a private letter ruling substantially to the effect that our Excess MSRs represent interests in mortgages on real property and thus are qualifying “real estate assets” for purposes of the REIT asset test, which generate income that qualifies as interest on obligations secured by mortgages on real property for purposes of the REIT income test. The ruling is based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and Drive Shack have made to the IRS. If any of the representations or statements that we have made in connection with the private letter ruling, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, the IRS could assert that such Excess MSR investments do not qualify under the REIT asset and income tests, and if successful, we might fail to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some “qualified dividends.”

Dividends payable to domestic stockholders that are individuals, trusts, and estates are generally taxed at reduced tax rates applicable to “qualified dividends.” Dividends payable by REITs, however, generally are not eligible for those reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to non-REIT corporate dividends, which could affect the value of our real estate assets negatively.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets, such as our investment in consumer loans, generate substantial mismatches between taxable income and available cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions; (ii) borrow on unfavorable terms; (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt; or (iv) make taxable distributions of our capital stock or debt securities in order to comply with REIT requirements. Further, amounts distributed will not be available to fund investment activities. If we fail to obtain debt or equity capital in the future, it could limit our ability to satisfy our liquidity needs, which could adversely affect the value of our common stock.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

Based on IRS guidance concerning the classification of Excess MSRs, we intend to treat our Excess MSRs as ownership interests in the interest payments made on the underlying residential mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each Excess

MSR is treated as a bond that was issued with original issue discount on the date we acquired such Excess MSR. In general, we will be required to accrue original issue discount based on the constant yield to maturity of each Excess MSR, and to treat such original issue discount as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an Excess MSR will be determined, and we will be taxed, based on a prepayment assumption regarding future payments due on the residential mortgage loans underlying the Excess MSR. If the residential mortgage loans underlying an Excess MSR prepay at a rate different than that under the prepayment assumption, our recognition of original issue discount will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, we may be required to accrue an amount of income in respect of an Excess MSR that exceeds the amount of cash collected in respect of that Excess MSR. Furthermore, it is possible that, over the life of the investment in an Excess MSR, the total amount we pay for, and accrue with respect to, the Excess MSR may exceed the total amount we collect on such Excess MSR. No assurance can be given that we will be entitled to a deduction for such excess, meaning that we may be required to recognize “phantom income” over the life of an Excess MSR.

Other debt instruments that we may acquire, including consumer loans, may be issued with, or treated as issued with, original issue discount. Those instruments would be subject to the original issue discount accrual and income computations that are described above with regard to Excess MSRs.

Under the Tax Cuts and Jobs Act (“TCJA”) enacted in late 2017, we generally will be required to take certain amounts into income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of, among other categories of income, income with respect to certain debt instruments or mortgage-backed securities, such as original issue discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

In addition, we may acquire debt instruments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding instrument are “significant modifications” under the applicable U.S. Treasury regulations, the modified instrument will be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified instrument exceeds our adjusted tax basis in the unmodified instrument, even if the value of the instrument or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to debt instruments at the stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income of an appropriate character in that later year or thereafter.

In any event, if our investments generate more taxable income than cash in any given year, we may have difficulty satisfying our annual REIT distribution requirement.

We may be unable to generate sufficient cash from operations to pay our operating expenses and to pay distributions to our stockholders.

As a REIT, we are generally required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and not including net capital gains) each year to our stockholders. To qualify for the tax benefits accorded to REITs, we intend to make distributions to our stockholders in amounts such that we distribute all or substantially all of our net taxable income, subject to certain adjustments, although there can be no assurance that our operations will generate sufficient cash to make such distributions. Moreover, our ability to make distributions may be adversely affected by the risk factors described herein. See also “—Risks Related to our Stock—We have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future.”

The stock ownership limit imposed by the Internal Revenue Code for REITs and our certificate of incorporation may inhibit market activity in our stock and restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first taxable year. Our certificate of incorporation, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of capital stock. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine in its sole discretion. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Moreover, if a REIT distributes less than 85% of its ordinary income and 95% of its capital gain net income plus any undistributed shortfall from the prior year (the “Required Distribution”) to its stockholders during any calendar year (including any distributions declared by the last day of the calendar year but paid in the subsequent year), then it is required to pay an excise tax on 4% of any shortfall between the Required Distribution and the amount that was actually distributed. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through TRSs. Such subsidiaries generally will be subject to corporate level income tax at regular rates and the payment of such taxes would reduce our return on the applicable investment. Currently, we hold some of our investments in TRSs, including servicer advance investments and MSRs, and we may contribute other non-qualifying investments, such as our investment in consumer loans, to a TRS in the future.

Complying with the REIT requirements may negatively impact our investment returns or cause us to forgo otherwise attractive opportunities, liquidate assets or contribute assets to a TRS.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. As a result of these tests, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, forgo otherwise attractive investment opportunities, liquidate assets in adverse market conditions or contribute assets to a TRS that is subject to regular corporate federal income tax. Our ability to acquire and hold MSRs, interests in consumer loans, servicer advance investments and other investments is subject to the applicable REIT qualification tests, and we may have to hold these interests through TRSs, which would negatively impact our returns from these assets. In general, compliance with the REIT requirements may hinder our ability to make and retain certain attractive investments.

Complying with the REIT requirements may limit our ability to hedge effectively.

The existing REIT provisions of the Internal Revenue Code may substantially limit our ability to hedge our operations because a significant amount of the income from those hedging transactions is likely to be treated as non-qualifying income for purposes of both REIT gross income tests. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources, to less than 5% of our annual gross income (determined without regard to gross income from qualified hedging transactions).

As a result, we may have to limit our use of certain hedging techniques or implement those hedges through TRSs. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur or could increase the cost of our hedging activities. If we fail to comply with these limitations, we could lose our REIT qualification for U.S. federal income tax purposes, unless our failure was due to reasonable cause, and not due to willful neglect, and we meet certain other technical requirements. Even if our failure were due to reasonable cause, we might incur a penalty tax. See also “—Risks Related to Our Business—Any hedging transactions that we enter into may limit our gains or result in losses.”

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if shares of our stock are predominantly held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;
•	part of the income and gain recognized by a tax-exempt investor with respect to our stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the stock; and
•	to the extent that we are (or a part of us, or a disregarded subsidiary of ours, is) a “taxable mortgage pool,” or if we hold residual interests in a real estate mortgage investment conduit (“REMIC”), a portion of the distributions paid to a tax exempt stockholder that is allocable to excess inclusion income may be treated as unrelated business taxable income.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

We may enter into securitization or other financing transactions that result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of a securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we could incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we might reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we may be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Uncertainty exists with respect to the treatment of TBAs for purposes of the REIT asset and income tests, and the failure of TBAs to be qualifying assets or of income/gains from TBAs to be qualifying income could adversely affect our ability to qualify as a REIT.

We purchase and sell Agency RMBS through TBAs and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. In a dollar roll transaction, we exchange an existing TBA for another TBA with a different settlement date. There is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. Government securities for purposes of the 75% asset test or the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. For a particular taxable year, we would treat such TBAs as qualifying assets for purposes of the REIT asset tests, and income and gains from such TBAs as qualifying income for purposes of the 75% gross income test, to the extent set forth in an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that (i) for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of the underlying Agency RMBS, and (ii) for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of such TBAs should be treated as gain from the sale or disposition of the underlying Agency RMBS. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS would not successfully challenge the conclusions set forth in such opinions. In addition, it must be emphasized that any opinion of Skadden, Arps, Slate, Meagher & Flom LLP would be based on various assumptions relating to any TBAs that we enter into and would be conditioned upon fact-based representations and covenants made by our management regarding such TBAs. No assurance can be given that the IRS would not assert that such assets or income are not qualifying assets or income. If the IRS were to successfully challenge any conclusions of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our assets consists of TBAs or a sufficient portion of our income consists of income or gains from the disposition of TBAs.

The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as prohibited transactions for U.S. federal income tax purposes.

Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (including mortgage loans, but other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of our trade or business. We might be subject to this tax if we were to dispose of or securitize loans or Excess MSRs in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.

We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held-for-sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. As a result, we may choose not to engage in certain sales of loans or Excess MSRs at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us. In addition, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held-for-sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% prohibited transaction tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to prevent prohibited transaction characterization.

Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.

To qualify as a REIT, we must comply with requirements regarding the composition of our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Changes to U.S. federal income tax laws could materially and adversely affect us and our stockholders.

The present U.S. federal income tax treatment of REITs and their shareholders may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our shares. The U.S. federal income tax rules, including those dealing with REITs, are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations.

The TCJA, which was enacted in 2017, made substantial changes to the Internal Revenue Code. Among those changes are a significant permanent reduction in the generally applicable corporate tax rate, changes in the taxation of individuals and other non-corporate taxpayers that generally but not universally reduce their taxes on a temporary basis subject to “sunset” provisions, the elimination or modification of various currently allowed deductions (including substantial limitations on the deductibility of interest and, in the case of individuals, the deduction for personal state and local taxes), certain additional limitations on the deduction of net operating losses, and preferential rates of taxation on most ordinary REIT dividends and certain business income derived by non-corporate taxpayers in comparison to other ordinary income recognized by such taxpayers. The effect of these, and the many other, changes made in the TCJA remains uncertain, both in terms of their direct effect on the taxation of an investment in our common stock and their indirect effect on the value of our assets or market conditions generally. Furthermore, many of the provisions of the TCJA still require guidance through the issuance of Treasury regulations in order to assess their effect. There may be a substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us. There also may be technical corrections legislation proposed with respect to the TCJA, the effect of which cannot be predicted and may be adverse to us or our stockholders.

Risks Relating to this Offering

The Series C Preferred Stock ranks junior to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities and any preferred equity of our subsidiaries.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series C Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series C Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may lawfully issue that ranks senior to the Series C Preferred Stock In addition, the Series C Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Our subsidiaries are separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series C Preferred Stock If we are forced to liquidate our assets to pay our creditors or any senior preferred stock, we may not have sufficient assets to pay amounts due on any or all of the Series C Preferred Stock then outstanding and any parity securities then outstanding, including our Series A Preferred Stock and Series B Preferred Stock, in which case, holders of the Series C Preferred Stock will share ratably with holders of such parity securities. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other liabilities that will rank or effectively rank senior to the Series C Preferred Stock. As of September 30, 2019, we and our subsidiaries had approximately $32.3 billion of indebtedness and other liabilities ranking or effectively ranking senior to the Series C Preferred Stock. Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series C Preferred Stock.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series C Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility.

Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series C Preferred Stock and may result in dilution to owners of the Series C Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series C Preferred Stock will bear the risk of our future offerings reducing the market price of the Series C Preferred Stock and diluting the value of their holdings in us.

We may issue additional shares of the Series C Preferred Stock and additional series and classes of preferred stock that rank on a parity with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, as to dividend rights, rights upon liquidation or voting rights.

We currently have 6.21 million shares of Series A Preferred Stock and 11.5 million shares of Series B Preferred Stock outstanding that will each rank on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

We are allowed to issue additional shares of the Series C Preferred Stock and additional series and classes of preferred stock that would rank on a parity with the Series C Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our amended and restated certificate of incorporation and the certificate of designations for the Series C Preferred Stock without any vote of the holders of the Series C Preferred Stock. The issuance of additional shares of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and additional series and classes of parity preferred stock could have the effect of reducing the amounts available to the Series C Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series C Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series C Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends, including our Series A Preferred Stock and Series B Preferred Stock.

In addition, although holders of the Series C Preferred Stock are entitled to limited voting rights, as described in “Description of the Series C Preferred Stock—Voting Rights,” with respect to such matters, the Series C Preferred Stock will vote together as a class along with all other series and classes of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of the Series C Preferred Stock may be significantly diluted, and the holders of such other series and classes of preferred stock that we have issued or may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of parity preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and our common stock to decline, and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We may not be able to pay dividends (or other distributions) on the Series C Preferred Stock.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the Series C Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the Series C Preferred Stock, we may not have sufficient cash to pay dividends on the Series C Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and in the accompanying prospectus were to occur. In addition, payment of our dividends depends upon our earnings, liquidity and financial condition, maintenance of our REIT qualification, financial covenants and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings or other capital will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series C Preferred Stock offered by this prospectus supplement, to pay our indebtedness or to fund our other liquidity needs.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

During the Floating Rate Period, the dividend rate for the Series C Preferred Stock will be determined based on three-month LIBOR. In the past, the level of three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Although the actual three-month LIBOR on a dividend payment date or at other times during a Dividend Period within the Floating Rate Period may be higher than the three-month LIBOR on the applicable Dividend Determination Date (as defined herein), you will not benefit from the three-month LIBOR at any time other than on the Dividend Determination Date for such Dividend Period. As a result, changes in the three-month LIBOR during the Floating Rate Period may not result in a comparable change in the market value of the Series C Preferred Stock.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the Series C Preferred Stock.

See “—Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.” Uncertainty as to the nature of the potential changes, alternative reference rates or other reforms described therein may adversely affect the trading market for the Series C Preferred Stock since the dividend payable thereon is determined by reference to LIBOR. To the extent the Three-Month LIBOR Rate (as defined herein) is discontinued or is no longer quoted, the applicable base rate used to calculate dividend payments on the Series C Preferred Stock during the Floating Rate Period will be determined using the alternative methods described in “Description of the Series C Preferred Stock—Dividends.” Any of these alternative methods may result in dividend payments that are lower than or that do not otherwise correlate over time with the dividend payments that would have been made on the Series C Preferred Stock during the Floating Rate Period if the Three-Month LIBOR Rate was available in its current form. For example, one alternative method sets the dividend rate for a Dividend Period during the Floating Rate Period at the same rate as the immediately preceding Dividend Period or, in the case of the first Dividend Period in Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 (as defined herein) had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period, which may result in effectively converting the Series C Preferred Stock into a fixed dividend rate instrument. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on the Series C Preferred Stock. Please see the section entitled “Description of the Series C Preferred Stock.” Please see the section entitled “Description of the Series C Preferred Stock—Dividends” for additional alternative calculation methods.

You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control Conversion Rights (as defined herein) described in this prospectus supplement may not adequately compensate a holder of the Series C Preferred Stock. These Change of Control Conversion Rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.

Upon the occurrence of a Change of Control, each holder of the Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series C Preferred Stock held by such holder as described under “Description of the Series C Preferred Stock—Redemption Optional Redemption” or “—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of the Series C Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series C Preferred Stock into shares of common stock (or, under specified circumstances, certain alternative consideration). Notwithstanding that we generally may not redeem the Series C Preferred Stock prior to February 15, 2025, we have a special optional redemption right to redeem the Series C Preferred Stock in the event of a Change of Control, and holders of the Series C Preferred Stock will not have the right to convert any shares of the Series C Preferred Stock that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled “Description of the Series C Preferred Stock—Redemption—Special Optional Redemption” and “Description of the Series C Preferred Stock—Conversion Rights.”

If we do not elect to redeem the Series C Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus supplement, the holders of the Series C Preferred Stock will be limited to a maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) equal to the Share Cap multiplied by the number of the shares of the Series C Preferred Stock converted. If the Common Stock Price is less than $8.64 (which is 50% of the per share closing sale price of our common stock reported on the NYSE on February 10, 2020), subject to adjustment in certain circumstances, the holders of the Series C Preferred Stock will receive a maximum of 2.89352 shares of our common stock per share of the Series C Preferred Stock, which may result in a holder receiving shares of common stock (or Alternative Conversion Consideration, as applicable) with a value that is less than the liquidation preference of the Series C Preferred Stock plus any accumulated and unpaid dividends.

In addition, the Change of Control conversion feature of the Series C Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series C Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that stockholders may otherwise believe is in their best interests.

The market price of the Series C Preferred Stock could be substantially affected by various factors.

The market price of the Series C Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the shares;
•	a shift in our investor base;
•	quarterly or annual earnings and cash flows, or actual or anticipated variations therein, of us and comparable companies;
•	trading prices of our common stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and common and preferred equity securities issued by REITs and other real estate companies;

•	the annual yield from distributions on the Series C Preferred Stock as compared to yields on other financial instruments;
•	uncertainty as to the calculation of LIBOR during the Floating Rate Period, or the perception that the manner in which LIBOR is calculated during the Floating Rate Period is more adverse to holders of the Series C Preferred Stock than the manner in which LIBOR would be calculated on the date of this prospectus supplement;
•	general economic and financial market conditions;
•	changes in earnings estimates or recommendations by securities analysts with respect to us, our competitors or our industry;
•	government action or regulation;
•	the financial condition, performance and prospects of us and our competitors;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	our failure to qualify as a REIT, maintain our exemption under the 1940 Act or satisfy the NYSE listing requirements;
•	negative public perception of us, our competitors or industry;
•	our issuance of additional preferred equity or debt securities; and

As a result of these and other factors, investors who purchase the Series C Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series C Preferred Stock, including decreases unrelated to our operating performance or prospects.

Our amended and restated certificate of incorporation and the certificate of designations establishing the terms of the Series C Preferred Stock will contain restrictions upon ownership and transfer of the Series C Preferred Stock, which may impair the ability of holders of shares to effect the conversion of the Series C Preferred Stock into our common stock.

Our amended and restated certificate of incorporation, as in effect as of the date hereof (our “amended and restated certificate of incorporation”) and the certificate of designations (the “certificate of designations”) establishing the terms of the Series C Preferred Stock will contain restrictions on ownership and transfer of the Series C Preferred Stock intended to assist us in maintaining our qualification as a REIT for federal income tax purposes. For example, our amended and restated certificate of incorporation provides that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock, subject to certain exceptions.

See “Description of the Series C Preferred Stock—Restrictions on Ownership and Transfers of Stock” in this prospectus supplement. Notwithstanding any other provision of the Series C Preferred Stock, no holder of the Series C Preferred Stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limitations contained in our amended and restated certificate of incorporation and in the certificate of designations for the Series C Preferred Stock In addition, these restrictions could have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series C Preferred Stock

Holders of the Series C Preferred Stock will have extremely limited voting rights.

The voting rights of a holder of the Series C Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of the Series C Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series and classes of our preferred stock having similar voting rights (including our Series A Preferred Stock and Series B Preferred Stock), two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series C Preferred Stock—Voting Rights,” in the event that six or more quarterly dividends (whether or not consecutive) payable on the Series C Preferred Stock are in arrears, and with respect to voting on amendments to our amended and restated certificate of incorporation or the certificate of designations relating to the

Series C Preferred Stock that materially and adversely affect the rights of the holders of the Series C Preferred Stock or authorize, increase or create additional classes or series of our shares of preferred stock that are senior to the Series C Preferred Stock Other than the limited circumstances described in this prospectus supplement, holders of the Series C Preferred Stock will not have any voting rights. Please see the section entitled “Description of the Series C Preferred Stock—Voting Rights.”

The Series C Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell the Series C Preferred Stock.

The Series C Preferred Stock is a new issue of securities and currently no market exists for such securities. We intend to apply to list the shares of the Series C Preferred Stock on the NYSE. However, we cannot assure you that the Series C Preferred Stock will be approved for listing on the NYSE. Even if so approved, trading of the Series C Preferred Stock on the NYSE is not expected to begin until sometime during the period ending 30 days after the original issue date of the Series C Preferred Stock and, in any event, a trading market on the NYSE for the Series C Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The underwriters have advised us that they intend to make a market in the Series C Preferred Stock prior to the commencement of any trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. The liquidity of any market for the Series C Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, the dividend rate (or manner of calculation thereof) on the Series C Preferred Stock and our common stock, our financial condition, liquidity and operating results, the number of holders of the Series C Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series C Preferred Stock. As a result, the ability to transfer or sell the Series C Preferred Stock and the amount you receive upon any sale or transfer of the Series C Preferred Stock could be materially and adversely affected.

If our common stock is delisted, your ability to transfer or sell your shares may be limited and the market value of the Series C Preferred Stock will likely be materially adversely affected.

Other than in connection with a Change of Control, the Series C Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NYSE. Because the Series C Preferred Stock does not have a stated maturity date, you may be forced to hold the Series C Preferred Stock and receive stated dividends on the Series C Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NYSE, it is likely that the Series C Preferred Stock will be delisted from the NYSE as well. Accordingly, if our common stock is delisted from the NYSE, your ability to transfer or sell the Series C Preferred Stock may be limited and the market value of the Series C Preferred Stock will likely be materially adversely affected.

The Series C Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series C Preferred Stock and the Series C Preferred Stock may never be rated. It is possible, however, that one or more rating agencies might independently determine to issue such ratings or that such ratings, if issued, would materially and adversely affect the market price of such securities. In addition, we may elect in the future to obtain a rating for the Series C Preferred Stock, which could materially and adversely affect the market price of such securities. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have a material adverse effect on the market price of the Series C Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series C Preferred Stock may not reflect all risks related to the us and our business, or the structure or market price of the Series C Preferred Stock.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of the Series C Preferred Stock in this offering will be approximately $338,695,000 (or $389,541,250 if the underwriters exercise their over-allotment option to purchase additional shares of the Series C Preferred Stock in full), after deducting the underwriting discount and expenses of this offering. We intend to use the net proceeds from our sale of the Series C Preferred Stock in this offering for investments and general corporate purposes.

DESCRIPTION OF THE SERIES C PREFERRED STOCK

This description of certain terms of the Series C Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. The description of certain terms of the Series C Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificate of designations designating the Series C Preferred Stock, our bylaws and Delaware law. Copies of our amended and restated certificate of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

General

Shares of the Series C Preferred Stock represent a single series of our authorized preferred stock. By this prospectus supplement and the accompanying prospectus, we are offering 14,000,000 shares of the Series C Preferred Stock ($350,000,000 aggregate liquidation preference), with each share of the Series C Preferred Stock having a par value of $0.01 and a liquidation preference of $25.00 per share. We may elect from time to time to issue additional shares of the Series C Preferred Stock without notice to, or consent from, the existing holders of shares, and all those additional shares would be deemed to form a single series with the shares of the Series C Preferred Stock offered by this prospectus supplement and the accompanying prospectus.

Pursuant to our amended and restated certificate of incorporation, we are currently authorized to designate and issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation, and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. As of the date of this prospectus supplement, 17.71 million shares of our preferred stock are issued and outstanding, 6.21 million of which are designated as the Series A Preferred Stock and 11.5 million of which are designated as the Series B Preferred Stock, each of which constitute parity stock, as described below under “—Ranking.” In connection with this offering, our board of directors or a committee of our board of directors will, as permitted by our amended and restated certificate of incorporation, designate a new series of preferred stock with the rights set forth herein, consisting of 14,000,000 shares, plus up to an additional 2,100,000 shares which may be issued upon exercise of the underwriters’ over-allotment option to purchase additional shares, designated as 6.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, which we refer to herein as the Series C Preferred Stock, by adopting the certificate of designations. Subsequent to the completion of this offering, we will have available for issuance 69,790,000 authorized but unissued shares of preferred stock (or 67,690,000 shares if the underwriters exercise their over-allotment option to purchase 2,100,000 additional shares in full). Our board of directors may, without the approval of holders of the Series C Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series C Preferred Stock or designate additional shares of the Series C Preferred Stock and authorize the issuance of such shares.

The registrar and transfer agent in respect of the Series C Preferred Stock will be American Stock Transfer & Trust Company, LLC. The principal business address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, NY 11219. The certificate of designations designating the Series C Preferred Stock will provide that we will maintain an office or agency where shares of the Series C Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange, or conversion.

Maturity

The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series C Preferred Stock.

Ranking

The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

1.	senior to all classes or series of our common stock and to all other equity securities issued by us that expressly indicate are subordinated to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
2.	on a parity with all equity securities issued by us, including our Series A Preferred Stock and Series B Preferred Stock, other than the equity securities referred to in clauses (1) and (3);
3.	junior to all equity securities issued by us and approved by at least two-thirds of the outstanding shares of Series C Preferred Stock with terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below); and
4.	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and other liabilities and to all liabilities and preferred equity and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series C Preferred Stock from and including the original issue date to, but excluding, February 15, 2025 will be at the fixed annual rate of 6.375% of the $25.00 liquidation preference per share of the Series C Preferred Stock, on and after February 15, 2025 dividends on the Series C Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference per share of the Series C Preferred Stock equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 4.969%. Dividends on the Series C Preferred Stock shall accumulate daily and be cumulative from, and including, the original issue date and shall be payable quarterly in arrears on or about the 15th day of each February, May, August and November (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend (or other distribution) on the Series C Preferred Stock is scheduled to be paid on or about May 15, 2020 (long first Dividend Period) in the amount of $0.4028646 per share of the Series C Preferred Stock and that dividend will be paid to the persons who are the holders of record of the Series C Preferred Stock at the close of business on the corresponding dividend record date, which will be on or about April 15, 2020. Dividends payable for any Dividend Period during the Fixed Rate Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any Dividend Period during the Floating Rate Period will be calculated on the basis of a 360-day year and the number of days actually elapsed in such Dividend Period. Dividends will be payable to holders of record as they appear in our stock transfer records for the Series C Preferred Stock at the close of business on the applicable dividend record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). The dividends payable on any dividend payment date shall include dividends accumulated to, but excluding, such dividend payment date.

For each Dividend Period during the Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us or a Calculation Agent (as defined herein) as of the applicable Dividend Determination Date, in accordance with the following provisions:

•	LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or
•	if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then we will select four nationally recognized banks in the London interbank market and request that the principal

London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day (as defined herein) immediately preceding the first day of the applicable Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant Dividend Determination Date that LIBOR has been discontinued, then we will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with us, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.

“Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by us.

“Dividend Determination Date” means the second London Business Day immediately preceding the first date of the applicable Dividend Period.

“Dividend Period” means the period from, and including, the immediately preceding dividend payment date to, but excluding, the applicable dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series C Preferred Stock to, but excluding, May 15, 2020 (long first Dividend Period).

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

No dividends on shares of the Series C Preferred Stock shall be declared by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—Risks Relating to this Offering—We may not be able to pay dividends on the Series C Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series C Preferred Stock.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series C Preferred Stock offered pursuant to this prospectus supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, any debt service requirements, financial covenants and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on the Series C Preferred Stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends or other distributions (other than in shares of common stock or in shares of any class or series of preferred stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other capital stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our amended and restated certificate of incorporation, relating to restrictions on ownership and transfers of our capital stock). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our amended and restated certificate of incorporation, including in order to preserve our qualification as a REIT, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other class or series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, all dividends declared upon the Series C Preferred Stock and any class or other series of preferred stock that we have issued or may issue ranking on a parity as to dividends with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, shall be declared pro rata so that the amount of dividends declared per share of the Series C Preferred Stock and such other class or series of preferred stock that we have issued or may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and accumulated dividends per share on such other classes or series of preferred stock that we have issued or may issue (which shall not include any accumulation in respect of undeclared and unpaid dividends for past Dividend Periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of the Series C Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may lawfully issue ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock that we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our preferred stock that we have issued or may issue ranking on a parity with the Series C Preferred Stock in the distribution of assets then, the holders of the Series C Preferred Stock and all other such classes or series of preferred stock, including our Series A Preferred Stock and Series B Preferred Stock, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of the Series C Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, individually or in a series of related transactions, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).

Redemption

The Series C Preferred Stock is not redeemable by us prior to February 15, 2025, except as described below under “—Special Optional Redemption” and except that, as provided in our amended and restated certificate of incorporation, we may purchase or redeem shares of the Series C Preferred Stock prior to that date in order to preserve our qualification as a REIT for U.S. federal income tax purposes. Please see the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus.

Optional Redemption. On and after February 15, 2025, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If we elect to redeem any shares of the Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series C Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of the Series C Preferred Stock will not have the Change of Control Conversion Right described below under “—Conversion Rights” with respect to the shares of the Series C Preferred Stock called for redemption. If we elect to redeem any shares of the Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

“Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all our capital stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

Redemption Procedures. In the event we elect to redeem any shares of the Series C Preferred Stock, the notice of redemption will be mailed to each holder of record of the Series C Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:

•	the redemption date;
•	the number of shares of the Series C Preferred Stock to be redeemed;
•	the redemption price;
•	the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price;
•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;
•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;
•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and
•	if such redemption is being made in connection with a Change of Control, that the holders of the shares of the Series C Preferred Stock being so called for redemption will not be able to tender such shares of the Series C Preferred Stock for conversion in connection with the Change of Control and that each share of the Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined herein), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of the Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series C Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of the Series C Preferred Stock to be redeemed shall surrender the Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of the Series C Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption for the benefit of the holders of the shares of the Series C Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of the Series C Preferred Stock, those shares of the Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata or by lot (as nearly as may be practicable without creating fractional shares) that will not result in the automatic transfer of any shares of the Series C Preferred Stock to a trust as described below under “—Restrictions on Ownership and Transfer.”

As part of any redemption of the Series C Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of the Series C Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of the Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of the Series C Preferred Stock shall be redeemed unless all outstanding shares of the Series C Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of the Series C Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our other preferred stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of the Series C Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series C Preferred Stock.

Subject to applicable law, we may purchase shares of the Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of the Series C Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock

Conversion Rights

Upon the occurrence of a Change of Control, each holder of the Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of the Series C Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of the Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of the Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series C Preferred Stock plus any accumulated and unpaid dividends whether or not authorized or declared thereon to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price, as defined herein (such quotient, the “Conversion Rate”); and
•	2.89352, subject to certain adjustments to this Share Cap as described below.

Notwithstanding anything to the contrary in the certificate of designations and except as otherwise required by law, the persons who are the holders of record of shares of the Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are in arrears on the shares of the Series C Preferred Stock to be converted.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 40,509,280 shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ over-allotment option to purchase additional shares is exercised, not to exceed 46,585,672 shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of the Series C Preferred Stock will receive upon conversion of such shares of the Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

We will not issue fractional shares of our common stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided that we have not then exercised our right to redeem all shares of the Series C Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of the Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will be delivered to the holders of record of the shares of the Series C Preferred Stock at their addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of the Series C Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;

•	the last date on which the holders of the Series C Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•	that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of the Series C Preferred Stock, holders will not be able to convert the shares of the Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of the Series C Preferred Stock;
•	the name and address of the paying agent and transfer agent for the Series C Preferred Stock;
•	the procedures that the holders of the Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Share Depositary (as defined herein)), including the form of conversion notice to be delivered by such holders as described below; and
•	the last date on which holders of the Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the Series C Preferred Stock

To exercise the Change of Control Conversion Right, the holders of the Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of the Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of the Series C Preferred Stock held in book-entry form through a Share Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of the Series C Preferred Stock to be converted through the facilities of such Share Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of the Series C Preferred Stock to be converted; and
•	that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series C Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of the Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of the Series C Preferred Stock;
•	if certificated Series C Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of the Series C Preferred Stock; and
•	the number of shares of the Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of the Series C Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Share Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Share Depositary.

Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of the Series C Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of the Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of the Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of the Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of the Series C Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series C Preferred Stock, no holder of the Series C Preferred Stock will be entitled to convert such Series C Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our amended and restated certificate of incorporation and the certificate of designations, unless we provide an exemption from this limitation to such holder. Please see the section entitled “—Restrictions on Ownership and Transfer” below and “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus.

The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors—Risks Relating to this Offering—You may not be able to exercise conversion rights upon a Change of Control If exercisable, the Change of Control Conversion Rights described in this prospectus supplement may not adequately compensate a holder of the Series C Preferred Stock. These Change of Control Conversion Rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”

Except as provided above in connection with a Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law or any applicable stock exchange rules.

Whenever dividends on any shares of the Series C Preferred Stock are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series C Preferred Stock as a class with respect to the election of those two directors) and the holders of the Series C Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of the Series C Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series C Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of the Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series C Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of the Series C Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series C Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.

If at any time when the voting rights conferred upon the Series C Preferred Stock (as described above) are exercisable any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the vote of the holders of record of the outstanding Series C Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of directors (as described above). Any director elected or appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series C Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series C Preferred Stock in the election of directors pursuant to the procedures described above, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series C Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of our common stock.

If a special meeting is not called by us within 30 days after request from the holders of the Series C Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series C Preferred Stock may designate a holder to call the meeting at our expense.

On each matter on which holders of the Series C Preferred Stock are entitled to vote, each share of the Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

So long as any shares of the Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the outstanding Series C Preferred Stock and all other parity stock having like voting rights that are exercisable at the time, voting as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all classes or series of preferred stock ranking on a parity with the Series C Preferred Stock that we have issued or may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of preferred stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series C Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional shares of the Series C Preferred Stock or other class or series of preferred stock that we may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series C Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock disproportionately relative to other classes or series of any parity stock having like voting rights that are exercisable at the time, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock (voting as a separate class) shall also be required.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series C Preferred Stock will not have any relative, participating, optional and other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of the Series C Preferred Stock are outstanding, we will use our best efforts to (i) transmit through our website at www.newresi.com (or other permissible means under the Exchange Act) to all holders of the Series C Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of the Series C Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our amended and restated certificate of incorporation and the certificate of designations establishing the terms of the Series C Preferred Stock will contain restrictions on the ownership and transfer of the Series C Preferred Stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The certificate of designations will provide that all holders of the Series C Preferred Stock will be subject to our amended and restated certificate of incorporation, which provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock, subject to certain exceptions. For the purposes of determining the percentage ownership of our capital stock by any person, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities directly or constructively held by such person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. All Series C Preferred Stock will be counted as capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock.

Moreover, the constructive ownership rules are complex, and may cause shares of the Series C Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of the Series C Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Series C Preferred Stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Series C Preferred Stock and thus violate the ownership limitations, or any other limitations in our amended and restated certificate of incorporation.

Any acquisition by you of the Series C Preferred Stock (whether in this offering or following completion of the offering) or other classes of our capital stock that results in your exceeding the 9.8% common stock or the 9.8% capital stock ownership threshold may not be valid. In addition, no holder of the Series C Preferred Stock will be entitled to convert the Series C Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder to actually or constructively own stock exceeding either of the 9.8% ownership thresholds unless we provide an exemption from these ownership limitations to such holder at our sole discretion.

Under our amended and restated certificate of incorporation, and the certificate of designations for the Series C Preferred Stock, any attempted transfer of our capital stock, which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions; however, it is not obligated to do so.

Furthermore, under our amended and restated certificate of incorporation and, consequently, if the board of directors or any duly authorized committee thereof (or other designees if permitted by Delaware law) shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the foregoing restrictions, or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of our capital stock in violation of the foregoing restrictions, we may take actions to refuse to give effect to or prevent such transfer or other event, including, without limitation, redeeming shares of capital stock, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions or any person who would have owned shares of capital stock that resulted in a transfer to the trust for the exclusive benefit of one or more charitable beneficiaries as described above shall immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the our qualification as a REIT.

For further information regarding restrictions on ownership and transfer of the Series C Preferred Stock, please see the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock” in the accompanying prospectus.

Preemptive Rights

No holders of the Series C Preferred Stock will have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Procedures

All interests in the global securities certificates representing the shares of the Series C Preferred Stock will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the Series C Preferred Stock. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures or for the accuracy or completeness of the following disclosure.

DTC will act as securities depositary for the Series C Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of the Series C Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of the Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. So long as DTC’s nominee is the registered owner of the global securities certificates, that nominee will be considered the sole owner and holder of the shares of the Series C Preferred Stock represented by those certificates for all purposes. Except as provided below, owners of beneficial interests in the certificates will not be entitled to have shares of the Series C Preferred Stock registered in their names; will not receive or be entitled to receive physical, certificated shares of the Series C Preferred Stock; and will not be considered the owners or holders of the shares of the Series C Preferred Stock for any purpose. As a result, each person owning a beneficial interest in shares of the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York State banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of the Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series C Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of the Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series C Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series C Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of the Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of the Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of the Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the dividend record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of the Series C Preferred Stock are credited to on the dividend record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series C Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant dividend payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that dividend payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the Direct and Indirect Participants and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

SUPPLEMENT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations supplements the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is subject to the qualifications set forth therein. Capitalized terms used but not defined herein have the meanings set forth in the accompanying prospectus. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of the Series C Preferred Stock in light of their personal investment or tax circumstances.

EACH PROSPECTIVE HOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF THE SERIES C PREFERRED STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Consequences to Holders of the Series C Preferred Stock

General. Subject to the discussion below, an investment in the Series C Preferred Stock is generally subject to the same U.S. federal income tax considerations applicable to an investment in our common stock See “U.S. Federal Income Tax Considerations” in the accompanying prospectus, as supplemented by the updates discussed below, for a discussion of the considerations relating to an investment in our common stock, including a discussion of the taxation of New Residential Investment Corp.

Distributions. In the case of distributions with respect to shares of the Series C Preferred Stock, an owner of such shares will generally be subject to the same rules that are applicable to distributions received by holders of our common stock, as discussed in the accompanying prospectus, as modified by the updates below. However, in determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated on a pro rata basis, first to distributions with respect to our preferred stock, and then to our common stock

Redemptions. A redemption of the Series C Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a dividend, generally taxable in accordance with the sections of this discussion and the discussion in the accompanying prospectus relating to distributions to our stockholders, unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Internal Revenue Code that enable the redemption to be treated as a sale or exchange of the redeemed Series C Preferred Stock. A redemption will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s stock interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, any shares of our stock (including common shares and shares of the Series C Preferred Stock) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as such shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a redemption of the Series C Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the holders of the Series C Preferred Stock. The holder’s adjusted tax basis in the Series C Preferred Stock that was redeemed would, in that case, be transferred to the holder’s remaining stockholdings in us. If, however, the holder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

With respect to a redemption of the Series C Preferred Stock that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds our earnings and profits, the method by which a holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each holder should consult its own tax advisor with respect to the treatment of a redemption of the Series C Preferred Stock that is treated as a distribution.

If a redemption is not treated as a distribution to a particular holder under the Section 302(b) tests described above, it will generally be treated as to that holder as a taxable sale or other disposition, in accordance with the sections of this discussion and the discussion in the accompanying prospectus relating to sales or other dispositions of our stock by our stockholders, except that redemption proceeds attributable to declared but unpaid dividends, if any, generally would be treated as a distribution.

Conversion of the Underlying Preferred Stock in Connection with a Change of Control. The treatment of the conversion of the underlying Series C Preferred Stock to common stock pursuant to the Change of Control Conversion Right, or the receipt by a holder of Alternative Conversion Consideration in connection with a Change of Control, may depend on a number of factors, including the nature of the transaction that gives rise to the Change of Control, the nature of any Alternative Conversion Consideration, and a holder’s particular circumstances and tax status, and such transaction could be in whole or in part a taxable transaction for any particular holder. Holders should consult their own tax advisors as to the treatment of any such transaction.

UNDERWRITING

We are offering the shares of the Series C Preferred Stock described in this prospectus supplement and the accompanying prospectus through the underwriters named below. BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, Keefe, Bruyette & Woods, Inc. and Citigroup Global Markets Inc. are joint book-running managers for this offering. BofA Securities, Inc. is acting as representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of the Series C Preferred Stock listed next to its name in the following table.

Underwriter	Number of Shares
BofA Securities, Inc.	2,240,000
J.P. Morgan Securities LLC	2,240,000
Morgan Stanley & Co. LLC	2,240,000
RBC Capital Markets, LLC	2,240,000
UBS Securities LLC	2,240,000
Keefe, Bruyette & Woods, Inc.	980,000
Citigroup Global Markets Inc.	560,000
Credit Suisse Securities (USA) LLC	420,000
B. Riley FBR, Inc.	210,000
BTIG, LLC	210,000
Raymond James & Associates, Inc.	210,000
Wedbush Securities Inc.	210,000
Total	14,000,000

The underwriting agreement provides that the underwriters must buy all of the shares of the Series C Preferred Stock in this offering from us if they buy any of them. However, the underwriters are not required to take or pay for the shares of the Series C Preferred Stock covered by the underwriters’ over-allotment option to purchase additional shares of the Series C Preferred Stock described below.

The Series C Preferred Stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the Series C Preferred Stock by the underwriters; and
•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, the underwriters may distribute prospectuses electronically.

The underwriters initially propose to offer the shares of Series C Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.50 per share of Series C Preferred Stock below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.45 per share of Series C Preferred Stock to other underwriters or to certain dealers. If the shares of Series C Preferred Stock are not sold at the initial price to the public, the underwriters may change the offering price and the other selling terms. The offering of the shares of Series C Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option to purchase additional shares of Series C Preferred Stock solely to cover over-allotments, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,100,000 additional shares of the Series C Preferred Stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Our expenses in connection with the offering are estimated at approximately $280,000 and are payable by us.

We have agreed that, subject to specified exceptions, without the prior written consent of BofA Securities, Inc., we will not, directly or indirectly (a) offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of the Series C Preferred Stock, or otherwise dispose of any shares of the Series C Preferred Stock or any securities that may be converted into or exchanged for any shares of the Series C Preferred Stock or (b) file a registration statement under the Securities Act registering shares of the Series C Preferred Stock (or any securities convertible into, exercisable for or exchangeable for the Series C Preferred Stock) or any interest in shares of the Series C Preferred Stock for a period ending 30 days after the date of this prospectus supplement.

The Series C Preferred Stock has not been rated. No current market exists for the Series C Preferred Stock. We intend to apply to list the shares of the Series C Preferred Stock on the NYSE under the symbol “NRZ PR C” and we have agreed that we will use our best efforts to effect and maintain the listing on the NYSE. If the application is approved, trading of the Series C Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial issuance of the shares of the Series C Preferred Stock. Certain of the underwriters have advised us that they intend to make a market in the shares of the Series C Preferred Stock prior to the commencement of any trading on the NYSE. They will have no obligation to make a market in the shares of the Series C Preferred Stock, however, and may cease market-making activities, if commenced, at any time without notice. We cannot assure you that a market for the shares of the Series C Preferred Stock will develop prior to the commencement of trading on the NYSE or, if developed, will be maintained or will provide you with adequate liquidity.

The underwriting discount per share is equal to the public offering price per share of the Series C Preferred Stock less the amount paid by the underwriters to us per share. We have agreed to pay the underwriters the following discount, assuming either no exercise or full exercise by the underwriters of the underwriters’ option:

	Per Share	Without Exercise of Option	With Full Exercise of Option
Public offering price	$25.00	$350,000,000	$402,500,000
Underwriting discount	$0.7875	$11,025,000	$12,678,750
Proceeds, before expenses, to us	$24.2125	$338,975,000	$389,821,250

In connection with the offering, the underwriters may purchase and sell shares of the Series C Preferred Stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option to purchase additional shares of the Series C Preferred Stock, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares of the Series C Preferred Stock than they are required to purchase in the offering.
•	“Covered” short sales are sales of shares of the Series C Preferred Stock in an amount up to the number of shares of the Series C Preferred Stock represented by the underwriters’ over-allotment option to purchase additional shares.
•	“Naked” short sales are sales of shares of the Series C Preferred Stock in an amount in excess of the number of shares of the Series C Preferred Stock represented by the underwriters’ over-allotment option to purchase additional shares.
•	Covering transactions involve purchases of shares of the Series C Preferred Stock either pursuant to the underwriters’ over-allotment option to purchase additional shares of the Series C Preferred Stock or in the open market after the distribution has been completed in order to cover short positions.
•	To close a naked short position, the underwriters must purchase shares of the Series C Preferred Stock in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of the Series C Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering.
•	To close a covered short position, the underwriters must purchase shares of the Series C Preferred Stock in the open market after the distribution has been completed or must exercise the over-allotment option to purchase additional shares of the Series C Preferred Stock. In determining the source of shares of the Series C Preferred Stock to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares of the Series C Preferred Stock so long as the stabilizing bids do not exceed a specified maximum.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of the Series C Preferred Stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares of the Series C Preferred Stock. As a result, the price of the shares of the Series C Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of the Series C Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued at any time without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. If we are unable to provide the required indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Affiliations

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us, our subsidiaries and our affiliates, for which they have in the past received, and may currently or in the future receive, fees and expenses. Additionally, certain of the underwriters and their affiliates may sell assets to us from time to time.

In addition, in the ordinary course of its business activities, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the shares of the Series C Preferred Stock will be made to investors on or about the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of the Series C Preferred Stock prior to the close of business on the second day before their delivery will be required, by virtue of the fact that the shares initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of the Series C Preferred Stock who wish to trade shares prior to the close of business on the second day before their delivery hereunder should consult their advisors.

Notice to Prospective Investors in Hong Kong

The shares of the Series C Preferred Stock may not be offered or sold in Hong Kong, by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong).

No advertisement, invitation or document relating to the shares of the Series C Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of the Series C Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares of the Series C Preferred Stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This prospectus supplement has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus supplement in Australia:

(a)	you confirm and warrant that you are either:
(i)	a “sophisticated investor” under Section 708(8)(a) or (b) of the Corporations Act;
(ii)	a “sophisticated investor” under Section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of Section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;
(iii)	a person associated with us under Section 708(12) of the Corporations Act; or
(b)	a “professional investor” within the meaning of Section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor
(c)	under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and
(d)	you warrant and agree that you will not offer any of the shares of the Series C Preferred Stock for resale in Australia within 12 months of the shares of the Series C Preferred Stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under Section 708 of the Corporations Act.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares of the Series C Preferred Stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of the Series C Preferred Stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Canadian Residents

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sidley Austin LLP, New York, New York will act as counsel to the underwriters. Sidley Austin LLP has represented us in the past and continues to represent us on a regular basis on a variety of matters.

EXPERTS

The consolidated financial statements of New Residential Investment Corp. and Subsidiaries appearing in New Residential Investment Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of New Residential Investment Corp. and Subsidiaries internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference and in the accompanying prospectus. The consolidated financial statements referred to above are incorporated herein by reference and in the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

NEW RESIDENTIAL INVESTMENT CORP.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
PURCHASE CONTRACTS
AND
PURCHASE UNITS

We may offer, issue and sell from time to time, together or separately, shares of our common stock; shares of our preferred stock, which we may issue in one or more series; depositary shares representing shares of our preferred stock; our debt securities, which may be senior, subordinated or junior subordinated debt securities; warrants to purchase debt or equity securities; subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities; purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; or purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet that will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents or directly to purchasers. These securities also may be resold by selling stockholders, whether owned on the date hereof or hereafter. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering and the identities of any selling stockholders. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

The New York Stock Exchange (the “NYSE”) lists our common stock under the trading symbol “NRZ” and our 7.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) under the trading symbol “NRZ PR A.”

Unless otherwise provided in the applicable prospectus supplement, in the event that we offer equity securities to the public, we intend to simultaneously grant to our manager, FIG LLC (our “Manager”), or to an affiliate of our Manager, an option with respect to a number of shares of our common stock equal to up to 10% of the aggregate number of equity securities being issued in such offering at an exercise price per share equal to the per-share offering price of such equity securities or as otherwise determined. These options will be settled in an amount of cash equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price, unless advance approval is made to settle the option in shares.

INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 1, 2019.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “NRZ,” “New Residential,” “we,” “our,” and “us” refer to New Residential Investment Corp. and its direct and indirect subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we or the selling stockholders may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings at an unspecified aggregate initial offering price.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely on the information contained or incorporated by reference in this prospectus. Neither we nor any selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling stockholder are making an offer to sell or soliciting an offer to buy securities in any jurisdiction where the offer or sale thereof is not permitted.

You should assume that the information in this prospectus is accurate as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that we or selling stockholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available on the Internet at the Commission’s website at http://www.sec.gov. Our filings with the Commission are also available free of charge at our website (www.newresi.com). The NYSE lists our common stock under the trading symbol “NRZ” and our Series A Preferred Stock under the trading symbol “NRZ PR A.”

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement through the Commission’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referring to these filed documents. Any information referenced this way is considered to be a part of this prospectus and any such information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this prospectus. We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have already filed with the Commission except that any information which is furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01) and not filed shall not be deemed incorporated by reference herein:

•	Annual Report on Form 10-K for the year ended December 31, 2018;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;
•	Current Reports on Form 8-K filed on February 22, 2019, March 15, 2019, April 15, 2019, May 24, 2019, June 18, 2019, June 26, 2019, July 2, 2019 and July 26, 2019;
•	The portions of our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed on April 11, 2019, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K;
•	The description of our common stock set forth in our Registration Statement on Form 10, as amended, filed on April 29, 2013, including any amendment or report filed for the purpose of updating such description; and
•	The description of our Series A Preferred Stock included in our Registration Statement on Form 8-A, filed on July 2, 2019, including any amendment or report filed for the purpose of updating such description.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to New Residential Investment Corp., 1345 Avenue of the Americas, 45th Floor, New York, New York, 10105, Attention: Investor Relations (telephone number (212) 479-3150 and email address ir@newresi.com). Our Commission filings are also available free of charge at our website (www.newresi.com). The information on or otherwise accessible through our website does not constitute a part of this prospectus or the accompanying prospectus supplement and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, our financing needs and the size and attractiveness of market opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations, cash flows or financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. As set forth more fully under the heading “Risk Factors” contained in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2018 and under the heading “Risk Factors” contained in Part II, Item 1A. in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which are incorporated by reference herein, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	reductions in the value of, or cash flows received from, our investments;
•	the quality and size of the investment pipeline and our ability to take advantage of investment opportunities at attractive risk-adjusted prices;
•	the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested;
•	our ability to deploy capital accretively and the timing of such deployment;
•	our counterparty concentration and default risks in Nationstar Mortgage LLC (“Nationstar”), Ocwen Financial Corporation (“Ocwen”), OneMain Holdings, Inc. (“OneMain”), Ditech Financial LLC (“Ditech”), PHH Mortgage Corporation (“PHH”) and other third parties;
•	events, conditions or actions that might occur at Nationstar, Ocwen, OneMain, Ditech, PHH and other third parties, as well as the continued effect of prior events;
•	a lack of liquidity surrounding our investments, which could impede our ability to vary our portfolio in an appropriate manner;
•	the impact that risks associated with subprime mortgage loans and consumer loans, as well as deficiencies in servicing and foreclosure practices, may have on the value of our mortgage servicing rights (“MSRs”), Excess MSRs, servicer advance investments, residential mortgage-backed securities (“RMBS”), residential mortgage loans and consumer loan portfolios;
•	the risks related to our acquisition of Shellpoint Partners LLC and ownership of entities that perform origination and servicing operations;
•	the risks that default and recovery rates on our MSRs, Excess MSRs, servicer advance investments, RMBS, residential mortgage loans and consumer loans deteriorate compared to our underwriting estimates;
•	changes in prepayment rates on the loans underlying certain of our assets, including, but not limited to, our MSRs or Excess MSRs;
•	the risk that projected recapture rates on the loan pools underlying our MSRs or Excess MSRs are not achieved;
•	servicer advances may not be recoverable or may take longer to recover than we expect, which could cause us to fail to achieve our targeted return on our servicer advance investments or MSRs;

•	impairments in the value of the collateral underlying our investments and the relation of any such impairments to our judgments as to whether changes in the market value of our securities or loans are temporary or not and whether circumstances bearing on the value of such assets warrant changes in carrying values;
•	the relative spreads between the yield on the assets in which we invest and the cost of financing;
•	adverse changes in the financing markets we access affecting our ability to finance our investments on attractive terms, or at all;
•	changing risk assessments by lenders that potentially lead to increased margin calls, not extending our repurchase agreements or other financings in accordance with their current terms or not entering into new financings with us;
•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;
•	the availability and terms of capital for future investments;
•	changes in economic conditions generally and the real estate and bond markets specifically;
•	competition within the finance and real estate industries;
•	the legislative/regulatory environment, including, but not limited to, the impact of the Dodd-Frank Act, U.S. government programs intended to grow the economy, future changes to tax laws, the federal conservatorship of Federal National Mortgage Association and Federal Home Loan Mortgage Corporation and legislation that permits modification of the terms of residential mortgage loans;
•	the risk that government sponsored enterprises or other regulatory initiatives or actions may adversely affect returns from investments in MSRs and Excess MSRs;
•	our ability to maintain our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and the potentially onerous consequences that any failure to maintain such qualification would have on our business;
•	our ability to maintain our exclusion from registration under the Investment Company Act of 1940 (the “1940 Act”) and the fact that maintaining such exclusion imposes limits on our operations;
•	the risks related to Home Loan Servicing Solutions liabilities that we have assumed;
•	the impact of current or future legal proceedings and regulatory investigations and inquiries;
•	the impact of any material transactions with our Manager or one of its affiliates, including the impact of any actual, potential or perceived conflicts of interest; and
•	effects of the completed merger of Fortress Investment Group LLC with affiliates of SoftBank Group Corp.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

NEW RESIDENTIAL INVESTMENT CORP.

General

New Residential is a publicly traded REIT focused on opportunistically investing in, and actively managing, investments primarily related to residential real estate. The NYSE lists our common stock under the trading symbol “NRZ” and our Series A Preferred Stock under the trading symbol “NRZ PR A.”

As of June 30, 2019, we conducted our business through the following segments: (i) servicing and originations, (ii) residential securities and loans, (iii) consumer loans and (iv) corporate.

We seek to drive strong risk-adjusted returns primarily through investments in the U.S. residential real estate market, which at times incorporate the use of leverage. We generally target assets that generate significant current cash flows and/or have the potential for meaningful capital appreciation. Our investment guidelines are purposefully broad to enable us to make investments in a wide array of assets in diverse markets, including non-real estate related assets such as consumer loans. We expect our asset allocation and target assets to change over time depending on the types of investments our Manager identifies and the investment decisions our Manager makes in light of prevailing market conditions.

Our Manager

We are externally managed by our Manager, an affiliate of Fortress Investment Group LLC (“Fortress”). We are able to draw upon the long-standing expertise and resources of Fortress, a global investment management firm. Pursuant to the terms of our management agreement with our Manager, our Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. For its services, our Manager is entitled to an annual management fee and is eligible to receive incentive compensation, depending upon our performance.

Our Corporate Information

Our principal executive offices are located at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. Our telephone number is (212) 479-3150. Our web address is www.newresi.com. The information on or otherwise accessible through our website does not constitute a part of this prospectus or the accompanying prospectus supplement and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in any prospectus supplement as well as under the heading “Risk Factors” contained in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2018 and under the heading “Risk Factors” contained in Part II, Item 1A. in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment. See “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from any sale of securities for general corporate purposes, which may include funding one or more acquisitions in whole or in part. We may provide additional information on the use of the net proceeds from any sale of securities in an applicable prospectus supplement or other offering materials relating to the securities.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling stockholder. We may pay expenses in connection with sales by selling stockholders.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank, National Association. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;
•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date would be linked, will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or to another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or to a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. These descriptions may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are filed with the Commission as exhibits to the registration statement of which this prospectus is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depository, the depository or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depository or its nominee. Persons who hold beneficial interests in our shares through a depository will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depository or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depository or its nominee. Owners of beneficial interests in those shares will have to look solely to the depository with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depository, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depository.

Authorized Capital Stock

Our authorized capital stock consists of:

•	2,000,000,000 shares of common stock, par value $0.01 per share; and
•	100,000,000 shares of preferred stock, par value $0.01 per share, 6,210,000 of which are shares of Series A Preferred Stock.

As of August 1, 2019, 415,520,780 shares of our common stock and 6,210,000 shares of our Series A Preferred Stock were issued and outstanding. All the outstanding shares of our common stock and our Series A Preferred Stock are fully paid and non-assessable.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock issued pursuant to this prospectus will be validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;
•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or
•	delaying, deferring or preventing a change of control of us.

Description of Series A Preferred Stock

On July 2, 2019, we filed a certificate of designations (the “Series A Certificate of Designations”) with the Secretary of State of the State of Delaware to designate 6,210,000 shares of our authorized preferred stock, par value $0.01 per share, as shares of “7.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” with the powers, designations, preferences and other rights as set forth therein. The Series A Certificate of Designations became effective upon filing on July 2, 2019 and is incorporated herein by reference. On July 2, 2019, we issued 6,210,000 shares of the Series A Preferred Stock, all of which remain outstanding as of August 1, 2019. The Series A Preferred Stock is listed on the NYSE under the trading symbol “NRZ PR A.”

Ranking. The Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to all classes or series of our common stock and to all other equity securities issued by us that expressly indicate are subordinated to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (ii) on a parity with all equity securities issued by us other than the equity securities referred to in clauses (i) and (iii); (iii) junior to all equity securities issued by us and approved by at least two-thirds of the outstanding shares of the Series A Preferred Stock with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and other liabilities and to all indebtedness, other liabilities and preferred equity of our existing subsidiaries and any future subsidiaries.

Dividends. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of our funds legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series A Preferred Stock from and including July 2, 2019 to, but excluding, August 15, 2024 (the “Fixed Rate Period”) is at the rate of 7.50% of the $25.00 liquidation preference per share of the Series A Preferred Stock per annum. On and after August 15, 2024 (the “Floating Rate Period”), dividends on the Series A Preferred Stock accumulate at a percentage of the $25.00 liquidation preference per share of the Series A Preferred Stock equal to an annual floating rate of the three-month LIBOR plus a spread of 5.802%. Dividends on the Series A Preferred Stock accumulate daily and are cumulative from, and including, July 2, 2019 and are payable quarterly in arrears on or about the 15th day of each February, May, August and November (each, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day and no interest, additional dividends or other sums accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding business day. Dividends payable for any dividend period during the Fixed Rate Period are calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any dividend period during the Floating Rate Period are calculated on the basis of a 360-day year and the number of days actually elapsed in such dividend period. Dividends are payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which is the first day of the calendar month, whether or not a business day, in which the applicable Dividend Payment Date falls. The dividends payable on any Dividend Payment Date include dividends accumulated to, but excluding, such Dividend Payment Date.

Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may lawfully issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of twenty-five dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that we may issue that ranks junior to or on parity with the Series A Preferred Stock as to liquidation rights.

Redemption. The Series A Preferred Stock is not redeemable by us prior to August 15, 2024, except under circumstances intended to preserve our qualification as a REIT for federal income tax purposes and except upon the occurrence of a Change of Control (as defined in the Series A Certificate of Designations). On and after August 15, 2024, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of twenty-five dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of twenty-five dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest.

Maturity. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) we decide to redeem or otherwise repurchase the Series A Preferred Stock or (ii) the Series A Preferred Stock becomes convertible and is actually converted in connection with a Change of Control by the holders of Series A Preferred Stock.

Voting Rights. Holders of the Series A Preferred Stock do not have any voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting together as a class with all other classes or series of preferred stock that we have issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends that we owe on the Series A Preferred Stock, subject to certain limitations. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions.

Conversion. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (subject to our election to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined in the Series A Certificate of Designations)) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock determined by a formula, in each case, on the terms and subject to the conditions described in the Series A Certificate of Designations, including provisions for the receipt, under specified circumstances, of alternative consideration.

Restrictions on Ownership and Transfer of Capital Stock

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for each taxable year beginning after December 31, 2013, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Our certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Pursuant to our certificate of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit.

Our certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including through ownership that results in our owning (actually or constructively) an interest in a tenant as described in Section 856(d)(2)(B) of the Code) and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such conditions, representations and undertakings as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our certificate of incorporation, our certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trust may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owned by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our certificate of incorporation.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

The NYSE lists our common stock under the trading symbol “NRZ” and our Series A Preferred Stock under the trading symbol “NRZ PR A.”

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion

If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted.
•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time; and
•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;
•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;
•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;
•	the extent to which the subscription rights are transferable;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the Commission if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the Commission if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING STOCKHOLDERS

Information about selling stockholders, when applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Commission under the Exchange Act which are incorporated by reference into this prospectus.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws

The following is a summary of certain provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The statements below are in all respects subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay, defer or prevent a transaction that would cause a change in our control. Our certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2020, 2021 and 2022, respectively. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.

Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the then issued and outstanding shares of our capital stock entitled to vote in the election of directors.

Pursuant to our certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “Description of Capital Stock—Preferred Stock.” Our bylaws do not provide our stockholders with the ability to call a special meeting of the stockholders.

Ability of Our Stockholders to Act

Our certificate of incorporation and bylaws do not permit our stockholders to call special stockholders meetings. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our certificate of incorporation and bylaws also prohibits our stockholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our stockholders.

Our bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders,
•	intentional misconduct or a knowing violation of law;
•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or
•	any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation.

These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under our certificate of incorporation, to the extent permitted by law:

•	Fortress and Fortress’s affiliates and their permitted transferees have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;
•	if Fortress and Fortress’s affiliates and their permitted transferees or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;
•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
•	in the event that any of our directors and officers who is also a director, officer or employee of Fortress or Fortress’s affiliates or their permitted transferees acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress, or its affiliates, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax consequences generally applicable to an investment in common stock of New Residential. This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities, warrants or other securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “New Residential,” “we,” “our” and “us” mean only New Residential Investment Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated and references to Newcastle refer to Newcastle Investment Corp. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate New Residential and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	partnerships and trusts;
•	persons who hold our stock on behalf of another person as a nominee;
•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	U.S. expatriates;
•	persons whose functional currency is not the U.S. dollar;
•	persons subject to the mark-to-market method of accounting for their securities;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements (within the meaning of Section 451(b)(3) of the Code);
•	persons who own (actually or constructively) more than 10% of our stock;

and, except to the extent discussed below:

•	tax-exempt organizations; and
•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion, a domestic holder is a stockholder of New Residential that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.,
•	a corporation created or organized in the U.S. or under the laws of the U.S., or of any state thereof, or the District of Columbia,
•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or
•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a stockholder of New Residential that is neither a domestic holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OUR COMMON STOCKHOLDERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OR DISPOSING OF OUR COMMON STOCK WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. FOR EXAMPLE, A STOCKHOLDER THAT IS A PARTNERSHIP OR TRUST WHICH HAS ISSUED AN EQUITY INTEREST TO CERTAIN TYPES OF TAX EXEMPT ORGANIZATIONS MAY BE SUBJECT TO A SPECIAL ENTITY-LEVEL TAX IF WE MAKE DISTRIBUTIONS ATTRIBUTABLE TO “EXCESS INCLUSION INCOME.” SEE “—TAXATION OF NEW RESIDENTIAL—TAXABLE MORTGAGE POOLS AND EXCESS INCLUSION INCOME” BELOW. A SIMILAR TAX MAY BE PAYABLE BY PERSONS WHO HOLD OUR STOCK AS NOMINEE ON BEHALF OF SUCH A TAX EXEMPT ORGANIZATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK.

Private Letter Ruling Regarding Our Excess MSRs

We have received from the IRS a private letter ruling substantially to the effect that our Excess MSRs represent interests in mortgages on real property and thus are qualifying “real estate assets” for purposes of the 75% REIT asset test (as described below), which generate income that qualifies as interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test (as described below). The ruling is based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and Newcastle have made to the IRS (including factual representations and statements relating to the terms and conditions of our Excess MSR investments and our future actions). Although a private letter ruling from the IRS is generally binding on the IRS, if any of the representations or statements that we have made in connection with the private letter ruling, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, no assurance can be given as to the status of such Excess MSR investment for purposes of the REIT asset and income tests.

The remainder of this discussion assumes that we are able to rely on the private letter ruling.

Taxation of New Residential

We have elected to be treated as a REIT commencing with our taxable year ended December 31, 2013, and intend to continue to operate in such a manner that will allow us to qualify for taxation, as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel. In connection with this prospectus, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification as a REIT under the Code, and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of tax counsel will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued, and will not cover subsequent periods. Tax counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Tax counsel’s opinion relies on a separate opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding Newcastle’s organization and operation as a REIT (the “Newcastle Opinion”), as well as certain other legal opinions issued by other counsel to New Residential with respect to certain issues and transactions. The Newcastle Opinion, in turn, relies upon various legal opinions issued by other counsel for Newcastle and its predecessors, including Sidley Austin LLP and Thacher Proffitt & Wood LLP, with respect to certain issues and transactions.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by tax counsel. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Most domestic holders that are individuals, trusts or estates will be taxed on corporate dividends at a reduced maximum rate. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income. However, for taxable years that begin before January 1, 2026, stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including dividends that are eligible for the reduced rates applicable to

“qualified dividend income” or treated as capital gain dividends), subject to certain limitations. See “—Taxation of Stockholders—Taxation of Taxable Domestic Holders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

Even if we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.
•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit (“REMIC”)), we could be subject to corporate level U.S. federal income tax at the highest applicable rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.
•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.
•	If we should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.
•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”
•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s length terms.
•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during a period of five years following their acquisition from the subchapter C corporation.

•	The earnings of any subsidiary that is a subchapter C corporation, including any TRS, may be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of other taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);
(7)	which meets other tests described below, including with respect to the nature of its income and assets; and
(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2013). Our certificate of incorporation provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax.

If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Affiliated Partnerships.”

If we are a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that we wholly own, either directly or through one or more other qualified REIT subsidiaries or disregarded entities. Other entities that are wholly owned by us (either directly or through other disregarded entities), including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of

TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we could use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions. We also use a TRS to earn income related to servicer advances and MSRs (other than certain Excess MSRs) and to hold certain other assets.

The deductibility of interest paid or accrued by a TRS to its parent REIT could be limited under the Code. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on certain transactions involving a TRS and its parent REIT that are not conducted on an arm’s-length basis. We intend that all of our transactions with any TRS will be conducted on an arm’s-length basis.

We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 20% of our assets. In general, we intend that real property, loans or other assets that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be sold by a TRS. We anticipate that the TRS through which any such sales are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS may in general mark all the loans it holds on the last day of each taxable year to their market value, and may recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, the TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including, generally, certain Agency RMBS and certain types of MBS), “rents from real property,” dividends received from other REITs, and gains from the sale of real property, mortgages on real property, and shares in other REITs, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See “—Derivatives and Hedging Transactions” below.

As described above, we have received a private letter ruling from the IRS substantially to the effect that interest received by us from our Excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test. Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions of the private letter ruling, or any of the representations or statements that we have made in connection therewith, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, no assurance can be given as to the status of such Excess MSR investment for purposes of the 75% gross income test.

We invest in RMBS whose principal and interest payments are guaranteed by a U.S. Government agency, such as Ginnie Mae, or a GSE that are pass-through certificates. We expect that these agency pass-through certificates will be treated as interests in grantor trusts for U.S. federal income tax purposes. We will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed below. We also may invest in collateralized mortgage obligations (“CMOs”) representing interests in pass-through certificates or RMBS that are not issued or guaranteed by a U.S. Government agency or a GSE. We expect that our investments in CMOs and Non-Agency RMBS will be treated as interests in REMICs for U.S. federal income tax purposes. In the case of CMOs and RMBS treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests described above.

If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the stockholder of the related REMIC securities. We expect that substantially all of our income from agency mortgage investments, RMBS, and other mortgage loans will be qualifying income for purposes of the REIT gross income tests. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

To the extent that we hold mortgage participations or MBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and, consequently, the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment. Our ability to invest in those assets may be limited by our intention to qualify as a REIT.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income generally will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In certain cases, personal property collateral securing a loan that we hold may be treated as real property for purposes of the foregoing rules. In addition, in certain cases (unless a safe harbor applies pursuant to IRS guidance), the modification of a debt instrument could result in the conversion of the interest paid on the instrument from qualifying income to wholly or partially non-qualifying income, which may require that we dispose of the debt instrument or contribute it to our TRS in order to satisfy the income tests described above. Moreover, the IRS has taken the position that, for purposes of the REIT income tests, the principal amount of a loan is equal to its face amount, even in situations where the loan was acquired at a significant discount. Under this position, a portion of the income generated by the instrument would not qualify for purposes of the 75% gross income test in cases where the underlying real property has declined in value. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

We have purchased and sold Agency RMBS through TBA securities and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. For a particular taxable year, we would treat income and gains from such TBAs as qualifying income for purposes of the 75% gross income test, to the extent set forth in an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of such TBAs should be treated as gain from the sale or disposition of the underlying Agency RMBS. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS would not successfully challenge the conclusions set forth in such opinions. In addition, any opinion of Skadden, Arps, Slate, Meagher & Flom LLP would be based on various assumptions relating to such TBAs and would be conditioned upon fact-based representations and covenants made by our management regarding such TBAs. No assurance can be given that the IRS would not assert that such income is not qualifying income. If the IRS were to successfully challenge any conclusion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.

We have invested in consumer loans. Our investments in consumer loans generally will not generate qualifying gross income for purposes of the 75% gross income test. However, to the extent the investments are purchased with new capital, such investments will generate qualifying gross income for purposes of both the 75% and 95% gross income tests for one year following the receipt of such new capital. Accordingly, our ability to make and retain ownership of these kinds of investments may be limited.

Because the status of investments in servicer advances for purposes of the REIT income tests is uncertain, we intend to hold some or all of such investments and the related other cash flows through one or more TRSs, and, consequently, our ability to make such investments may be limited.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property, where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We may hold certain participation interests, including B-Notes, in mortgage loans and other instruments. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We intend that any participation interests in which we may invest will qualify as real estate assets for purposes of the REIT asset tests described below, and that any interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT, if we were to invest in such participation interests. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received by us, if any, to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain specified risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and the 95% gross income tests (i.e., will be excluded from both the numerator and the denominator), provided that specified requirements are met, including the requirement that the instrument be properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will generally not be qualifying income for either the 95% or 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, and leasehold interests in real property (and certain ancillary personal property), stock of other corporations that qualify as REITs, some kinds of MBS and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets, securities of TRSs, and qualified REIT subsidiaries and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

The Code provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

As described above, we have received a private letter ruling from the IRS substantially to the effect that our Excess MSRs represent interests in mortgages on real property and thus are qualifying “real estate assets” for purposes of the 75% REIT asset test.

Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions of the private letter ruling, or any of the representations or statements that we have made in connection therewith, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, no assurance can be given as to the status of such Excess MSR investment for purposes of the 75% asset test.

We invest in RMBS whose principal and interest payments are guaranteed by a U.S. Government agency, such as Ginnie Mae, or a GSE, that are pass-through certificates. We expect that these agency pass-through certificates will be treated as interests in grantor trusts for U.S. federal income tax purposes. We will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust.

We also may invest in CMOs representing interests in agency pass-through certificates and RMBS that are not issued or guaranteed by a U.S. Government agency or a GSE. We expect that our investments in CMOs and Non-Agency RMBS will be treated as interests in REMICs for U.S. federal income tax purposes. Such interests will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests.

To the extent that we hold mortgage participations or MBS that do not represent REMIC interests, such assets may not qualify as real estate assets, depending upon the circumstances and the specific structure of the investment. Our ability to invest in those assets may be limited by our intention to qualify as a REIT.

In addition, in certain cases (unless a safe harbor applies pursuant to IRS guidance), the modification of a debt instrument or, potentially, an increase in the value of a debt instrument that we acquired at a significant discount, could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to satisfy the asset tests described above.

We have purchased and sold Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. For a particular taxable year, we would treat such TBAs as qualifying assets for purposes of the 75% asset test, to the extent set forth in an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of the underlying Agency RMBS. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS would not successfully challenge the conclusions set forth in such opinions. In addition, any opinion of Skadden, Arps, Slate, Meagher & Flom LLP would be based on various assumptions relating to such TBAs and would be conditioned upon fact-based representations and covenants made by our management regarding such TBAs. No assurance can be given that the IRS would not assert that such assets are not qualifying assets. If the IRS were to successfully challenge any conclusion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our assets consists of TBAs.

We have invested in consumer loans. Our investments in consumer loans generally will not be qualifying real estate assets for purposes of the 75% asset test. However, to the extent the investments are purchased with new capital, such investments will be qualifying real estate assets for purposes of the 75% asset test for one year following the receipt of such new capital. Accordingly, our ability to make and retain ownership of these kinds of investments may be limited.

Because the status of investments in servicer advances for purposes of the REIT asset tests is uncertain, we intend to hold some or all of such investments and the related other cash flows through a TRS, and, consequently, our ability to make such investments may be limited.

If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate, without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. holders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements. We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

We have entered into sale and repurchase agreements under which we nominally sell certain of our Agency RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we are treated for REIT asset and income test purposes as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we do not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Independent valuations have not been obtained to support our conclusions as to the value of all of our assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Code contains a number of relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below. No assurance can be given that we would qualify for relief under those provisions.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of
(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(2)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. If we cease to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Holders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, or the actual payment of deductible expenses and (b) our inclusion of items in income or deduction, as applicable, for U.S. federal income tax purposes. For example, the Code contains various limitations on the deductibility of interest and other expenses and various rules that may accelerate income before the receipt of cash. Other potential sources of non-cash taxable income include:

•	Excess MSRs,
•	loans or MBS held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash,
•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash,
•	real estate securities that are financed through securitization structures, and
•	“residual interests” in REMICs or taxable mortgage pools.

Based on IRS guidance concerning the classification of Excess MSRs, we intend to treat our Excess MSRs as ownership interests in the interest payments made on the underlying pool of mortgage loans, akin to an “interest only” strip. Under this treatment, for purposes of determining the amount and timing of taxable income, each Excess MSR is treated as a bond that was issued with original issue discount on the date we acquired such Excess MSR. In general, we will be required to accrue original issue discount based on the constant yield to maturity of each Excess MSR, and to treat such original issue discount as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an Excess MSR will be determined, and we will be taxed based on, a prepayment assumption regarding future payments due on the mortgage loans underlying the Excess MSR. If the mortgage loans underlying an Excess MSR prepay at a rate different than that under the prepayment assumption, our recognition of original issue discount will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, we may be required to accrue an amount of income in respect of an Excess MSR that exceeds the amount of cash collected in respect of that Excess MSR. Furthermore, it is possible that, over the life of the investment in an Excess MSR, the total amount we pay for, and accrue with respect to, the Excess MSR may exceed the total amount we collect on such Excess MSR. No assurance can be given that we will be entitled to an ordinary loss or deduction for such excess, meaning that we may not be able to use any such loss or deduction to offset original issue discount recognized with respect to our Excess MSRs or other ordinary income recognized by us. As a result of this potential mismatch in character between the income and losses generated by our Excess MSRs, our REIT taxable income may be higher than it otherwise would have been in the absence of that mismatch, in which case we would be required to distribute larger amounts to our stockholders in order to maintain our status as a REIT.

Other debt instruments that we may acquire, including consumer loans, may be issued with, or treated as issued with, original issue discount. Those instruments would generally be subject to similar original issue discount accrual and income computations as those described above with regard to Excess MSRs.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. If we so elect, accrued market discount will be recognized as taxable income over our holding period in the instrument in advance of the receipt of cash. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

In addition, we may acquire debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis.

Moreover, in the event that any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

Differences in timing between the recognition of taxable income and the actual receipt of cash could require us to (i) sell assets, (ii) borrow funds on a short-term or long-term basis, or (iii) pay dividends in the form of taxable in-kind distributions of property, to meet the 90% distribution requirement. Alternatively, we may declare a taxable distribution payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such distribution may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the distribution paid in stock will be equal to the amount of cash that could have been received instead of stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic holders that are individuals, trusts and estates would generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status would have also applied to us if Newcastle failed to qualify as a REIT for its taxable years ending on or before December 31, 2014, and if we were treated as a successor to Newcastle for U.S. federal income tax purposes. Although Newcastle represented to us in the separation and distribution agreement executed in connection with the spin-off that it had no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT, and covenanted to use its reasonable best efforts to maintain its REIT status for each of Newcastle’s taxable years ending on or before December 31, 2014, and, in accordance with the Newcastle Opinion, we believe that Newcastle maintained its REIT status for such years, no assurance can be given in that regard. Although, in the event of a breach, we may be able to seek damages from Newcastle, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Newcastle failed to qualify as a REIT despite its reasonable best efforts, we would have no claim against Newcastle.

Prohibited Transactions

Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, including short positions in TBA contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) will not constitute gross income for purposes of the 75% or 95% gross income test if we properly identify the transaction as specified in applicable Treasury regulations and we enter into such transaction (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that we hedge in certain other situations, the resultant income may be treated as income that does not qualify under the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,
•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,
•	the entity has issued debt obligations (liabilities) that have two or more maturities, and
•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that are classified as TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,
•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and
•	results in the application of U.S. federal income tax withholding at the maximum rate, without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. holders.

See “—Taxation of Stockholders.” Under IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate. In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “—Taxation of New Residential—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “—Taxation of New Residential—Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Taxation of New Residential—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “—Taxation of New Residential—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

New Partnership Audit Rules

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and may be affected by future regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult with their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Taxation of Stockholders

Taxation of Taxable Domestic Holders

Distributions. As a REIT, the distributions that we make to our taxable domestic holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic holders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),
•	dividends received by the REIT from TRSs or other taxable C corporations, or
•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin before January 1, 2026, stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends, as described below, or dividends eligible for the reduced rates applicable to “qualified dividend income,” as described above), subject to certain limitations. Under final regulations recently issued by the Internal Revenue Service, in order to qualify for this deduction with respect to a dividend on shares of our common stock, a shareholder must hold such shares for more than

45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a shareholder’s holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares). Shareholders are urged to consult their tax advisors as to their ability to claim this deduction.

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of New Residential—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of stockholders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated first to distributions with respect to our preferred stock, and then to distributions with respect to our common stock, in each case on a pro rata basis.

In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of New Residential—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses generally affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Taxation of New Residential—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of New Residential Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to reduced maximum U.S. federal income tax rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses. Capital losses are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends received from us and capital gains from the sale or other disposition of our stock.

Taxation of Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. This discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that stockholder’s share of our excess inclusion income. See “—Taxation of New Residential—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at the same rates and in the same manner as domestic holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, although it is not currently anticipated that our stock will constitute a USRPI, we cannot assure you that our stock will not become a USRPI.

Capital Gain Dividends. Under FIRPTA, a dividend that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and (2) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of New Residential Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our stock, as described in the Code). We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our stock at all times during a specified testing period. Our common stock is, and we expect that it will continue to be publicly traded.

In addition, if a non-U.S. holder disposes of such common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such non-U.S. holder acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Special FIRPTA Rules. Recently enacted amendments to FIPRTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. stockholders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.

Non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Withholding Rules. Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the U.S. at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of New Residential—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state and local tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our stock or other securities.

ERISA CONSIDERATIONS

A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any substantially similar federal, state, local or non-U.S. law. ERISA and the Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA that are subject to Title I of ERISA,
•	plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts and Keogh Plans,
•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities including, without limitation, insurance company general accounts (each of the foregoing, a “Plan”), and
•	persons who have certain specified relationships to a Plan described as “parties in interest” under ERISA and “disqualified persons” under the Internal Revenue Code.

Prohibited Transactions

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the Code prohibit certain transactions involving “plan assets” between a Plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

The direct or indirect purchase of the securities from New Residential, and the acquisition and holding of securities that constitute debt of New Residential, by a Plan with respect to which we are party in interest or a disqualified person could be treated as or give rise to a prohibited transaction under ERISA or the Code. There are, however, a number of statutory and administrative exemptions that potentially could be applicable to a Plan’s investment in the securities, including: (i) the statutory exemption under Section 408 (b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with non-fiduciary service providers; (ii) Prohibited Transaction Class Exemption (“PTCE”) 84-14 for certain transactions determined by independent “qualified professional asset managers”; (iii) PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; (iv) PTCE 91-38 for certain transactions involving bank collective investment funds; (v) PTCE 96-23 for certain transactions determined by “in-house asset managers”; and (vi) PTCE 95-60 for certain transactions involving insurance company general accounts. The applicability of the above-described exemptions, or any other exemption, depend upon the facts and circumstances of any transaction, and there can be no assurance that any of these exemptions or any other exemption will be available with respect to any particular acquisition or other transaction involving the securities.

The Plan Assets Regulation

Under 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), a Plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity and no exception under the Plan Asset Regulation is applicable. In that event, the operations of such an entity could result in prohibited transactions under ERISA and the Code.

Under the Plan Assets Regulation, if a Plan acquires a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of the investing Plan as a result of such acquisition. A publicly-offered security is a security that:

•	is freely transferable,
•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and
•	is either:
(i)	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or
(ii)	sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

Treatment of our Common Stock as “Publicly-Offered Securities”

Our common stock currently meets the above criteria and it is anticipated that shares of our common stock will continue to meet the criteria of publicly-offered securities.

The applicability of the “publicly-offered securities” exception or another exception under the Plan Assets Regulation to other securities registered on the registration statement of which this prospectus forms a part will be discussed in the applicable prospectus supplement.

Governmental, Foreign and Church Plans

Governmental plans (as defined in Section 3(32) of ERISA), foreign plans (as described in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. Such plans may, however, be subject to other federal, state, local or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code. In addition, any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code. Fiduciaries of such plans should consult with their counsel before purchasing any of the securities.

General Investment Considerations

Prospective fiduciaries of a Plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account, insurance company separate account or collective investment fund) considering the purchase of the securities (including any interest in a security) should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making an investment in the securities with respect to their specific circumstances. Each Plan fiduciary should (to the extent applicable to the fiduciary) take into account, among other considerations:

•	whether the Plan’s investment could give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code,
•	whether the fiduciary has the authority to make the investment,
•	the composition of the Plan’s portfolio with respect to diversification by type of asset,
•	the Plan’s funding objectives,
•	the tax effects of the investment,
•	whether our assets would be considered plan assets, and
•	whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the Plan taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The discussion of ERISA and Section 4975 of the Code contained herein is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings, and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE SECURITIES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL, FOREIGN OR CHURCH PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) SHOULD CONSULT WITH ITS OWN LEGAL, TAX AND ERISA ADVISERS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT. EACH SUCH INVESTOR, BY ACQUIRING ANY OF THE SECURITIES REGISTERED ON THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART SHALL BE DEEMED TO REPRESENT THAT ITS ACQUISITION OF SUCH SECURITIES DOES NOT CONSTITUTE AND WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION OF ANY SUBSTANTIAL SIMILAR FEDERAL, STATE, LOCAL OR NON-U.S. LAW.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers; or
•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;
•	sell securities short and redeliver such shares to close out our short positions;
•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or
•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:

•	on a national securities exchange;
•	in the over-the-counter market; or
•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchange or markets on which the securities may be listed; and
•	other material terms of the offering.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

In addition to selling its securities under this prospectus, a selling stockholder may:

•	transfer its equity securities in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;
•	sell its equity securities under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or
•	sell its equity securities by any other legally available means.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of New Residential Investment Corp. and Subsidiaries appearing in New Residential Investment Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of New Residential Investment Corp. and Subsidiaries’ internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

14,000,000 Shares

New Residential Investment Corp.

6.375% Series C Fixed-to-Floating Rate Cumulative
Redeemable Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Securities
J.P. Morgan
 Morgan Stanley
RBC Capital Markets
UBS Investment Bank
Keefe, Bruyette & Woods
            A Stifel Company
Citigroup

Co-Managers

 B. Riley FBR
BTIG
Credit Suisse
Raymond James
Wedbush Securities

February 11, 2020